Execution Version

Exhibit 10.1
$700,000,000.00 REVOLVING CREDIT FACILITY

FIRST AMENDED AND RESTATED CREDIT AGREEMENT
by and among
BIG LOTS STORES, INC. and BIG LOTS, INC.,
as Borrowers,
THE DESIGNATED BORROWERS FROM TIME TO TIME PARTY HERETO,
THE GUARANTORS PARTY HERETO,
THE BANKS PARTY HERETO,
PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent,
PNC CAPITAL MARKETS LLC,
as a Joint Lead Arranger and as the Sole Bookrunner,
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Joint Syndication Agent and as a Joint Lead Arranger,
U.S. BANK NATIONAL ASSOCIATION,
as a Joint Syndication Agent and as a Joint Lead Arranger,
BRANCH BANKING AND TRUST COMPANY,
as a Joint Syndication Agent and as a Joint Lead Arranger,
THE HUNTINGTON NATIONAL BANK,
as a Co-Documentation Agent,
BANK OF AMERICA, N.A.,
as a Co-Documentation Agent,
FIFTH THIRD BANK,
as a Co-Documentation Agent, and
MUFG BANK, LTD.,
as a Co-Documentation Agent

Dated August 31, 2018

CUSIP #08930FAA2

219962390

TABLE OF CONTENTS

				Page
1.	CERTAIN DEFINITIONS			1
	1.1	Certain Definitions.		1
	1.2	Construction.		32
		1.2.1.	Number; Inclusion.	32
		1.2.2.	Determination.	32
		1.2.3.	Administrative Agent's Discretion and Consent.	32
		1.2.4.	Documents Taken as a Whole.	32
		1.2.5.	Headings.	33
		1.2.6.	Implied References to this Agreement.	33
		1.2.7.	Persons.	33
		1.2.8.	Modifications to Documents.	33
		1.2.9.	From, To and Through.	33
		1.2.10.	Shall; Will.	33
		1.2.11.	Time.	33
		1.2.12.	Currency Calculations.	33
	1.3	Accounting Principles.		34
2.	REVOLVING CREDIT AND SWING LOAN FACILITIES			34
	2.1	Revolving Credit Commitments; Optional Currency Loans.		34
		2.1.1.	Revolving Credit Loans; Optional Currency Loans.	34
		2.1.2.	Swing Loan Commitment.	35
	2.2	Nature of Banks' Obligations with Respect to Revolving Credit Loans.		35
	2.3	Commitment Fees.		35
	2.4	Termination or Reduction of Revolving Credit Commitments.		36
	2.5	Revolving Credit Loan Requests; Swing Loan Requests.		36
		2.5.1.	Revolving Credit Loan Requests.	36
		2.5.2.	Swing Loan Requests.	37
	2.6	Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans.		37
		2.6.1.	Making Revolving Credit Loans.	37
		2.6.2.	Presumptions by the Administrative Agent.	38
		2.6.3.	Making Swing Loans.	38
		2.6.4.	Repayment of Revolving Credit Loans.	38
		2.6.5.	Borrowings to Repay Swing Loans.	38
		2.6.6.	Swing Loans Under Cash Management Agreements.	39
	2.7	Notes.		39
	2.8	Use of Proceeds.		39
	2.9	Letter of Credit Subfacility.		39
		2.9.1.	Issuance of Letters of Credit.	39
		2.9.2.	Letter of Credit Fees.	41

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		2.9.3.	Disbursements, Reimbursement.	41
		2.9.4.	Repayment of Participation Advances.	42
		2.9.5.	Documentation.	43
		2.9.6.	Determinations to Honor Drawing Requests.	43
		2.9.7.	Nature of Participation and Reimbursement Obligations.	43
		2.9.8.	Indemnity.	45
		2.9.9.	Liability for Acts and Omissions.	45
		2.9.10.	Issuing Bank Reporting Requirements.	46
	2.10	Defaulting Banks.		46
	2.11	Increase in Commitments.		48
		2.11.1.	Increasing Banks and New Banks.	48
		2.11.2.	Treatment of Outstanding Loans and Letters of Credit.	50
	2.12	Utilization of Commitments in Optional Currencies.		50
		2.12.1.	Periodic Computations of Dollar Equivalent Amounts of Revolving Credit Loans that are Optional Currency Loans; Repayment in Same Currency	50
		2.12.2.	Notices from Banks That Optional Currencies Are Unavailable to Fund New Loans	51
		2.12.3.	Notices From Banks That Optional Currencies Are Unavailable to Fund Renewals of the LIBOR Rate Option.	51
		2.12.4.	European Monetary Union.	51
		2.12.5.	Requests for Additional Optional Currencies.	52
	2.13	Designated Borrowers.		52
3.	[RESERVED].			53
4.	INTEREST RATES			53
	4.1	Interest Rate Options.		53
		4.1.1.	Revolving Credit Interest Rate Options; Swing Line Interest Rate.	54
		4.1.2.	Rate Calculations; Rate Quotations.	55
	4.2	Interest Periods.		55
		4.2.1.	Amount of Borrowing Tranche.	55
		4.2.2.	Renewals.	55
		4.2.3.	No Conversion of Optional Currency Loans.	55
	4.3	Interest After Default.		55
		4.3.1.	Letter of Credit Fees, Interest Rate.	55
		4.3.2.	Other Obligations.	55
		4.3.3.	Acknowledgment.	55
	4.4	LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available.		56
		4.4.1.	Unascertainable.	56
		4.4.2.	Illegality; Increased Costs; Deposits Not Available.	56
		4.4.3.	Administrative Agent's and Bank's Rights.	56
	4.5	Selection of Interest Rate Options.		57
	4.6	Successor LIBOR Rate Index.		57
5.	PAYMENTS			58

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	5.1	Payments.		58
	5.2	Pro Rata Treatment of Banks.		59
	5.3	Sharing of Payments by Banks.		59
	5.4	Presumptions by Administrative Agent.		60
	5.5	Interest Payment Dates.		60
	5.6	Voluntary Prepayments.		60
		5.6.1.	Right to Prepay.	60
		5.6.2.	Replacement of a Bank.	61
		5.6.3.	Designation of a Different Lending Office.	62
	5.7	Mandatory Prepayments.		62
		5.7.1.	Reduction of Revolving Credit Commitments.	62
		5.7.2.	Currency Fluctuations.	62
		5.7.3.	Application among Interest Rate Options.	63
	5.8	Increased Costs.		63
		5.8.1.	Increased Costs Generally.	63
		5.8.2.	Capital Requirements.	64
		5.8.3.	Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans.	64
		5.8.4.	Delay in Requests.	64
	5.9	Taxes.		65
		5.9.1.	Payments Free of Taxes.	65
		5.9.2.	Payment of Other Taxes by the Borrowers.	65
		5.9.3.	Indemnification.	65
		5.9.4.	Evidence of Payments.	66
		5.9.5.	Status of Banks.	66
		5.9.6.	Treatment of Certain Refunds and Credits.	68
	5.10	Indemnity.		69
	5.11	Settlement Date Procedures.		69
	5.12	Currency Conversion Procedures for Judgments.		70
	5.13	Indemnity in Certain Events.		70
6.	REPRESENTATIONS AND WARRANTIES			70
	6.1	Representations and Warranties.		70
		6.1.1.	Organization and Qualification.	70
		6.1.2.	Capitalization and Ownership.	71
		6.1.3.	Subsidiaries.	70
		6.1.4.	Power and Authority.	71
		6.1.5.	Validity and Binding Effect.	71
		6.1.6.	No Conflict	71
		6.1.7.	Litigation.	72
		6.1.8.	Title to Properties.	72
		6.1.9.	Financial Statements.	72
		6.1.10.	Use of Proceeds; Margin Stock.	73
		6.1.11.	Full Disclosure.	73

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		6.1.12.	Taxes.	73
		6.1.13.	Consent and Approvals.	74
		6.1.14.	No Event of Default; Compliance with Instruments.	74
		6.1.15.	Patents, Trademarks, Copyrights, Licenses, Etc.	74
		6.1.16.	Insurance.	74
		6.1.17.	Compliance with Laws.	74
		6.1.18.	Material Contracts; Burdensome Restrictions.	74
		6.1.19.	Investment Companies; Regulated Entities.	75
		6.1.20.	Plans and Benefit Arrangements.	75
		6.1.21.	[Reserved].	76
		6.1.22.	Employment Matters.	76
		6.1.23.	Environmental Matters.	76
		6.1.24.	Senior Debt Status.	78
		6.1.25.	Anti-Terrorism Laws.	78
		6.1.26.	Inactive Subsidiaries.	78
	6.2	Updates to Schedules.		78
7.	CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT			79
	7.1	First Loans and Letters of Credit.		79
		7.1.1.	Officer's Certificate.	79
		7.1.2.	Corporate Secretary's and/or Secretary's Certificate.	79
		7.1.3.	Delivery of Loan Documents.	80
		7.1.4.	Opinion of Counsel.	80
		7.1.5.	Legal Details.	80
		7.1.6.	Payment of Fees.	81
		7.1.7.	Consents.	81
		7.1.8.	Officer's Certificate Regarding MACs.	81
		7.1.9.	No Violation of Laws.	81
		7.1.10.	No Actions or Proceedings.	81
		7.1.11.	Lien Searches.	81
		7.1.12.	[Reserved].	81
		7.1.13.	Termination Statements: Release Statements and Other Releases.	82
		7.1.14.	Financial Projections.	82
		7.1.15.	[Reserved].	82
		7.1.16.	Additional Information.	82
		7.1.17.	Other Documents and Conditions.	82
	7.2	Each Additional Loan or Letter of Credit.		82
	7.3	Conditions to Designation of Designated Borrowers.		83
8.	COVENANTS			84
	8.1	Affirmative Covenants.		84
		8.1.1.	Preservation of Existence, Etc.	84
		8.1.2.	Payment of Liabilities, Including Taxes, Etc.	84
		8.1.3.	Maintenance of Insurance.	84
		8.1.4.	Maintenance of Properties and Leases.	85

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		8.1.5.	Maintenance of Patents, Trademarks, Etc.	85
		8.1.6.	Visitation Rights.	85
		8.1.7.	Keeping of Records and Books of Account.	85
		8.1.8.	Plans and Benefit Arrangements.	86
		8.1.9.	Compliance with Laws.	86
		8.1.10.	Use of Proceeds.	86
		8.1.11.	Subordination of Intercompany Loans.	86
		8.1.12.	Anti-Terrorism Laws; International Trade Law Compliance.	86
		8.1.13.	Additional Information.	87
	8.2	Negative Covenants.		87
		8.2.1.	Indebtedness.	87
		8.2.2.	Liens.	88
		8.2.3.	Guaranties.	88
		8.2.4.	Loans and Investments.	88
		8.2.5.	Liquidations, Mergers, Consolidations, Acquisitions.	89
		8.2.6.	Dispositions of Assets or Subsidiaries.	90
		8.2.7.	Affiliate Transactions.	91
		8.2.8.	Subsidiaries, Partnerships and Joint Ventures; Excluded Inactive Subsidiaries; Excluded Active Subsidiaries.	91
		8.2.9.	Continuation of or Change in Business.	92
		8.2.10.	Plans and Benefit Arrangements.	92
		8.2.11.	[Reserved].	93
		8.2.12.	Fiscal Year.	93
		8.2.13.	Issuance of Stock or Other Equity Interests.	93
		8.2.14.	Changes in Organizational Documents.	93
		8.2.15.	Maximum Leverage Ratio.	94
		8.2.16.	Minimum Fixed Charge Coverage Ratio.	94
		8.2.17.	Negative Pledges.	94
	8.3	Reporting Requirements.		95
		8.3.1.	Quarterly Financial Statements.	95
		8.3.2.	Annual Financial Statements.	95
		8.3.3.	Certificate of the Borrowers.	96
		8.3.4.	Notice of Default.	96
		8.3.5.	Notice of Litigation.	96
		8.3.6.	Certain Events.	96
		8.3.7.	Notice of Change in Debt Rating.	97
		8.3.8.	Budgets, Forecasts, Other Reports and Information.	97
		8.3.9.	Notices Regarding Plans and Benefit Arrangements.	98
9.	DEFAULT			99
	9.1	Events of Default.		99
		9.1.1.	Payments Under Loan Documents.	99
		9.1.2.	Breach of Warranty.	99
		9.1.3.	[Reserved].	100

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		9.1.4.	Breach of Negative Covenants or Visitation Rights.	100
		9.1.5.	Breach of Other Covenants.	100
		9.1.6.	Defaults in Other Agreements or Indebtedness.	100
		9.1.7.	Final Judgments or Orders.	100
		9.1.8.	Loan Document Unenforceable.	100
		9.1.9.	Proceedings Against Assets.	101
		9.1.10.	Notice of Lien or Assessment.	101
		9.1.11.	Insolvency.	101
		9.1.12.	Events Relating to Plans and Benefit Arrangements.	101
		9.1.13.	Cessation of Business.	102
		9.1.14.	Change of Control.	102
		9.1.15.	Involuntary Proceedings.	102
		9.1.16.	Voluntary Proceedings.	102
	9.2	Consequences of Event of Default.		102
		9.2.1.	Events of Default Other Than Bankruptcy or Reorganization Proceedings.	103
		9.2.2.	Bankruptcy or Reorganization Proceedings.	103
		9.2.3.	Set-off.	103
		9.2.4.	Suits, Actions, Proceedings.	104
		9.2.5.	Application of Proceeds.	104
		9.2.6.	Other Rights and Remedies.	105
10.	THE ADMINISTRATIVE AGENT			105
	10.1	Appointment and Authority.		105
	10.2	Rights as a Bank.		106
	10.3	Exculpatory Provisions.		106
	10.4	Reliance by Administrative Agent.		107
	10.5	Delegation of Duties.		107
	10.6	Resignation of Administrative Agent.		107
	10.7	Non-Reliance on Administrative Agent and Other Banks.		108
	10.8	No Other Duties, etc.		109
	10.9	Administrative Agent's Fee.		109
	10.10	Authorization to Release Guarantors.		109
	10.11	No Reliance on Administrative Agent's Customer Identification Program.		109
11.	MISCELLANEOUS			109
	11.1	Modifications, Amendments or Waivers.		109
		11.1.1.	Increase of Commitment.	109
		11.1.2.	Extension of Payment; Reduction of Principal, Interest or Fees; Modification of Terms of Payment.	109
		11.1.3.	Release of Guarantor.	110
		11.1.4.	Miscellaneous.	110
	11.2	No Implied Waivers; Cumulative Remedies.		110
	11.3	Expenses; Indemnity; Damage Waiver.		111
		11.3.1.	Costs and Expenses.	111

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	11.3.2.	Indemnification by the Loan Parties.	111
	11.3.3.	Reimbursement by Banks.	112
	11.3.4.	Waiver of Consequential Damages, Etc.	112
	11.3.5.	Payments.	113
11.4	Holidays.		113
11.5	Notices; Effectiveness; Electronic Communication.		113
	11.5.1.	Notices Generally.	113
	11.5.2.	Electronic Communications.	114
	11.5.3.	Change of Address, Etc.	114
11.6	Severability.		114
11.7	Duration; Survival.		115
11.8	Successors and Assigns.		115
	11.8.1.	Successors and Assigns Generally.	115
	11.8.2.	Assignments by Banks.	115
	11.8.3.	Register.	117
	11.8.4.	Participations.	117
	11.8.5.	Certain Pledges; Successors and Assigns Generally.	118
	11.8.6.	Disqualified Institutions.	118
11.9	Confidentiality.		119
	11.9.1.	General.	119
	11.9.2.	Sharing Information With Affiliates of the Banks.	120
11.10	Counterparts; Integration; Effectiveness.		120
	11.10.1.	Counterparts; Integration; Effectiveness.	120
11.11	CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.		121
	11.11.1.	Governing Law.	121
	11.11.2.	SUBMISSION TO JURISDICTION.	121
	11.11.3.	WAIVER OF VENUE.	121
	11.11.4.	SERVICE OF PROCESS.	121
	11.11.5.	WAIVER OF JURY TRIAL.	122
11.12	USA Patriot Act Notice.		122
11.13	Payment of Debt; Joint and Several Obligations; Borrowing Agency.		122
	11.13.1.	Loan Parties.	122
	11.13.2.	Designation of Borrowing Agent; Nature of Borrowing Agency.	122
11.14	Additional Waivers.		123
11.15	Joinder of Guarantors.		124
11.16	Acknowledgement and Consent to Bail-In of EEA Financial Institutions		124
11.17	Keepwell.		125
11.18	Bifurcation of Obligations.		125
11.19	Amendment and Restatement.		125

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LIST OF SCHEDULES AND EXHIBITS

SCHEDULES
SCHEDULE 1.1(A)	—	PRICING GRID
SCHEDULE 1.1(B)	—	COMMITMENTS OF BANKS AND ADDRESSES FOR NOTICES
SCHEDULE 1.1(E)(1)	—	EXCLUDED ACTIVE SUBSIDIARIES
SCHEDULE 1.1(E)(2)	—	EXCLUDED INACTIVE SUBSIDIARIES
SCHEDULE 1.1(P)(1)	—	PERMITTED INVESTMENTS
SCHEDULE 1.1(P)(2)	—	PERMITTED LIENS
SCHEDULE 1.1(R)	—	ROLLOVER LETTERS OF CREDIT
SCHEDULE 6.1.2	—	CAPITALIZATION
SCHEDULE 6.1.3	—	SUBSIDIARIES
SCHEDULE 6.1.7	—	NEW YORK POTENTIAL TAX CLAIM
SCHEDULE 6.1.8	—	OWNED REAL PROPERTY
SCHEDULE 6.1.13	—	CONSENTS AND APPROVALS
SCHEDULE 6.1.16	—	INSURANCE POLICIES
SCHEDULE 6.1.20	—	EMPLOYEE BENEFIT PLAN DISCLOSURES
SCHEDULE 6.1.23	—	ENVIRONMENTAL DISCLOSURES
SCHEDULE 8.2.1	—	PERMITTED INDEBTEDNESS
SCHEDULE 8.2.3	—	EXISTING GUARANTIES

EXHIBITS
EXHIBIT 1.1(A)	—	ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT 1.1(D)(1)	—	DESIGNATED BORROWER AGREEMENT
EXHIBIT 1.1(D)(2)	—	DESIGNATED BORROWER TERMINATION
EXHIBIT 1.1(G)(1)	—	GUARANTOR JOINDER
EXHIBIT 1.1(G)(2)	—	GUARANTY AGREEMENT
EXHIBIT 1.1(I)	—	INTERCOMPANY SUBORDINATION AGREEMENT
EXHIBIT 1.1(R)	—	REVOLVING CREDIT NOTE
EXHIBIT 1.1(S)	—	SWING NOTE
EXHIBIT 2.5.1	—	LOAN REQUEST
EXHIBIT 2.5.2	—	SWING LOAN REQUEST
EXHIBITS 5.9.5(A)-(D)	—	TAX COMPLIANCE CERTIFICATES
EXHIBIT 8.2.5	—	ACQUISITION COMPLIANCE CERTIFICATE
EXHIBIT 8.3.3	—	QUARTERLY COMPLIANCE CERTIFICATE

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FIRST AMENDED AND RESTATED CREDIT AGREEMENT
THIS FIRST AMENDED AND RESTATED CREDIT AGREEMENT is dated August 31, 2018 and is made by and among Big Lots Stores, Inc., an Ohio corporation ("BLS"), Big Lots, Inc., an Ohio corporation (the "Parent"), as borrowers, the Designated Borrowers (as hereinafter defined) from time to time party hereto, each of the Guarantors (as hereinafter defined), the Banks (as hereinafter defined), PNC Bank, National Association, in its capacity as the Administrative Agent (as hereinafter defined), Wells Fargo Bank, National Association, U.S. Bank National Association and Branch Banking and Trust Company, each in its capacity as syndication agent for the Banks under this Agreement (hereinafter collectively referred to in such capacity as the "Syndication Agents"), and The Huntington National Bank, Bank of America, N.A., Fifth Third Bank and MUFG Bank, Ltd., each in its capacity as a co-documentation agent for the Banks under this Agreement (hereinafter collectively referred to in such capacity as the "Co-Documentation Agents").
WITNESSETH:
WHEREAS, the Borrowers, the Guarantors party thereto, the Banks party thereto and the Administrative Agent are parties to that certain Credit Agreement, dated July 22, 2011 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the "Existing Credit Agreement");
WHEREAS, the Borrowers and the Guarantors have requested that the Administrative Agent and the Banks amend and restate the Existing Credit Agreement; and
WHEREAS, the Banks are willing to so amend and restate the Existing Credit Agreement upon the terms and conditions hereinafter set forth.
NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, covenant and agree as follows:

1.	CERTAIN DEFINITIONS
1.1    Certain Definitions. In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:
Adjusted Consolidated EBITDAR shall mean, as of any date of determination, Consolidated EBITDAR for the period equal to the immediately preceding twelve (12) consecutive months, as adjusted to include without duplication the difference between (a) the sum of consolidated (i) net income plus (ii) depreciation, plus (iii) amortization, plus (iv) other non-cash charges to net income, plus (v) interest expense, plus (vi) income tax expense, plus (vii) Consolidated Rental Expense, minus (b) non-cash credits to net income, all calculated as set forth in the definition of "Consolidated EBITDAR" below, and for purposes of calculating Adjusted Consolidated

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EBITDAR, (1) with respect to any Persons or assets acquired by any Loan Party pursuant to a Permitted Acquisition during such period, Consolidated EBITDAR shall be calculated on a pro forma basis for such period as if such Permitted Acquisition had occurred on the first day of such period, and (2) with respect to a business liquidated, sold or disposed of by the Loan Parties pursuant to Section 8.2.6 [Dispositions of Assets or Subsidiaries], Consolidated EBITDAR shall be calculated on a pro forma basis for such period as if such liquidation, sale or disposition had been consummated at the beginning of such period; and, in each case set forth in clause (1) and (2), as evidenced by pro forma financial statements in form and substance satisfactory to the Administrative Agent, in each case determined and consolidated for the Parent and its Subsidiaries in accordance with GAAP.
Administrative Agent shall mean PNC Bank, National Association, and its successors and assigns, in its capacity as administrative agent for the Banks hereunder.
Administrative Agent's Fee shall have the meaning assigned to that term in Section 10.9 [Administrative Agent's Fee].
Administrative Agent's Letter shall have the meaning assigned to that term in Section 10.9 [Administrative Agent's Fee].
Affiliate as to any Person shall mean any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds twenty percent (20%) or more of any class of the voting or other equity interests of such Person, or (iii) twenty percent (20%) or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person. Control, as used in this definition, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be.
Agreement shall mean this First Amended and Restated Credit Agreement, as the same may be supplemented, amended, modified or restated from time to time, including all schedules and exhibits.
Anti-Terrorism Laws shall mean any applicable Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.
Applicable Commercial Letter of Credit Fee Percentage shall mean the percentage at the indicated Debt Rating in the pricing grid on Schedule 1.1(A), attached hereto and made a part hereof, below the heading "Commercial Letter of Credit Fee Percentage".
Applicable Commitment Fee Percentage shall mean the percentage rate per annum at the indicated Debt Rating set forth on the pricing grid on Schedule 1.1(A) below the heading "Commitment Fee."

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Applicable Margin shall mean, as applicable:
(i)the percentage spread to be added to the Base Rate applicable to Revolving Credit Loans under the Base Rate Option based on the indicated Debt Rating set forth in the pricing grid on Schedule 1.1(A) below the heading "Revolving Credit Base Rate Spread", or
(ii)    the percentage spread to be added to the LIBOR Rate applicable to Revolving Credit Loans under the LIBOR Rate Option based on the indicated Debt Rating set forth in the pricing grid on Schedule 1.1(A) below the heading "Revolving Credit LIBOR Rate Spread".
Applicable Standby Letter of Credit Fee Percentage shall mean the percentage at the indicated Debt Rating in the pricing grid on Schedule 1.1(A), attached hereto and made a part hereof, below the heading "Standby Letter of Credit Fee Percentage".
Approved Fund means any Fund that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.
Assignment and Assumption Agreement shall mean an assignment and assumption agreement entered into by a Bank and an assignee permitted under Section 11.8 [Successors and Assigns], in substantially the form of Exhibit 1.1(A).
Attributable Indebtedness means, with respect to any Person, on any date, (a) in respect of any Capital Lease, the capitalized amount thereof that would appear on the balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments thereunder that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such Synthetic Lease Obligation were accounted for as a Capital Lease.
Authorized Officer shall mean, with respect to any Loan Party, the Chief Executive Officer, President, Chief Financial Officer, Treasurer or Assistant Treasurer of such Loan Party, any manager or the members (as applicable) in the case of any Loan Party which is a limited liability company, or such other individuals, designated by written notice to the Administrative Agent from the Borrowing Agent, in each case, authorized to execute notices, reports and other documents on behalf of such Loan Party required hereunder. The Borrowing Agent may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.
Bail-In Action shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
Bail-In Legislation shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

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Bank-Provided Hedge shall mean a Hedge Agreement which is provided by any Bank and with respect to which the Administrative Agent confirms meets the following requirements: such Hedge Agreement (i) is documented in a standard International Swaps and Derivatives Association Master Agreement (including any Schedule thereto) or a similar agreement acceptable to such Bank, (ii) provides for the method of calculating the reimbursable amount of the provider's credit exposure in a reasonable and customary manner, and (iii) is entered into for hedging (rather than speculative) purposes. The liabilities of the Loan Parties to the provider of any Bank-Provided Hedge shall be "Obligations" hereunder, guaranteed obligations under the Guaranty Agreements and otherwise treated as Obligations for purposes of each of the other Loan Documents.
Bankruptcy Event shall mean, with respect to any Person, such Person or such Person's direct or indirect parent company becoming the subject of a bankruptcy or insolvency proceeding, or having had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person's direct or indirect parent company by an Official Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Official Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
Banks shall mean the financial institutions named on Schedule 1.1(B) holding a Revolving Credit Commitment and their respective successors and assigns as permitted hereunder, each of which is referred to herein individually as a Bank.
Base Rate shall mean, for any day, a fluctuating per annum rate of interest equal to the highest of (a) the Overnight Bank Funding Rate, plus one-half of one percent (0.5%), (b) the Prime Rate, and (c) the Daily LIBOR Rate, plus one percent (1.0%). Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.
Base Rate Option shall mean the option of the Borrowers to have Revolving Credit Loans bear interest at the rate and under the terms and conditions set forth in Section 4.1.1(i) [Revolving Credit Base Rate Option].
Benefit Arrangement shall mean at any time an "employee benefit plan," within the meaning of Section 3(3) of ERISA, which is not a Plan, a Multiemployer Plan or a Multiple Employer Plan and which is maintained, sponsored or otherwise contributed to by any member of the ERISA Group.
Big Lots Capital Group shall mean, collectively, Big Lots Capital, Inc., an Ohio corporation, and any hereinafter created direct or indirect Subsidiary of Big Lots Capital, Inc.,

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provided, that the Parent, directly or indirectly, owns all of the issued and outstanding shares of capital stock of Big Lots Capital, Inc.
Big Lots Supplemental Savings Plan shall mean the nonqualified deferred compensation plan maintained for the benefit of employees of the Parent's Subsidiaries.
BLS shall have the meaning assigned to that term in the Preamble hereof.
Borrower and Borrowers shall mean BLS, the Parent, and any Designated Borrower.
Borrowing Agent shall mean BLS or any other Borrower designated in writing by the Borrowers to the Administrative Agent from time to time.
Borrowing Date shall mean, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.
Borrowing Tranche shall mean specified portions of Loans outstanding as follows: (i) any Loans to which the LIBOR Rate Option applies which are in Dollars or in the same Optional Currency advanced under the same Loan Request and which have the same Interest Period shall constitute one Borrowing Tranche and (ii) all Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche.
Business Day shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Pittsburgh, Pennsylvania and if the applicable Business Day relates to any Loan to which the LIBOR Rate Option applies, such day must also be a day on which dealings are carried on in, in respect of Dollars, the London interbank market, and, in respect of any Optional Currency, the Relevant Interbank Market.
Capital Lease means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases including, without limitation, any “financing lease” under FASB 842.
Captive Insurance Entity shall mean an insurance company created and owned by a Loan Party whose primary purpose is to provide coverage on the risk of the Parent or the Parent's Subsidiaries.
Cash Management Agreements shall have the meaning specified in Section 2.6.6 [Swing Loans Under Cash Management Agreements].
CFTC shall mean the Commodity Futures Trading Commission.
Change in Law shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation or application thereof by any Official Body or (c) the making or issuance of any request, guideline or directive (whether or not having the force of Law) by any Official Body; provided however, for purposes of this Agreement, the Dodd-Frank Wall Street

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Reform and Consumer Protection Act and all requests, guidelines and directives in connection therewith are deemed to have gone into effect and adopted after the date of this Agreement, and provided further, for purposes of Section 4.8.2 [Capital Requirements], all requests, rules, guidelines or directives promulgated by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities with respect to capital adequacy, in each case pursuant to Basel III, shall be deemed to be a Change in Law regardless of the date adopted, issued, promulgated or implemented.
CIP Regulations shall have the meaning assigned to such term in Section 10.11 [No Reliance on Administrative Agent's Customer Identification Program].
Closing Date shall mean August 31, 2018.
Co-Documentation Agents shall have the meaning assigned to that term in the Preamble hereof.
Commercial Letter of Credit shall mean any letter of credit which is a commercial letter of credit issued in respect of the purchase of goods or services by one or more of the Loan Parties in the ordinary course of their business.
Commercial Letter of Credit Fee shall have the meaning assigned to such term in Section 2.9.2 [Letter of Credit Fees].
Commitment shall mean, as to any Bank (except PNC), its Revolving Credit Commitment and, in the case of PNC, its Revolving Credit Commitment (including its Swing Loan Commitment), and Commitments shall mean the aggregate of the Revolving Credit Commitments (including any applicable Swing Loan Commitment) of all of the Banks.
Commitment Fee shall have the meaning specified in Section 2.3 [Commitment Fees].
Commodity Exchange Act shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
Compliance Certificate shall have the meaning assigned to such term in Section 8.3.3 [Certificate of the Borrowers].
Computation Date has the meaning specified in Section 2.12.1 [Periodic Computations of Dollar Equivalent Amounts, Etc.].
Consideration shall mean with respect to any Permitted Acquisition, the aggregate of (i) the cash paid by any of the Loan Parties, directly or indirectly, to the seller in connection therewith, (ii) the Indebtedness incurred or assumed by any of the Loan Parties, whether in favor of the seller or otherwise and whether fixed or contingent, (iii) any Guaranty given or incurred by any Loan Party in connection therewith, and (iv) any other consideration given or obligation incurred by any of the Loan Parties in connection therewith, as each of the foregoing is recorded by the Loan Parties in accordance with GAAP.

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Consolidated EBITDAR shall mean, for any period of determination, without duplication (i) the sum of consolidated net income, depreciation, amortization, other non-cash charges to net income, interest expense, income tax expense and Consolidated Rental Expense, minus (ii) non-cash credit to net income, in each case determined and consolidated for the Parent and its Subsidiaries in accordance with GAAP.
Consolidated Interest Expense shall mean, for any period of determination, the aggregate amount of interest or fees paid, accrued or scheduled to be paid or accrued in respect of any Indebtedness (including the interest portion of rentals under Capital Leases but not the interest portion of Synthetic Leases Obligations) and all but the principal component of payments in respect of conditional sales or other title retention agreements paid, accrued or scheduled to be paid or accrued during such period, net of interest income, in each case determined and consolidated for the Parent and its Subsidiaries in accordance with GAAP.
Consolidated Rental Expense shall mean, for any period of determination, the aggregate rental amounts payable by the Parent and its Subsidiaries during such period under any lease of real property having a remaining term (including any required renewals or any renewals at the option of the lessor or lessee) of one year or more (but does not include any amounts payable under Capital Leases or performance rents), in each case determined and consolidated for the Parent and its Subsidiaries in accordance with GAAP.
Consolidated Total Indebtedness shall mean, as of any date of determination, any and all Indebtedness (excluding any Synthetic Lease Obligation and any obligations (contingent or otherwise) under any Hedge Agreement) of the Parent and its Subsidiaries, in each case determined and consolidated for the Parent and its Subsidiaries in accordance with GAAP.
Contamination shall mean the presence or release or threat of release of Regulated Substances in, on, under or emanating to or from the Property, which pursuant to Environmental Laws requires notification or reporting to an Official Body, or which pursuant to Environmental Laws requires the investigation, cleanup, removal, remediation, containment, abatement of or other response action or which otherwise constitutes a violation of Environmental Laws.
Covered Entity shall mean (a) each Borrower, each of Borrower’s Subsidiaries, all Guarantors and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.
Daily LIBOR Rate shall mean, for any day, the rate per annum determined by the Administrative Agent as the Published Rate, as adjusted by the Statutory Reserve Rate on such day. Notwithstanding the foregoing, if the Daily LIBOR Rate as determined above would be less than zero (0.00), such rate shall be deemed to be zero (0.00) for purposes of this Agreement.

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Debt Ratings shall mean collectively the rating of the Parent's Indebtedness under this Agreement by each of Standard & Poor's and/or Moody's, each of which is referred to herein individually as a Debt Rating.
Defaulting Bank shall mean any Bank that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swing Loans or (iii) pay over to the Administrative Agent, the Issuing Banks, Swing Loan Bank or any Bank any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Bank notifies the Administrative Agent in writing that such failure is the result of such Bank's good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrowing Agent or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Bank's good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within two (2) Business Days after request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Bank that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Loans under this Agreement, provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (c) upon the Administrative Agent's receipt of such certification in form and substance satisfactory to the Administrative Agent, (d) has, or has a direct or indirect parent company that has, become the subject of a Bankruptcy Event (as hereinafter defined) or a Bail-In Action or (e) has failed at any time to comply with the provisions of Section 5.3 [Sharing of Payments by Banks] with respect to purchasing participations from the other Banks, whereby such Bank's share of any payment received, whether by setoff or otherwise, is in excess of its Ratable Share of such payments due and payable to all of the Banks. Any determination by the Administrative Agent that a Bank is a Defaulting Bank under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Bank shall be deemed to be a Defaulting Bank upon delivery of written notice of such determination to the Borrowing Agent, each Issuing Bank, the Swingline Bank and each Bank.
Designated Borrower means any Subsidiary of a Loan Party that becomes a Designated Borrower pursuant to Section 2.13 [Designated Borrowers] and that has not ceased to be a Designated Borrower pursuant to such Section.
Designated Borrower Agreement means a Designated Borrower Agreement substantially in the form of Exhibit 1.1(D)(1).
Designated Borrower Termination means a Designated Borrower Termination substantially in the form of Exhibit 1.1(D)(2).
Disqualified Institution means, on any date, (a) any Person designated by the Borrowing Agent as a “Disqualified Institution” by written notice delivered to the Administrative

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Agent on or prior to the date hereof and (b) any other Person that is a competitor of the Borrowers or any of their respective Subsidiaries, which Person has been designated by the Borrowing as a “Disqualified Institution” by written notice to the Administrative Agent not less than five (5) Business Days prior to such date; provided that “Disqualified Institutions” shall exclude any Person that the Borrowing Agent has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time.
Dollar, Dollars, U.S. Dollars and the symbol $ shall mean lawful money of the United States of America.
Dollar Equivalent means, with respect to any amount of any currency, as of any Computation Date, the Equivalent Amount of such currency expressed in Dollars.
DQ List has the meaning specified in Section 11.8.6.
Drawing Date shall have the meaning assigned to that term in Section 2.9.3 [Disbursements, Reimbursement].
EEA Financial Institution means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
EEA Member Country means any member state of the European Union, Iceland, Liechtenstein and Norway.
EEA Resolution Authority means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
Eligible Contract Participant shall mean an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder.
Eligibility Date shall mean, with respect to each Borrower and Guarantor and each Swap Obligation, the date on which this Agreement or any other Loan Document becomes effective with respect to such Swap Obligation (for the avoidance of doubt, the Eligibility Date shall be the date of the execution of the Bank-Provided Hedge related to such Swap Obligation if this Agreement or any other Loan Document is then in effect with respect to such Borrower or Guarantor, and otherwise it shall be the date of execution and delivery of this Agreement and/or such other Loan Document(s) to which such Borrower or Guarantor is a party).
Environmental Complaint shall mean any (i) notice of non-compliance or violation, citation or order relating in any way to any Environmental Law, Environmental Permit, Contamination or Regulated Substance; (ii) civil, criminal, administrative or regulatory investigation instituted by an Official Body relating in any way to any Environmental Law,

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Environmental Permit, Contamination or Regulated Substance; (iii) administrative, regulatory or judicial action, suit, claim or proceeding instituted by any Person or Official Body or any written notice of liability or potential liability from any Person or Official Body, in either instance, setting forth allegations relating to or a cause of action for personal injury (including death), property damage, natural resource damage, contribution or indemnity for the costs associated with the performance of Remedial Actions, direct recovery for the costs associated with the performance of Remedial Actions, liens or encumbrances attached to or recorded or levied against property for the costs associated with the performance of Remedial Actions, civil or administrative penalties, criminal fines or penalties, or declaratory or equitable relief arising under any Environmental Laws; or (iv) subpoena, request for information or other written notice or demand of any type issued to the Parent or any of its Subsidiaries by an Official Body pursuant to any Environmental Laws.
Environmental Laws shall mean all federal, state, provincial, local and foreign Laws (including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq., the Federal Safe Drinking Water Act, 42 U.S.C. §§ 300f-300j, the Federal Air Pollution Control Act, 42 U.S.C. § 7401 et seq., the Oil Pollution Act, 33 U.S.C. § 2701 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 to 136y) each as amended, and any regulations promulgated thereunder or any equivalent state, provincial or local Law, each as amended, and any regulations promulgated thereunder and any consent decrees, settlement agreements, judgments, orders, directives or any binding policies having the force and effect of law issued by or entered into with an Official Body pertaining or relating to: (i) pollution or pollution control; (ii) protection of human health from exposure to Regulated Substances; (iii) protection of the environment and/or natural resources; (iv) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, sale, transport, storage, collection, distribution, disposal or release or threat of release of Regulated Substances; (v) the presence of Contamination; (vi) the protection of endangered or threatened species; and (vii) the protection of Environmentally Sensitive Areas.
Environmental Permits shall mean all permits, licenses, bonds or other forms of financial assurances, consents, registrations, identification numbers, approvals or authorizations required under Environmental Laws (i) to own, occupy or maintain the Property; (ii) for the operations and business activities of the Loan Parties; or (iii) for the performance of a Remedial Action.
Environmental Records shall mean all notices, reports, records, plans, applications, forms or other filings relating or pertaining to the Property, Contamination, the performance of a Remedial Action and the operations and business activities of the Loan Parties which pursuant to Environmental Laws, Environmental Permits or at the request or direction of an Official Body either must be submitted to an Official Body or otherwise must be maintained.
Environmentally Sensitive Area shall mean (i) any wetland as defined by or designated by applicable Laws, including applicable Environmental Laws; (ii) any area designated as a coastal zone pursuant to applicable Laws, including Environmental Laws; (iii) any area of

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historic or archeological significance or scenic area as defined or designated by applicable Laws, including Environmental Laws; (iv) habitats of endangered species or threatened species as designated by applicable Laws, including Environmental Laws; (v) wilderness or refuge areas as defined or designated by applicable Laws, including Environmental Laws; or (vi) a floodplain or other flood hazard area as defined pursuant to any applicable Laws.
Equivalent Amount means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any other currency, as determined by the Administrative Agent (which determination shall be conclusive absent manifest error), with respect to an amount of any currency (the "Reference Currency") which is to be computed as an equivalent amount of another currency (the "Equivalent Currency"), the amount of such Equivalent Currency converted from such Reference Currency at the Administrative Agent's spot selling rate (based on the market rates then prevailing and available to the Administrative Agent) for such Equivalent Currency for such Reference Currency at a time determined by the Administrative Agent on the second Business Day immediately preceding the event for which such calculation is made.
Equivalent Currency has the meaning specified in the definition of "Equivalent Amount".
ERISA shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.
ERISA Group shall mean, at any time, each Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code or Section 4001(b)(1) of ERISA; provided, however, that the ERISA Group shall only include those entities that regularly employ individuals to perform services within the United States.
EU Bail-In Legislation Schedule shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
Euro shall refer to the lawful currency of the Participating Member States.
Event of Default shall mean any of the events described in Section 9.1 [Events of Default] and referred to therein as an "Event of Default."
Excess Interest shall have the meaning assigned to that term in Section 4.1.
Excluded Active Subsidiaries shall mean collectively the following Subsidiaries of any Loan Party: (a) any entity in the Big Lots Capital Group, (b) any Captive Insurance Entity, (c) any Qualified Community Development Entity and any Subsidiary of a Qualified Community Development Entity, and (d) the Subsidiaries of the Parent listed on Schedule 1.1(E)(1); each of which is referred to herein individually as an Excluded Active Subsidiary. Any Excluded Active

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Subsidiary that joins this Agreement as a Guarantor pursuant to Section 11.15 [Joinder of Guarantors] shall cease to be an Excluded Active Subsidiary.
Excluded Inactive Subsidiaries shall mean collectively the Subsidiaries of the Parent listed on Schedule 1.1(E)(2), each of which is referred to herein individually as an Excluded Inactive Subsidiary. Any Excluded Inactive Subsidiary which joins this Agreement as a Guarantor pursuant to Section 11.15 [Joinder of Guarantors] shall cease to be an Excluded Inactive Subsidiary.
Excluded Swap Obligations shall mean, with respect to any Borrower or Guarantor, any Swap Obligation if, and to the extent that, all or a portion of this Agreement, the Guaranty or any other Loan Document that relates to such Swap Obligation (or any Guaranty thereof or the grant by such Borrower or Guarantor of a security interest to secure such Swap Obligation) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the CFTC (or the application or official interpretation of any thereof) by virtue of such Borrower's or Guarantor's failure for any reason to constitute an "Eligible Contract Participant" on the Eligibility Date for such Swap Obligation. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any other Loan Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap Obligation, this definition shall only include the portion of such Swap Obligation for which such guaranty or security interest is or becomes illegal as a result of the failure by such Borrower or Guarantor for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap Obligation; (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Swap Obligation but the grant of a security interest would not cause such obligation to be an Excluded Swap Obligation, such Swap Obligation shall constitute an Excluded Swap Obligation for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Borrower or Guarantor executing this Agreement or the other Loan Documents and a Swap Obligation would be an Excluded Swap Obligation with respect to one or more of such Persons, but not all of them, the definition of Excluded Swap Obligation with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Swap Obligation with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Swap Obligations
Excluded Taxes shall mean, with respect to the Administrative Agent, any Bank, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) taxes imposed on or measured by its net income (however denominated, including without limitation taxes based on capital gains), taxes imposed on net worth or capital stock, taxes imposed on gross receipts, the Michigan business tax, and franchise taxes (including but not limited to the Texas franchise tax on taxable margin) or alternative or minimum income taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Bank, in which its applicable lending office is located or that are Other Connection Taxes, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Borrower is located, (c) any backup withholding tax that is required by the Internal Revenue Code to be withheld from amounts payable to a recipient that has failed to comply with Section 5.9.5 [Status of Banks], (d) in the case of a Foreign Bank, any withholding tax that is imposed on amounts payable to such Foreign Bank

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at the time such Foreign Bank becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Bank's failure or inability (other than as a result of a Change in Law) to comply with Section 5.9.5 [Status of Banks], except to the extent that such Foreign Bank (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Borrower with respect to such withholding tax pursuant to Section 5.9.1 [Payments Free of Taxes], and (e) any U.S. federal withholding Taxes imposed under FATCA.
Executive Order No. 13224 shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
Existing Credit Agreement shall have the meaning assigned to such term in the Preamble hereof.
Expiration Date shall mean August 31, 2023.
FATCA shall mean Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Official Bodies and implementing such Sections of the Internal Revenue Code.
Federal Funds Effective Rate for any day shall mean the rate per annum (based on a year of three hundred sixty (360) days and actual days elapsed and rounded upward to the nearest 1/100 of 1%, announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the "Federal Funds Effective Rate" for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.
Financial Projections shall have the meaning assigned to that term in Section 6.1.9(ii) [Financial Statements].
Fitch shall mean Fitch IBCA, Duff & Phelps, a division of Fitch, Inc. and its successors.
Fixed Charge Coverage Ratio shall mean the ratio of (a) Consolidated EBITDAR to (b) the sum of (i) Consolidated Interest Expense and (ii) Consolidated Rental Expense.

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Foreign Bank shall mean (i) if a Borrower is a U.S. Person, a Bank that is not a U.S. Person, and (ii) if a Borrower is not a U.S. Person, a Bank that is resident or organized under the Laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.
Foreign Designated Borrower shall mean a Designated Borrower that is not organized under the laws of any political subdivision of the United States.
Foreign Designated Borrower Sublimit means an aggregate Dollar Equivalent amount equal to $75,000,000. The Foreign Designated Borrower Sublimit is a part of, and not in addition to, the Revolving Credit Commitments.
Foreign Subsidiary shall mean a Subsidiary that is not organized under the laws of any political subdivision of the United States.
Fund shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
GAAP shall mean generally accepted accounting principles as are in effect from time to time in the United States, subject to the provisions of Section 1.3 [Accounting Principles], and applied on a consistent basis both as to classification of items and amounts.
Guarantors shall collectively mean the parties to this Agreement which are designated as "Guarantors" on the signature page hereof, together with each other Person which joins this Agreement as a Guarantor after the date hereof, and each of which is referred to herein individually as a Guarantor.
Guarantor Joinder shall mean a joinder by a Person as a Guarantor under the Loan Documents in the form of Exhibit 1.1(G)(1).
Guaranty of any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.
Guaranty Agreement shall mean the Continuing Agreement of Guaranty and Suretyship in substantially the form of Exhibit 1.1(G)(2) executed and delivered by each of the Guarantors to the Administrative Agent for the benefit of the Banks.
Hedge Agreement Termination Value shall mean, as to any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market

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or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Bank or any Affiliate of a Bank).
Hedge Agreements shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement , in each case, entered into by the Parent or any of its Subsidiaries in the ordinary course of business and not for speculative purposes.
Historical Statements shall have the meaning assigned to that term in Section 6.1.9(i) [Financial Statements].
ICC shall have the meaning assigned to that term in Section 11.11.1 [Governing Law].
Increasing Bank shall have the meaning assigned to that term in Section 2.11.1 [Increasing Banks and New Banks].
Indebtedness shall mean, as to any Person at any time, without duplication, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) (a) reimbursement obligations (contingent or otherwise) under any letter of credit or (b) net obligations under any Hedge Agreement, (iv) any other transaction (including forward sale or purchase agreements and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business), (v) Attributable Indebtedness of such Person in respect of Capital Leases and Synthetic Lease Obligations or (vi) any Guaranty of Indebtedness for borrowed money. For purposes hereof, the amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Agreement Termination Value thereof as of such date.
Indemnified Taxes shall mean Taxes other than Excluded Taxes.
Indemnitee shall have the meaning assigned to that term in Section 11.3.2 [Indemnification by the Loan Parties].

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Insolvency Proceeding shall mean, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, receiver and manager, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of such Person or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of such Person's creditors generally or any substantial portion of its creditors; undertaken under any Law.
Intercompany Subordination Agreement shall mean a Subordination Agreement among the Loan Parties in the form attached hereto as Exhibit 1.1(I).
Interest Period shall mean the period of time selected by the Borrowing Agent in connection with (and to apply to) any election permitted hereunder by the Borrowers to have Revolving Credit Loans bear interest under the LIBOR Rate Option. Subject to the last sentence of this definition, such period shall be one (1) Month with respect to Optional Currency Loans and (i) one (1), two (2), three (3) or six (6) Months. Such Interest Period shall commence on the effective date of such Interest Rate Option, which shall be (i) the Borrowing Date if the Borrowers are requesting new Loans, or (ii) the date of renewal of or conversion to the LIBOR Rate Option if the Borrowers are renewing or converting to the LIBOR Rate Option applicable to outstanding Loans. Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (B) the Borrowers shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Expiration Date.
Interest Rate Option shall mean any LIBOR Rate Option or Base Rate Option.
Internal Revenue Code shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.
IRS shall mean the United States Internal Revenue Service.
ISP98 shall have the meaning specified in Section 11.11.1 [Governing Law].
Issuing Bank shall mean, with respect to a Letter of Credit, a Bank which has issued that Letter of Credit pursuant to Section 2.9 [Letter of Credit Subfacility]. PNC shall be the Issuing Bank under each Rollover Letter of Credit that is a Standby Letter of Credit and each other Standby Letter of Credit. Any Bank which is a Qualified Commercial Letter of Credit Bank may be the Issuing Bank with respect to Commercial Letters of Credit.
Labor Contracts shall mean all employment agreements, employment contracts, collective bargaining agreements and other similar agreements guaranteeing a right of employment among any Loan Party and its employees.

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Law shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or settlement agreement with any Official Body.
Letter of Credit shall have the meaning assigned to that term in Section 2.9.1 [Issuance of Letters of Credit].
Letter of Credit Borrowing shall have the meaning assigned to that term in Section 2.9.3 [Disbursements, Reimbursement].
Letter of Credit Fee shall have the meaning assigned to that term in Section 2.9.2 [Letter of Credit Fees].
Letter of Credit Obligation shall mean, as of any date of determination, the aggregate Dollar Equivalent amount available to be drawn under all outstanding Letters of Credit on such date (if any Letter of Credit shall increase in an amount automatically in the future, such aggregate Dollar Equivalent amount available to be drawn shall currently give effect to any such future increase) plus the aggregate Dollar Equivalent amount of Reimbursement Obligations and Letter of Credit Borrowings on such date.
Letter of Credit Sublimit shall have the meaning specified in Section 2.9.1 [Issuance of Letters of Credit].
Leverage Ratio shall mean, as of any date of determination, the ratio of (a) the sum of (i) Consolidated Total Indebtedness on such date and (ii) four (4) times Consolidated Rental Expense for the four (4) fiscal quarters ending on such date, to (b) Adjusted Consolidated EBITDAR for the four (4) fiscal quarters ending on such date.
LIBOR Rate shall mean the following:

(a)
with respect to the Dollar Loans comprising any Borrowing Tranche to which the LIBOR Rate Option applies for any Interest Period, the interest rate per annum determined by the Administrative Agent as the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), rounded upwards, if necessary, to the nearest 1/100th of 1% per annum, or the rate which is quoted by another source selected by the Administrative Agent as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (for purposes of this definition, an "Alternate Source"), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars and having a borrowing date and a maturity comparable to such Interest Period;

(b)	with respect to Optional Currency Loans in Euros comprising any Borrowing Tranche for any Interest Period, the interest rate per annum determined by the

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Administrative Agent as the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which the relevant Optional Currency is offered by leading banks in the London interbank deposit market), rounded upwards, if necessary, to the nearest 1/100th of 1% per annum, or the rate which is quoted by another source selected by the Administrative Agent as an authorized information vendor for the purpose of displaying rates at which such applicable Optional Currencies are offered by leading banks in the London interbank deposit market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the Relevant Interbank Market offered rate for deposits in the Euros and having a borrowing date and a maturity comparable to such Interest;

(c)
with respect to Optional Currency Loans denominated in Canadian Dollars comprising any Borrowing Tranche, the interest rate per annum (the "CDOR Rate") as determined by the Administrative Agent, equal to the arithmetic average rate applicable to Canadian Dollar bankers’ acceptances (C$BAs) for the applicable Interest Period appearing on the Bloomberg page BTMM CA, rounded to the nearest 1/100th of 1% per annum, at approximately 11:00 a.m. Eastern Time, two Business Days prior to the commencement of such Interest Period, or if such day is not a Business Day, then on the immediately preceding Business Day, provided that if such rate does not appear on the Bloomberg page BTMM CA on such day the CDOR Rate on such day shall be the rate for such period applicable to Canadian Dollar bankers’ acceptances quoted by a bank listed in Schedule I of the Bank Act (Canada), as selected by the Administrative Agent, as of 11:00 a.m. Eastern Time on such day or, if such day is not a Business Day, then on the immediately preceding Business Day; and

(d)
If, at any time, the Administrative Agent and all of the Banks approve an additional Optional Currency pursuant to Section 2.12.5 [Requests for Additional Optional Currencies], any reference in this Agreement to the LIBOR Rate applicable to any Optional Currency Loan in such additional Optional Currency shall be a reference to a rate to be mutually agreed upon between the Administrative Agent and the Borrowers.

All LIBOR Rate Loans (a) denominated in US Dollars for any Interest Period shall be adjusted to an interest rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the product of (i) the LIBOR Rate for US Dollars for such Interest Period multiplied by (ii) the Statutory Reserve Rate, and (b) denominated in any Optional Currency for any Interest Period, an interest rate per annum equal to the LIBOR Rate for such Optional Currency for such Interest Period. The Administrative Agent shall give prompt notice to the Borrower of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.
Notwithstanding the foregoing, if the LIBOR Rate as determined under any method above would be less than zero (0.00), such rate shall be deemed to be zero (0.00) for purposes of this Agreement.

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LIBOR Rate Loans shall mean a Revolving Credit Agreement bearing interest at the LIBOR Rate.
LIBOR Rate Option shall mean the option of the Borrowers to have Loans bear interest at the rate and under the terms set forth in Section 4.1.1(ii) [Revolving Credit LIBOR Rate Option].
LIBOR Termination Date shall have the meaning assigned to such term in Section 4.6(i) [Successor LIBOR Rate Index].
Lien shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).
LLC Interests shall have the meaning assigned to such term in Section 6.1.3 [Subsidiaries].
Loan Documents shall mean this Agreement, the Administrative Agent's Letter, the Guaranty Agreements, the Intercompany Subordination Agreement, the Notes, agreements related to Bank-Provided Hedges, the Letters of Credit, the Designated Borrower Agreements, the Designated Borrower Terminations and any other instruments, certificates or documents delivered or contemplated to be delivered hereunder or thereunder or in connection herewith or therewith, as the same may be supplemented or amended from time to time in accordance herewith or therewith, and Loan Document shall mean any of the Loan Documents.
Loan Parties shall mean collectively the Borrowers (including the Designated Borrowers) and the Guarantors, each of which is referred to herein individually as a Loan Party.
Loan Request shall have the meaning specified in Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests].
Loans shall mean collectively all Revolving Credit Loans and Swing Loans, each of which is referred to herein individually as a Loan.
Material Adverse Change shall mean any set of circumstances or events which: (a) has or could reasonably be expected to have any material adverse effect upon the validity or enforceability of this Agreement or any other Loan Document; (b) is or could reasonably be expected to be material and adverse to the business, operations, properties, assets, or financial condition of the Loan Parties taken as a whole; provided that a downgrade of the Debt Ratings or a Negative Pronouncement shall not in and of itself be deemed to be a Material Adverse Change; (c) impairs materially or could reasonably be expected to impair materially the ability of the Loan Parties taken as a whole to duly and punctually pay or perform their Indebtedness; or (d) impairs materially or could reasonably be expected to impair materially the ability of the Administrative Agent or any of

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the Banks, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.
Month, with respect to an Interest Period under the LIBOR Rate Option, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period. If any LIBOR Rate Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.
Moody's shall mean Moody's Investors Service, Inc. and its successors.
Multiemployer Plan shall mean any employee benefit plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA and to which any Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five Plan years, has made or had an obligation to make such contributions.
Multiple Employer Plan shall mean a Plan which has two or more contributing sponsors (including any Borrower or any member of the ERISA Group) at least two of whom are not under common control, as such a plan is described in Sections 4063 and 4064 of ERISA.
Negative Pronouncement shall mean a public announcement by either Standard & Poor's or Moody's with respect to a possible downgrade of, or negative outlook with respect to, the Debt Ratings.
New Bank shall have the meaning assigned to that term in Section 2.11.1 [Increasing Banks and New Banks].
New York Potential Tax Claim shall mean the liability for taxes or gains arising from the resale of real estate asserted by the New York State Department of Taxation and Finance against some of the Excluded Inactive Subsidiaries described in Schedule 6.1.7, attached hereto and made a part hereof.
Non-Consenting Bank shall have the meaning specified in Section 11.1 [Modifications, Amendments or Waivers].
Notes shall mean collectively, and Note shall mean separately, the Revolving Credit Notes and the Swing Note.
Obligation shall mean any obligation or liability of any of the Loan Parties to the Administrative Agent or any of the Banks, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with this Agreement, the Notes, the Letters of Credit, the Administrative Agent's Letter or any other Loan Document. Obligations shall include the liabilities to any Bank under any Bank-Provided Hedge but shall not include the liabilities to other Persons under any other Hedge Agreement. Notwithstanding the foregoing provisions in this definition, Obligations shall not include Excluded Swap Obligations.

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Official Body shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state, provincial, local or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
Optional Currency means any of the following lawful currencies: Canadian Dollars, Euro and any other currency approved by the Administrative Agent and all of the Banks pursuant to Section 2.12.5 [Requests for Additional Optional Currencies]. Subject to Section 2.12.4 [European Monetary Union], each Optional Currency must be the lawful currency of the specified country.
Optional Currency Loans shall have the meaning specified in Section 2.1.1 [Revolving Credit Loans; Optional Currency Loans].
Optional Currency Sublimit shall have the meaning specified in Section 2.1.1 [Revolving Credit Loans; Optional Currency Loans].
Order shall have the meaning assigned to such term in Section 2.9.9 [Liability for Acts and Omissions].
Other Connection Taxes mean, with respect to the Administrative Agent, any Bank, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction of the Official Body imposing such tax (other than any such connection (a) arising solely from (i) such recipient’s having executed, delivered or performed its obligations or received payment under any Loan Document or (ii) the enforcement of any Loan Document, and (b) with respect to which the applicable Bank has delivered to the Borrowers a certificate affirming the facts described in clause (a)).
Other Taxes shall mean all present or future stamp, court or documentary, intangible, recording, filing, or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than a transfer or assignment made pursuant to Section 5.6.3). Other Taxes do not include Excluded Taxes.
Overnight Bank Funding Rate shall mean, for any day, the rate comprised of both overnight federal funds and overnight Eurocurrency borrowings by  U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York (“NYFRB”), as set forth on its public website from time to time,  and as published on the next succeeding Business Day as the overnight bank funding rate by the NYFRB (or by such other recognized electronic source (such as Bloomberg) selected by the Administrative Agent for the purpose of displaying such rate);  provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further,  that if such rate shall at any time, for any reason, no longer exist, a comparable

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replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error).  If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrowing Agent.
Overnight Rate means for any day with respect to any Loans in an Optional Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight deposits in such currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day in the Relevant Interbank Market.
Parent shall have the meaning assigned to that term in the Preamble hereof.
Participant shall have the meaning assigned to that term in Section 11.8.4 [Participations].
Participant Register shall have the meaning assigned to that term in Section 11.8.4 [Participations].
Participating Member State shall mean any member State of the European Communities that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.
Participation Advance shall mean, with respect to any Bank, such Bank's payment in respect of its participation in a Letter of Credit Borrowing according to its Ratable Share pursuant to Section 2.9.3 [Disbursements; Reimbursement].
Partnership Interests shall have the meaning given to such term in Section 6.1.3 [Subsidiaries].
Payment Date shall mean the first day of each September, December, March and June after the date hereof and on the Expiration Date or upon acceleration of the Notes.
Payment In Full and Paid in Full shall mean the indefeasible payment in full in cash of the Loans and other Obligations hereunder (other than contingent indemnification and reimbursement obligations in respect of which no claim for payment has yet been asserted by the Person entitled thereto), termination of the Commitments and expiration, termination or cash collateralization of all Letters of Credit.
PBGC shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.
Permitted Acquisitions shall have the meaning assigned to such term in Section 8.2.5(iv) [Liquidations, Mergers, Consolidations, Acquisitions].
Permitted Investments shall mean:

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(i)    direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve (12) months or less from the date of acquisition;
(ii)    commercial paper maturing in one (1) year or less rated not lower than A-1, by Standard & Poor's, P-1 by Moody's or F-1 by Fitch on the date of acquisition;
(iii)    demand deposits, time deposits or certificates of deposit maturing within one year in any Bank or any other commercial banks whose obligations are rated A-1, A or the equivalent or better by Standard & Poor's on the date of acquisition;
(iv)    money market mutual funds or cash management trusts rated the highest rating by Standard & Poor's, Moody's or Fitch (and not rated other than the highest rating by Standard & Poor's, Moody's or Fitch) or investing solely in investments described in clauses (i) through (iii) above;
(v)    fully collateralized repurchase agreements with a term of not more than one hundred eighty (180) days for securities described in clause (i) above and entered into with commercial banks whose obligations are rated A-1, A or the equivalent or better by Standard & Poor's on the date of acquisition;
(vi)    short term tax-exempt securities rated not lower than BBB by Standard & Poor's, Baa2 by Moody's or an equivalent rating by Fitch with provisions for liquidity or maturity accommodations of two (2) years or less;
(vii)    investments in other readily marketable securities (excluding any equity or equity-linked securities other than auction rate preferred securities) which are rated P1 or P2 by Moody's, A1 or A2 by Standard & Poor's or F1 or F2 by Fitch (in lieu of a short term rating, a long term rating of not less than A2 by Moody's, A by Standard & Poor's or an equivalent rating by Fitch would qualify under this sub-clause (vii), provided that no such security position shall exceed five percent (5%) of the invested cash portfolio of the Loan Parties); and
(viii)    any investment existing on the date of this Agreement and described on Schedule 1.1(P)(1).
Permitted Liens shall mean:
(i)    Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable;
(ii)    Pledges or deposits made in the ordinary course of business to secure payment of workmen's compensation, or to participate in any fund in connection with workmen's compensation, unemployment insurance, old-age pensions or other social security programs;
(iii)    Liens of contractors, mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet

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due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default;
(iv)    Good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;
(v)    Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;
(vi)    Liens on property leased by or consigned to any Loan Party under Capital Leases, operating leases, leases giving rise to Synthetic Lease Obligations or consignment arrangements, in each case securing obligations of such Loan Party to the lessor (and, in the case of leases giving rise to Synthetic Leases Obligations, lenders to the lessor) or the consignor under such leases or consignment arrangements;
(vii)    Any Lien existing on the date of this Agreement and described on Schedule 1.1(P)(2), provided that the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Lien;
(viii)    Purchase Money Security Interests to the extent that the aggregate amount of loans and deferred payments secured by such Purchase Money Security Interests, when aggregated with the amount of Indebtedness secured by Liens as permitted in clause (ix) below, do not exceed at any one time outstanding Ten Million and 00/100 Dollars ($10,000,000.00) (excluding for the purpose of this aggregate computation any loans or deferred payments secured by Liens described on Schedule 1.1(P)(2));
(ix)    Liens on proceeds granted in connection with securities lending transactions or reverse repurchase agreements involving United States Treasury bonds to the extent the aggregate amount of the Indebtedness secured by such Liens, when aggregated with the amount of loans and deferred payments secured by Purchase Money Security Interests as permitted in clause (viii) above, do not exceed at any one time outstanding Ten Million and 00/100 Dollars ($10,000,000.00) (excluding for the purpose of this aggregate computation any loans or deferred payments secured by Liens described on Schedule 1.1(P)(2)); and
(x)    The following, (A) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (B) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, or (C) if payments thereof are covered in full (subject to customary deductibles) by an insurance company of reputable standing which has acknowledged that the applicable policy applies to the following and is not reserving any right to

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contest applicability, and in any case they do not in the aggregate materially impair the ability of any Loan Party to perform its Obligations hereunder or under the other Loan Documents:
(1)    Claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty; provided that the applicable Loan Party maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;
(2)    Claims, Liens or encumbrances upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;
(3)    Claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens; or
(4)    Liens resulting from final judgments or orders described in Section 9.1.7 [Final Judgments or Orders].
Person shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.
Plan shall mean at any time an employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.
PNC shall mean PNC Bank, National Association, its successors and assigns.
Potential Default shall mean any event or condition which with notice, passage of time or a determination reasonably made by the Administrative Agent or the Required Banks, or any combination of the foregoing, would constitute an Event of Default.
Prime Rate shall mean the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged commercial borrowers or others by the Administrative Agent. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.
Principal Office shall mean the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania.
Prohibited Transaction shall mean any prohibited transaction as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA for which (i) no statutory

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exception exists or (ii) neither an individual nor a class exemption has been issued by the United States Department of Labor.
Property shall mean all real property, both owned and leased, of any Loan Party.
Published Rate shall mean the rate of interest published each Business Day in The Wall Street Journal "Money Rates" listing under the caption "London Interbank Offered Rates" for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the rate at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market for a one month period as published in another publication selected by the Administrative Agent).
Purchase Money Security Interest shall mean Liens upon real or tangible personal property securing loans to any Loan Party or Subsidiary of a Loan Party or deferred payments by such Loan Party or Subsidiary for the purchase of such real or tangible personal property.
Qualified Commercial Letter of Credit Bank shall mean PNC, any financial institution listed on Schedule 1.1(R) which issued a Rollover Letter of Credit under the Existing Credit Agreement, and any other Bank designated to issue Commercial Letters of Credit in a written notice by the Borrowing Agent accepted in writing by such other Bank to the Administrative Agent to which the Administrative Agent has not reasonably objected to a Bank's designation as such within five (5) Business Days of receipt of the Borrowing Agent 's written notice of such designation and which designation has not been revoked in a written notice by the Borrowing Agent to the Administrative Agent; provided, however, that the Borrowing Agent may not have more than four (4) Banks so designated at any one time and the Borrowing Agent may not revoke such designation of a Bank so long as such Bank has Commercial Letters of Credit outstanding.
Qualified Community Development Entity shall mean any corporation or partnership (or a limited liability company designated as a corporation or partnership for federal income tax purposes) organized under the laws of the United States of America or any state thereof that meets the requirements of Section 45(D)(c) of the Internal Revenue Code.
Qualified ECP Loan Party shall mean, in respect of any Swap Obligation of a Loan Party, each Loan Party that has total assets exceeding Ten Million and 00/100 Dollars ($10,000,000.00) on the applicable Eligibility Date or such other Loan Party as constitutes an Eligible Contract Participant and can cause another Loan Party to qualify as an Eligible Contract Participant at such time by entering into a "letter of credit or keepwell, support, or other agreement" under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
Qualified Hedge Agreement shall mean a Hedge Agreement with a financial institution reasonably acceptable to the Administrative Agent and which (i) is documented in a standard International Swaps and Derivatives Association Master Agreement or a similar agreement, (ii) provides for the method of calculating the reimbursable amount of the provider's credit exposure in a reasonable and customary manner, (iii) is entered into for hedging (rather than speculative) purposes, and (iv) does not require that any collateral be provided as security for such Agreement.

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Ratable Share shall mean the proportion that a Bank's Commitment (excluding the Swing Loan Commitment) bears to the Revolving Credit Commitments (excluding the Swing Loan Commitment) of all of the Banks as adjusted pursuant to the provisions of Section 2.11 [Increase in Commitments], provided that in the case of Section 2.10 [Defaulting Banks] when a Defaulting Bank shall exist, "Ratable Share" shall mean the percentage of the aggregate Revolving Credit Commitments (disregarding any Defaulting Bank's Revolving Credit Commitment) represented by such Bank's Revolving Credit Commitment. If the Revolving Credit Commitments have terminated or expired, the Ratable Share shall be determined based upon the Revolving Credit Commitments (excluding the Swing Loan Commitment) most recently in effect, giving effect to any assignments.
Reference Currency has the meaning specified in the definition of “Equivalent Amount”.
Regulated Substances shall mean, without limitation, any substance, material or waste, regardless of its form or nature, defined under Environmental Laws as a "hazardous substance," "pollutant," "pollution," "contaminant," "hazardous or toxic substance," "extremely hazardous substance," "toxic chemical," "toxic substance," "toxic waste," "hazardous waste," "special handling waste," "industrial waste," "residual waste," "solid waste," "municipal waste," "mixed waste," "infectious waste," "chemotherapeutic waste," "medical waste," "pesticide" or "regulated substance" or any other substance, material or waste, regardless of its form or nature, which is regulated, controlled or governed by Environmental Laws due to its radioactive, ignitable, corrosive, reactive, explosive, toxic, carcinogenic or infectious properties or nature or any other material, substance or waste, regardless of its form or nature, which otherwise is regulated, controlled or governed by Environmental Laws, including petroleum and petroleum products (including crude oil and any fractions thereof), natural gas, synthetic gas and any mixtures thereof, asbestos, urea formaldehyde, polychlorinated biphenyls, mercury, radon and radioactive materials.
Reimbursement Obligation shall have the meaning assigned to such term in Section 2.9.3 [Disbursements, Reimbursement].
Related Parties shall mean, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person's Affiliates.
Relevant Interbank Market means in relation to any currency other than Dollars, the applicable offshore interbank market.
Remedial Action shall mean any investigation, identification, preliminary assessment, characterization, delineation, feasibility study, cleanup, corrective action, removal, remediation, risk assessment, fate and transport analysis, in situ treatment, containment, operation and maintenance or management in-place, control or abatement of or other response actions to Regulated Substances and any closure or post-closure measures associated therewith.
Reorganization Plan has the meaning specified in Section 11.8.6.

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Reportable Compliance Event shall mean that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.
Reportable Event shall mean a reportable event described in Section 4043 of ERISA and regulations thereunder with respect to a Plan, a Multiemployer Plan or a Multiple Employer Plan.
Required Banks shall mean, at any time, determined, if applicable, based on the then current Dollar Equivalent amount:
(i)    if there are no Loans, Reimbursement Obligations or Letter of Credit Borrowings outstanding, Required Banks shall mean Banks (other than any Defaulting Bank) whose Commitments (excluding the Swing Loan Commitments) aggregate more than fifty percent (50%) of the Commitments (excluding the Swing Loan Commitments) of all of the Banks (other than any Defaulting Bank), or
(ii)    if there are Loans, Reimbursement Obligations, or Letter of Credit Borrowings outstanding, Required Banks shall mean:
(A)    prior to a termination of the Commitments hereunder pursuant to Section 9.2.1 [Events of Default Other Than Bankruptcy, Etc.] or 9.2.2 [Bankruptcy or Reorganization Proceedings], any Bank or group of Banks (other than any Defaulting Bank) if the sum of the Loans (excluding the Swing Loans), Reimbursement Obligations and Letter of Credit Borrowings of such Banks (other than any Defaulting Bank) then outstanding aggregates more than fifty percent (50%) of the total principal amount of all of the Loans (excluding the Swing Loans), Reimbursement Obligations and Letter of Credit Borrowings then outstanding; or
(B)    after a termination of the Commitments hereunder pursuant to Section 9.2.1 [Events of Default Other Than Bankruptcy, Etc.] or 9.2.2 [Bankruptcy or Reorganization Proceedings], any Bank or group of Banks (other than any Defaulting Bank) if the sum of the Loans, Reimbursement Obligations and Letter of Credit Borrowings of such Banks (other than any Defaulting Bank) then outstanding aggregates more than fifty percent (50%) of the total principal amount of all of the Loans, Reimbursement Obligations and Letter of Credit Borrowings then outstanding. Reimbursement Obligations and Letter of Credit Borrowings shall be deemed, for purposes of this definition, to be in favor of the Administrative Agent and not a participating Bank if such Bank has not made its Participation Advance in respect thereof and shall be deemed to be in favor of such Bank to the extent of its Participation Advance if it has made its Participation Advance in respect thereof.
Required Share shall have the meaning assigned to such term in Section 5.11 [Settlement Date Procedures].

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Revolving Credit Commitment shall mean, as to any Bank at any time, the amount initially set forth opposite its name on Schedule 1.1(B) in the column labeled "Amount of Commitment for Revolving Credit Loans," as such Commitment is thereafter assigned or modified and Revolving Credit Commitments shall mean the aggregate Revolving Credit Commitments of all of the Banks.
Revolving Credit Loans shall mean collectively all Revolving Credit Loans made by the Banks to the Borrowers pursuant to Section 2.1 [ Revolving Credit Loans] or 2.9.3 [Disbursements; Reimbursement], each of which is referred to herein individually as a Revolving Credit Loan.
Revolving Credit Notes shall mean collectively all the Revolving Credit Notes of the Borrowers in the form of Exhibit 1.1(R)(1) evidencing the Revolving Credit Loans, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part, each of which is referred to herein individually as a Revolving Credit Note.
Revolving Facility Usage shall mean at any time the sum of the Dollar Equivalent amount of the outstanding Revolving Credit Loans, the outstanding Swing Loans, and the Letter of Credit Obligations.
Rollover Letters of Credit shall mean all letters of credit set forth on Schedule 1.1(R) which were issued by the financial institution listed on Schedule 1.1(R) under the Existing Credit Agreement prior to the date hereof upon the application of a Loan Party and are outstanding on the Closing Date.
Sanctioned Country shall mean a country subject to a sanctions program maintained under any Anti-Terrorism Law.
Sanctioned Person shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.
SEC shall mean the Securities and Exchange Commission or any governmental agencies substituted therefor.
Settlement Date shall mean any Business Day on which the Administrative Agent elects to effect settlement pursuant Section 5.11 [Settlement Date Procedures].
Shares shall have the meaning assigned to that term in Section 6.1.2 [Capitalization and Ownership].
Solvent shall mean, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability

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of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital after giving due consideration to the prevailing practice in such Person's industry. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
Standard & Poor's shall mean Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.
Standby Letter of Credit shall mean a Letter of Credit (including a direct pay letter of credit) issued to support obligations of one or more of the Loan Parties, contingent or otherwise, which finance the working capital and business needs of the Loan Parties, but excluding any Letter of Credit (a) under which the stated amount of such Letter of Credit increases automatically over time or (b) that is a Commercial Letter of Credit.
Standby Letter of Credit Fee shall have the meaning assigned to that term in Section 2.9.2 [Letter of Credit Fees].
Statutory Reserve Rate shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board of Governors of the Federal Reserve System of the United States (or any successor) (the “Board of Governors”) to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors). Such reserve percentages shall include those imposed pursuant to such Regulation D. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
Subsidiary of any Person at any time shall mean (i) any corporation or trust of which fifty percent (50%) or more (by number of shares or number of votes) of the outstanding capital stock or shares of beneficial interest normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person's Subsidiaries, (ii) any partnership of which such Person is a general partner or of which fifty percent (50%) or more of the partnership interests are at the time directly or indirectly owned by such Person or one or more of such Person's Subsidiaries, (iii) any limited liability company of which such Person is a member or of which fifty percent (50%) or more of the limited liability company interests are at the time directly or indirectly owned by such Person or one or more of such Person's Subsidiaries or (iv) any corporation, trust, partnership, limited liability company or other entity

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which is controlled or capable of being controlled by such Person or one or more of such Person's Subsidiaries.
Subsidiary Shares shall have the meaning assigned to that term in Section 6.1.3.
Swap Obligation shall mean, with respect to any Borrower or Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of section 1a(47) of the Commodity Exchange Act, and the regulations thereunder.
Swing Loan Commitment shall mean the Swing Loan Bank's commitment to make Swing Loans to the Borrowers pursuant to Section 2.1.2 [Swing Loan Commitment] hereof in an aggregate principal amount up to Thirty Million and 00/100 Dollars ($30,000,000).
Swing Loan Bank shall mean PNC, in its capacity as the lender of Swing Loans.
Swing Loan Request shall have the meaning assigned to that term in Section 2.5.2 [Swing Loan Requests].
Swing Loans shall mean collectively all Swing Loans or any Swing Loan made by the Swing Loan Bank to the Borrowers pursuant to 2.1.2 [Swing Loans], each of which is referred to herein individually as a Swing Loan.
Swing Note shall mean the Swing Note of the Borrowers in the form of Exhibit 1.1(S) evidencing the Swing Loans, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.
Syndication Agents shall have the meaning assigned to that term in the Preamble hereof.
Synthetic Lease Documents shall have the meaning assigned to that term in Section 8.2.17 [Negative Pledges].
Synthetic Lease Obligation means the monetary obligation of any Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
Taxes or taxes shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto, each of which is referred to herein individually as a Tax or tax.
Test Date shall mean, if at the time the rating of either Standard & Poor's or Moody's with respect to the Parent's consolidated Indebtedness under this Agreement shall be less than BBB- or Baa3 and the rating of the other such rating agency with respect to BLS' Indebtedness under this

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Agreement shall not be at least BBB- or Baa3, or if there shall not be a rating in effect from such other rating agency of BLS' Indebtedness under this Agreement, each date of the making of any Loan or the issuance of any Letter of Credit hereunder.
Trade Date has the meaning specified in Section 11.8.6.
UCP shall have the meaning assigned to that term in Section 11.11.1 [Governing Law].
USA Patriot Act shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
U.S. Person shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.
Write-down and Conversion Powers shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
1.2    Construction.
Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents:
1.2.1.    Number; Inclusion.
references to the plural include the singular, the plural, the part and the whole; "or" has the inclusive meaning represented by the phrase "and/or," and "including" has the meaning represented by the phrase "including without limitation";
1.2.2.    Determination.
references to "determination" of or by the Administrative Agent or the Banks shall be deemed to include good-faith estimates by the Administrative Agent or the Banks (in the case of quantitative determinations) and good-faith beliefs by the Administrative Agent or the Banks (in the case of qualitative determinations) and such determination shall be conclusive absent manifest error;
1.2.3.    Administrative Agent's Discretion and Consent.
whenever the Administrative Agent or the Banks are granted the right herein to act in its or their sole discretion or to grant or withhold consent such right shall be exercised in good faith;
1.2.4.    Documents Taken as a Whole.

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the words "hereof," "herein," "hereunder," "hereto" and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole and, unless otherwise specified herein, not to any particular provision of this Agreement or such other Loan Document;
1.2.5.    Headings.
the section and other headings contained in this Agreement or such other Loan Document and the Table of Contents (if any), preceding this Agreement or such other Loan Document are for reference purposes only and shall not control or affect the construction of this Agreement or such other Loan Document or the interpretation thereof in any respect;
1.2.6.    Implied References to this Agreement.
article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified;
1.2.7.    Persons.
reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement or such other Loan Document, as the case may be, and reference to a Person in a particular capacity excludes such Person in any other capacity;
1.2.8.    Modifications to Documents.
reference to any agreement (including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto), document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated;
1.2.9.    From, To and Through.
relative to the determination of any period of time, "from" means "from and including," "to" means "to but excluding," and "through" means "through and including";
1.2.10.    Shall; Will.
references to "shall" and "will" are intended to have the same meaning; and
1.2.11.    Time.
unless otherwise specified, all references herein to times of day shall be references to Eastern Time.
1.2.12.    Currency Calculations.

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unless stated otherwise, all calculations, comparisons, measurements or determinations under this Agreement, shall be made in Dollars. For the purpose of such calculations, comparisons, measurements or determinations, amounts denominated in other currencies shall be converted to the Dollar Equivalent thereof on the date of calculation, comparison, measurement or determination. All financial statements and Compliance Certificates shall be set forth in Dollars. For purposes of preparing the financial statements, calculating financial covenants and determining compliance with covenants expressed in Dollars, Optional Currencies and other non-Dollar currencies shall be converted to Dollars in accordance with GAAP.
1.3    Accounting Principles. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 8.2 [Negative Covenants] (and all defined terms used in the definition of any accounting term used in Section 8.2 [Negative Covenants] shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing the Historical Statements referred to in Section 6.1.9(i) [Historical Statements]. Notwithstanding the foregoing, if the Parent notifies the Administrative Agent in writing that the Parent wishes to amend any financial covenant in Section 8.2 [Negative Covenants] of this Agreement and/or any related definition to include the effect of any change in GAAP occurring after the Closing Date on the operation of such financial covenants and/or definitions, then the Administrative Agent, the Required Banks and the Parent shall negotiate in good faith to amend such ratios or requirements to (a) preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Banks) and (b) insure that the operation of the financial covenants, representations and warranties, and the Events of Default applicable under the Loan Documents are not more restrictive as a result of the effect of any such change in GAAP; provided that, until so amended, the operation of the financial covenants, representations and warranties, and the Events of Default under the Loan Documents shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenants or definitions are amended in a manner satisfactory to the Parent and the Required Banks, and the Loan Parties shall provide to the Administrative Agent, when they deliver their financial statements pursuant to Section 8.3.1 [Quarterly Financial Statements] and Section 8.3.2 [Annual Financial Statements] of this Agreement, such reconciliation statements as shall be reasonably requested by the Administrative Agent. Notwithstanding the foregoing or anything in this Agreement to the contrary, (x) whenever in this Agreement it is necessary to determine whether a lease is a Capital Lease or an operating lease, such determination shall be made on the basis of GAAP as in effect for the period during which financial statements were prepared and (y) for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, the effects of FASB ASC-840 and FASB ASC-842 shall be disregarded.

2.	REVOLVING CREDIT AND SWING LOAN FACILITIES
2.1    Revolving Credit Commitments; Optional Currency Loans.

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2.1.1.    Revolving Credit Loans; Optional Currency Loans. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Bank severally agrees to make Revolving Credit Loans in either Dollars or one or more Optional Currencies to the Borrowers at any time or from time to time on or after the date hereof to the Expiration Date; provided that after giving effect to each such Loan (i) the aggregate Dollar Equivalent amount of Revolving Credit Loans from such Bank shall not exceed such Bank's Revolving Credit Commitment minus such Bank's Ratable Share of the outstanding Swing Loans and Letter of Credit Obligations, (ii) the Revolving Facility Usage shall not exceed the Revolving Credit Commitments, (iii) no Revolving Credit Loan to which the Base Rate Option applies shall be made in an Optional Currency, (iv) the aggregate Dollar Equivalent principal amount of Revolving Credit Loans made in an Optional Currency (each an "Optional Currency Loan") plus the aggregate Dollar Equivalent amount of all Letter of Credit Obligations denominated in an Optional Currency shall not exceed Two Hundred Million and 00/100 Dollars ($200,000,000.00) (the "Optional Currency Sublimit"); and (v) the aggregate Dollar Equivalent amount of Revolving Credit Loans made to the Foreign Designated Borrowers shall not exceed the Foreign Designated Borrower Sublimit. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrowers may borrow, repay and reborrow pursuant to this Section 2.1.
2.1.2.    Swing Loan Commitment. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, and in order to facilitate loans and repayments between Settlement Dates, the Swing Loan Bank may, at its option, cancelable at any time for any reason whatsoever, make swing loans in Dollars (the "Swing Loans") to the Borrowers at any time or from time to time after the date hereof to, but not including, the Expiration Date, in an aggregate principal amount up to but not in excess of the Swing Loan Commitment, provided that after giving effect to such Loan, the Revolving Facility Usage shall not exceed the aggregate Revolving Credit Commitments of the Banks. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrowers may borrow, repay and reborrow pursuant to this Section 2.1.2.
2.2    Nature of Banks' Obligations with Respect to Revolving Credit Loans. Each Bank shall be obligated to participate in each request for Revolving Credit Loans pursuant to Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests] in accordance with its Ratable Share. The aggregate Dollar Equivalent amount of each Bank's Revolving Credit Loans outstanding hereunder to the Borrowers at any time shall never exceed its Revolving Credit Commitment minus its Ratable Share of the outstanding Swing Loans and Letter of Credit Obligations. The obligations of each Bank hereunder are several. The failure of any Bank to perform its obligations hereunder shall not affect the Obligations of the Borrowers to any other party nor shall any other party be liable for the failure of such Bank to perform its obligations hereunder. The Banks shall have no obligation to make Revolving Credit Loans hereunder on or after the Expiration Date.
2.3    Commitment Fees. Accruing from the date hereof until the Expiration Date, the Borrowers agree to pay to the Administrative Agent for the account of each Bank according to its Ratable Share, a nonrefundable commitment fee (the "Commitment Fee") equal to the Applicable Commitment Fee Percentage (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) multiplied by the average daily difference between the amount of (i) the

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Revolving Credit Commitments and (ii) the Revolving Facility Usage (provided however, that solely in connection with determining the share of each Bank in the Commitment Fee, the Revolving Facility Usage with respect to the portion of the Commitment Fee allocated to PNC shall include the full amount of the outstanding Swing Loans, and with respect to the portion of the Commitment Fee allocated by the Administrative Agent to all of the Banks other than PNC, such portion of the Commitment Fee shall be calculated (according to each such Bank's Ratable Share) as if the Revolving Facility Usage excludes the outstanding Swing Loans); provided, further, that any Commitment Fee accrued with respect to the Revolving Credit Commitment of a Defaulting Bank during the period prior to the time such Bank became a Defaulting Bank and unpaid at such time shall not be payable by the Borrowers so long as such Bank shall be a Defaulting Bank except to the extent that such Commitment Fee shall otherwise have been due and payable by the Borrowers prior to such time; and provided further that no Commitment Fee shall accrue with respect to the Revolving Credit Commitment of a Defaulting Bank so long as such Bank shall be a Defaulting Bank. Subject to the proviso in the directly preceding sentence, all Commitment Fees shall be payable in arrears on each Payment Date in Dollars.
2.4    Termination or Reduction of Revolving Credit Commitments. The Borrowers may, upon at least five (5) Business Days' notice to the Administrative Agent, terminate at any time, or permanently reduce from time to time by an aggregate amount of at least Ten Million and 00/100 Dollars ($10,000,000.00) or any larger multiple of One Million and 00/100 Dollars ($1,000,000.00), the Revolving Credit Commitments. Each such permanent reduction shall permanently reduce the Banks' Revolving Credit Commitments ratably in proportion to their respective Ratable Share of the Revolving Credit Commitments. If the Revolving Credit Commitments are terminated in their entirety, all accrued fees shall be payable on the effective date of such termination. The Administrative Agent shall, promptly after receipt by it of a notice pursuant to this Section 2.4, notify the Banks of its receipt of such notice and the nature of the same.
2.5    Revolving Credit Loan Requests; Swing Loan Requests.
2.5.1.    Revolving Credit Loan Requests. Except as otherwise provided herein, the Borrowing Agent may from time to time prior to the Expiration Date request the Banks to make Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans pursuant to Section 4.2 [Interest Periods], by delivering to the Administrative Agent, not later than 12:00p.m., (i) three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans in Dollars to which the LIBOR Rate Option applies or the conversion to or the renewal of the LIBOR Rate Option for any Loans in Dollars; (ii) four (4) Business Days prior to the proposed Borrowing Date with respect to the making of Optional Currency Loans or the date of renewal of the LIBOR Rate Option for any Optional Currency Loan, and (iii) the same Business Day of the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Loan, of a duly completed request therefor substantially in the form of Exhibit 2.5.1 or a request by telephone immediately confirmed in the form of such exhibit (each, a "Loan Request"), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Loan

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Request shall be irrevocable and shall specify (A) the name of the applicable Borrower, (B) the proposed Borrowing Date, (C) the aggregate amount of the proposed Loans comprising each applicable Borrowing Tranche, which amount shall be in integral multiples of One Million and 00/100 Dollars ($1,000,000.00) (or the Dollar Equivalent thereof) and not less than Five Million and 00/100 Dollars ($5,000,000.00) (or the Dollar Equivalent thereof) for each Borrowing Tranche under the LIBOR Rate Option, and in integral multiples of Five Hundred Thousand and 00/100 Dollars ($500,000.00) and not less than the lesser of One Million and 00/100 Dollars ($1,000,000.00), or the maximum amount available for each Borrowing Tranche under the Base Rate Option, (D) if there are multiple Borrowers requesting Loans, the amount of such requested Loan(s) being made by a Foreign Designated Borrower, (E) whether the LIBOR Rate Option or Base Rate Option shall apply to the proposed Loans comprising the applicable Borrowing Tranche, (F) the currency in which such Revolving Credit Loans shall be funded if the applicable Borrower elects the LIBOR Rate Option, and (G) in the case of a Borrowing Tranche to which the LIBOR Rate Option applies, the Interest Period for the Loans comprising such Borrowing Tranche.
2.5.2.    Swing Loan Requests. Except as otherwise provided herein, the Borrowers may from time to time prior to the Expiration Date request the Swing Loan Bank to make Swing Loans by delivery to the Swing Loan Bank not later than 2:00p.m. on the proposed Borrowing Date of a duly completed request therefor substantially in the form of Exhibit 2.5.2 hereto or a request by telephone immediately confirmed in writing by letter, facsimile or e-mail (each, a "Swing Loan Request"), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Swing Loan Request shall be irrevocable and shall specify the proposed Borrowing Date and the principal amount of such Swing Loan, which shall be in integral multiples of One Hundred Thousand and 00/100 Dollars ($100,000.00) and not less than One Hundred Thousand and 00/100 Dollars ($100,000.00).
2.6    Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans.
2.6.1.    Making Revolving Credit Loans. The Administrative Agent shall, promptly after receipt by it of a Loan Request pursuant to Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests], notify the Banks of its receipt of such Loan Request specifying the information provided by the Borrowers, including the currency in which the Revolving Credit Loan is requested, and the apportionment among the Banks of the requested Revolving Credit Loans as determined by the Administrative Agent in accordance with Section 2.2 [Nature of Banks' Obligations with Respect to Revolving Credit Loans]. Each Bank shall remit the principal amount of each Revolving Credit Loan in Dollars or the requested Optional Currency to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Banks have made funds available to it for such purpose and subject to Section 7.2 [Each Additional Loan or Letter of Credit], fund such Revolving Credit Loans to the Borrowers in U.S. Dollars or the requested Optional Currency (as applicable) and immediately available funds at the Principal Office prior to 4:00p.m., on the applicable Borrowing Date; provided that if any Bank fails to remit such funds to the Administrative Agent in a timely manner, the Administrative Agent may elect in its sole discretion to fund with its own funds, including funds in the requested Optional

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Currency, the Revolving Credit Loans of such Bank on such Borrowing Date, the Revolving Credit Loans of such Bank on such Borrowing Date, and such Bank shall be subject to the repayment obligation in Section 2.6.2 [Presumptions by the Administrative Agent].
2.6.2.    Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Bank prior to the proposed time of any Loan that such Bank will not make available to the Administrative Agent such Bank's share of such Loan, the Administrative Agent may assume that such Bank has made such share available on such date in accordance with Section 2.6.1 [Making Revolving Credit Loans] and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Bank has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Bank and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount in the appropriate currency is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Bank, the greater of the Federal Funds Effective Rate (or, for payments in an Optional Currency, the Overnight Rate) and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrowers, the interest rate applicable to Loans under the Base Rate Option (or the Overnight Rate for Loans in an Optional Currency). If such Bank pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Bank's Loan. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Bank that shall have failed to make such payment to the Administrative Agent.
2.6.3.    Making Swing Loans. So long as the Swing Loan Bank elects to make Swing Loans, the Swing Loan Bank shall, after receipt by it of a Swing Loan Request pursuant to Section 2.5.2, [Swing Loan Requests] fund such Swing Loan to the Borrowers in U.S. Dollars and immediately available funds at the Principal Office prior to 2:00 p.m. on the Borrowing Date.
2.6.4.    Repayment of Revolving Credit Loans. The Borrowers shall repay the Revolving Credit Loans together with all outstanding interest thereon on the Expiration Date.
2.6.5.    Borrowings to Repay Swing Loans. The Swing Loan Bank may, at its option, exercisable at any time for any reason whatsoever, demand repayment of the Swing Loans, and each Bank shall make a Revolving Credit Loan in an amount equal to such Bank's Ratable Share of the aggregate principal amount of the outstanding Swing Loans, plus, if the Swing Loan Bank so requests, accrued interest thereon, provided that no Bank shall be obligated in any event to make Revolving Credit Loans in excess of its Revolving Credit Commitment minus its Ratable Share of Letter of Credit Obligations. Revolving Credit Loans made pursuant to the preceding sentence shall bear interest at the Base Rate Option and shall be deemed to have been properly requested in accordance with Section 2.5.1 [Revolving Credit Loan Requests] without regard to any of the requirements of that provision. The Swing Loan Bank shall provide notice to the Banks (which may be telephonic or written notice by letter, facsimile or email) that such Revolving Credit Loans are to be made under this Section 2.6.5 and of the apportionment among the Banks, and the Banks shall be unconditionally obligated to fund such Revolving Credit Loans (whether or not the

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conditions specified in Section 2.5.1 [Revolving Credit Loan Requests] are then satisfied) by the time the Swing Loan Bank so requests, which shall not be earlier than 2:00 p.m. on the Business Day next after the date the Banks receive such notice from the Swing Loan Bank.
2.6.6.    Swing Loans Under Cash Management Agreements. In addition to making Swing Loans pursuant to the foregoing provisions of Section 2.6.3 [Making Swing Loans], without the requirement for a specific request from the Borrowers pursuant to Section 2.5.2 [Swing Loan Requests], the Swing Loan Bank may make Swing Loans to the Borrowers in accordance with the provisions of the agreements between the Borrowers and such Swing Loan Bank relating to the Borrowers’ deposit, sweep and other accounts at such Swing Loan Bank and related arrangements and agreements regarding the management and investment of the Borrowers’ cash assets as in effect from time to time (the "Cash Management Agreements") to the extent of the daily aggregate net negative balance in the Borrowers’ accounts which are subject to the provisions of the Cash Management Agreements. Swing Loans made pursuant to this Section 2.6.6 in accordance with the provisions of the Cash Management Agreements shall (i) be subject to the limitations as to aggregate amount set forth in Section 2.1.2 [Swing Loan Commitment], (ii) not be subject to the limitations as to individual amount set forth in Section 2.5.2 [Swing Loan Requests], (iii) be payable by the Borrowers, both as to principal and interest, at the rates and times set forth in the Cash Management Agreements (but in no event later than the Expiration Date), (iv) not be made at any time after such Swing Loan Bank has received written notice of the occurrence of an Event of Default and so long as such shall continue to exist, or, unless consented to by the Required Banks, a Potential Default and so long as such shall continue to exist, (v) if not repaid by the Borrowers in accordance with the provisions of the Cash Management Agreements, be subject to each Bank's obligation pursuant to Section 2.6.5 [Borrowings to Repay Swing Loans], and (vi) except as provided in the foregoing subsections (i) through (v), be subject to all of the terms and conditions of this Section 2.
2.7    Notes. The Obligation of the Borrowers to repay the aggregate unpaid principal amount of the Revolving Credit Loans and Swing Loans made to it by each Bank, together with interest thereon, shall be evidenced by a Revolving Credit Note and a Swing Note, dated the Closing Date payable to the order of such Bank in a face amount equal to the Revolving Credit Commitment or Swing Loan Commitment, as applicable, of such Bank.
2.8    Use of Proceeds. The credit facility shall be used (i) to refinance the Existing Credit Agreement, (ii) to provide working capital to the Borrowers, and (iii) for general corporate purposes of the Borrowers, including transaction costs and expenses, letters of credit, capital expenditures of the Loan Parties, purchases of the Parent's common shares and Permitted Acquisitions.
2.9    Letter of Credit Subfacility.
2.9.1.    Issuance of Letters of Credit. The Borrowing Agent may at any time prior to the Expiration Date request the issuance of a Standby Letter of Credit or a Commercial Letter of Credit denominated in Dollars (each a "Letter of Credit") for its own account or the account of another Loan Party, or the amendment or extension of an existing Letter of Credit, by delivering or transmitting electronically, or having such other Loan Party deliver or transmit electronically to the applicable Issuing Bank (with a copy to the Administrative Agent) a completed application for letter

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of credit, or request for such amendment or extension, as applicable, in such form as such Issuing Bank may specify from time to time by no later than 10:00 a.m. at least five (5) Business Days, or such shorter period as may be agreed to by the Issuing Bank, in advance of the proposed date of issuance. Any Borrower or any Loan Party shall authorize and direct the Issuing Bank to name the Borrower or any Loan Party as the “Applicant” or “Account Party” of each Letter of Credit. Promptly after receipt of any letter of credit application, the Issuing Bank shall confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit application and if not, such Issuing Bank will provide the Administrative Agent with a copy thereof.
2.9.1.1     Unless the applicable Issuing Bank has received notice from any Bank, the Administrative Agent or any Loan Party, at least one day prior to the requested date of issuance, amendment or extension of the applicable Letter of Credit, that one or more applicable conditions in Section 7 [Conditions of Lending and Issuance of Letters of Credit] is not satisfied, then, subject to the terms and conditions hereof and in reliance on the agreements of the other Banks set forth in this Section 2.9, the Issuing Bank or any of the Issuing Bank's Affiliates will issue the proposed Letter of Credit or agree to such amendment or extension, provided that each Letter of Credit shall ((A) provide for the payment of sight drafts, other written demands for payment or acceptances of time drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein, (B) have a maximum maturity of twelve (12) months from the date of issuance, provided that in no event shall any Letter of Credit expire later than five (5) Business Days prior to the Expiration Date, and (C) with respect to each Letter of Credit that is a Commercial Letter of Credit, provide that all time drafts drawn thereunder have a maximum maturity date that is not later than five (5) Business Days prior to the Expiration Date and providing that in no event shall (i) the amount of Letters of Credit Obligations exceed, at any one time, Seventy-Five Million and 00/100 Dollars ($75,000,000.00) (the "Letter of Credit Sublimit"), or (ii) the Revolving Facility Usage exceed, at any one time, the Revolving Credit Commitments. Each of the Rollover Letters of Credit which is a Standby Letter of Credit shall be deemed to have been issued hereunder on the Closing Date by the Administrative Agent. Each of the Rollover Letters of Credit shall be deemed to be a Letter of Credit for all purposes of this Agreement. Each of the Rollover Letters of Credit which is a Commercial Letter of Credit shall be deemed to have been issued hereunder on the Closing Date by the issuing bank identified on Schedule 1.1(R) as the Issuing Bank. In the event of any conflict between the terms of this Agreement and the terms of the Issuing Bank's application and agreement for Letters of Credit, the terms of this Agreement shall control (provided that the terms of the Issuing Bank's application and agreement for Letters of Credit which are in addition to those contained herein and which do not expressly conflict with the terms contained herein shall not be deemed to be in conflict with this Agreement).
2.9.1.2    Notwithstanding Section 2.9.1.1, an Issuing Bank shall not be under any obligation to issue any Letter of Credit if any order, judgment or decree of any Official Body or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing the Letter of Credit, or any Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Official Body with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Issuing Bank with respect

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to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it.
2.9.2.    Letter of Credit Fees. The Borrowers shall pay in Dollars (i) to the Administrative Agent for the ratable account of the Banks a fee with respect to Commercial Letters of Credit (the "Commercial Letter of Credit Fee") equal to the Applicable Commercial Letter of Credit Fee Percentage (computed on the basis of a year of three hundred sixty (360) days and actual days elapsed), and (ii) to the Administrative Agent for the ratable account of the Banks a fee with respect to Standby Letters of Credit (the "Standby Letter of Credit Fee") equal to the Applicable Standby Letter of Credit Fee Percentage (computed on the basis of a year of three hundred sixty (360) days and actual days elapsed), which fees shall be computed on the daily average amount of such Letters of Credit Obligations and shall be payable quarterly in arrears (each such quarterly payment shall be equal to the product of (x) a fraction, the numerator of which is the number of days elapsed since the date the immediately preceding payment of the applicable Letter of Credit Fee was due, and the denominator of which is three hundred sixty (360) days and (y) the Applicable Commercial Letter of Credit Fee Percentage or the Applicable Standby Letter of Credit Fee Percentage, as the case may be, for the daily average amount of such Letters of Credit Obligations, as the case may be) commencing with the first day of each September, December, March and June following the issuance of each Letter of Credit and on the Expiration Date. The Borrowers shall also pay to the Issuing Bank in Dollars for its sole account (i) a fronting fee as determined by the Issuing Bank and the Borrowers, and (ii) the Issuing Bank's then in effect customary fees and administrative expenses payable with respect to the Letters of Credit as the Issuing Bank may generally charge or incur from time to time in connection with the issuance, maintenance, modification (if any), assignment or transfer (if any), handling, and administration of Letters of Credit.
2.9.3.    Disbursements, Reimbursement. Immediately upon the issuance of each Letter of Credit, each Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Bank's Ratable Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.
2.9.3.1    In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Bank will promptly notify the Borrowing Agent and the Administrative Agent thereof. Provided that it shall have received such notice by 10:00 a.m. (any notice received after 10:00 a.m. on a particular day shall be deemed to have been received by 10:00 a.m. on the next Business Day), the Borrowers shall reimburse (such obligation to reimburse the Issuing Bank shall sometimes be referred to as a "Reimbursement Obligation") the Issuing Bank prior to 12:00p.m. on each date that an amount is paid by the Issuing Bank under any Letter of Credit (each such date, a "Drawing Date") by paying to the Administrative Agent for the account of the Issuing Bank an amount equal to the amount so paid by the Issuing Bank. In the event the Borrowers fail to reimburse the Issuing Bank (through the Administrative Agent) for the full amount of any drawing under any Letter of Credit by 12:00p.m. on the Drawing

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Date, the Administrative Agent will promptly notify each Bank thereof, and the Borrowers shall be deemed to have requested that Revolving Credit Loans be made by the Banks under the Base Rate Option to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the Revolving Credit Commitment and subject to the conditions set forth in Section 7.2 [Each Additional Loan or Letter of Credit] other than any notice requirements. Any notice given by the Administrative Agent or Issuing Bank pursuant to this Section 2.9.3.1 may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
2.9.3.2    Each Bank shall upon any notice pursuant to Section 2.9.3.1 make available to the Administrative Agent for the account of the Issuing Bank an amount in immediately available funds equal to its Ratable Share of the amount of the drawing, whereupon the participating Banks shall (subject to Section 2.9.3 [Disbursements; Reimbursement]) each be deemed to have made a Revolving Credit Loan under the Base Rate Option to the Borrowers in that amount. If any Bank so notified fails to make available to the Administrative Agent for the account of the Issuing Bank the amount of such Bank's Ratable Share of such amount by no later than 3:00 p.m. on the Drawing Date, then interest shall accrue on such Bank's obligation to make such payment, from the Drawing Date to the date on which such Bank makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Revolving Credit Loans under the Base Rate Option on and after the fourth day following the Drawing Date. The Administrative Agent and the Issuing Bank will promptly give notice (as described in Section 2.9.3.1 above) of the occurrence of the Drawing Date, but failure of the Administrative Agent or the Issuing Bank to give any such notice on the Drawing Date or in sufficient time to enable any Bank to effect such payment on such date shall not relieve such Bank from its obligation under this Section 2.9.3.2.
2.9.3.3    With respect to any unreimbursed drawing that is not converted into Revolving Credit Loans under the Base Rate Option to the Borrowers in whole or in part as contemplated by Section 2.9.3.1, because of the Borrowers’ failure to satisfy the conditions set forth in Section 7.2 [Each Additional Loan or Letter of Credit] other than any notice requirements, or for any other reason, the Borrowers shall be deemed to have incurred from the Issuing Bank a borrowing (each a "Letter of Credit Borrowing") in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Credit Loans under the Base Rate Option. Each Bank's payment to the Administrative Agent for the account of the Issuing Bank pursuant to Section 2.9.3 [Disbursements, Reimbursement] shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing (each a "Participation Advance") from such Bank in satisfaction of its participation obligation under this Section 2.9.3.
2.9.4.    Repayment of Participation Advances.
2.9.4.1    Upon (and only upon) receipt by the Administrative Agent for the account of the Issuing Bank of immediately available funds from the Borrowers (i) in reimbursement of any payment made by the Issuing Bank under the Letter of Credit with respect to which any Bank has made a Participation Advance to the Administrative Agent, or (ii) in payment

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of interest on such a payment made by the Issuing Bank under such a Letter of Credit, the Administrative Agent on behalf of the Issuing Bank will pay to each Bank, in the same funds as those received by the Administrative Agent, the amount of such Bank's Ratable Share of such funds, except the Administrative Agent shall retain for the account of the Issuing Bank the amount of the Ratable Share of such funds of any Bank that did not make a Participation Advance in respect of such payment by the Issuing Bank.
2.9.4.2    If the Administrative Agent is required at any time to return to any Loan Party, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of any payment made by any Loan Party to the Administrative Agent for the account of the Issuing Bank pursuant to this Section in reimbursement of a payment made under any Letter of Credit or interest or fees thereon, each Bank shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent for the account of the Issuing Bank the amount of its Ratable Share of any amounts so returned by the Administrative Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Bank to the Administrative Agent, at a rate per annum equal to the Federal Funds Effective Rate in effect from time to time.
2.9.5.    Documentation. Each Loan Party agrees to be bound by the terms of the Issuing Bank's application and agreement for letters of credit and the Issuing Bank's written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Loan Party's own. In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct, the Issuing Bank shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Loan Party's instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.
2.9.6.    Determinations to Honor Drawing Requests. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Issuing Bank shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.
2.9.7.    Nature of Participation and Reimbursement Obligations. Each Bank's obligation in accordance with this Agreement to make the Revolving Credit Loans or Participation Advances, as contemplated by Section 2.9.3 [Disbursements, Reimbursement], as a result of a drawing under a Letter of Credit, and the Obligations of the Borrowers to reimburse the Issuing Bank upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.9 under all circumstances, including the following circumstances:
(i)    any set-off, counterclaim, recoupment, defense or other right which such Bank may have against the Issuing Bank or any of its Affiliates, the Borrowers or any other Person for any reason whatsoever, or which any Loan Party may have against the Issuing Bank or any of its Affiliates, any Bank or any other Person for any reason whatsoever;

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(ii)    the failure of any Loan Party or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in Sections 2.1 [Revolving Credit Commitments], 2.5 [Revolving Credit Loan Requests; Swing Loan Requests], 2.6 [Making Revolving Credit Loans and Swing Loans; Etc.] or 7.2 [Each Additional Loan or Letter of Credit] or as otherwise set forth in this Agreement for the making of a Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Banks to make Participation Advances under Section 2.9.3 [Disbursements, Reimbursement];
(iii)    any lack of validity or enforceability of any Letter of Credit;
(iv)    any claim of breach of warranty that might be made by any Loan Party or any Bank against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross-claim, defense or other right which any Loan Party or any Bank may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the Issuing Bank or its Affiliates or any Bank or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party or Subsidiaries of a Loan Party and the beneficiary for which any Letter of Credit was procured);
(v)    the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if the Issuing Bank or any of its Affiliates has been notified thereof;
(vi)    payment by the Issuing Bank or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;
(vii)    the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;
(viii)    any failure by the Issuing Bank or any of its Affiliates to issue any Letter of Credit in the form requested by any Loan Party, unless the Issuing Bank has received written notice from such Loan Party of such failure within six (6) Business Days after the Issuing Bank shall have furnished such Loan Party and the Administrative Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

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(ix)    any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party or Subsidiaries of a Loan Party;
(x)    any breach of this Agreement or any other Loan Document by any party thereto;
(xi)    the occurrence or continuance of an Insolvency Proceeding with respect to any Loan Party;
(xii)    the fact that an Event of Default or a Potential Default shall have occurred and be continuing; and
(xiii)    the fact that the Expiration Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated.
2.9.8.    Indemnity. Each Borrower hereby agrees to protect, indemnify, pay and save harmless the Issuing Bank and any of its Affiliates that has issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which the Issuing Bank or any of its Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (A) the gross negligence or willful misconduct of the Issuing Bank as determined by a final judgment of a court of competent jurisdiction, or (B) the wrongful dishonor by the Issuing Bank or any of the Issuing Bank's Affiliates of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Official Body.
2.9.9.    Liability for Acts and Omissions. As between any Loan Party and the Issuing Bank, or the Issuing Bank's Affiliates, such Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank shall not be responsible for any of the following, including any losses or damages to any Loan Party or other Person or property relating therefrom: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Issuing Bank or its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, e-mail, cable, facsimile or otherwise; (v) errors in interpretation

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of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Bank or its Affiliates, as applicable, including any act or omission of any Official Body, and none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Bank's or its Affiliates rights or powers hereunder. Nothing in the preceding sentence shall relieve the Issuing Bank from liability for the Issuing Bank's gross negligence or willful misconduct in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall the Issuing Bank or its Affiliates be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including, without limitation, attorneys' fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.
Without limiting the generality of the foregoing, including the Issuing Bank not being relieved of liability for gross negligence or willful misconduct, the Issuing Bank and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by the Issuing Bank or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Issuing Bank or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Issuing Bank or its Affiliate in any way related to any order issued at the applicant's request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an "Order") and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.
In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the Issuing Bank or its Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the Issuing Bank or its Affiliates under any resulting liability to the Borrowers or any Bank.
2.9.10.    Issuing Bank Reporting Requirements. Each Issuing Bank shall, on the first Business Day of each month, provide to Administrative Agent a schedule of the Letters of Credit issued by it, in form and substance satisfactory to Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), and the expiration date

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of any Letter of Credit outstanding at any time during the preceding month, and any other information relating to such Letter of Credit that the Administrative Agent may request.
2.10    Defaulting Banks. Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank:
(i)    fees shall cease to accrue on the unfunded portion of the Commitments of such Defaulting Bank pursuant to Section 2.3 [Commitment Fees];
(ii)    the Commitments and outstanding Loans of such Defaulting Bank shall not be included in determining whether the Required Banks have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.1 [Modifications, Amendments or Waivers]); provided, that this clause (ii) shall not apply to the vote of a Defaulting Bank in the case of an amendment, waiver or other modification requiring the consent of such Bank pursuant to Section 11.1;
(iii)    if any applicable Swing Loans are outstanding or any applicable Letter of Credit Obligations exist at the time such Bank becomes a Defaulting Bank, then:

(A)
all or any part of the outstanding Swing Loans and Letter of Credit Obligations of such Defaulting Bank shall be reallocated among the applicable non-Defaulting Banks in accordance with their respective applicable Ratable Shares but only to the extent that (x) the Revolving Facility Usage does not exceed the total of all non-Defaulting Banks' Revolving Credit Commitments, and (y) no Potential Default or Event of Default has occurred and is continuing at such time;

(B)
if the reallocation described in clause (a) above cannot, or can only partially, be effected after giving effect to any prepayment of Loans made by the applicable Borrowers in order to comply with clause (a) above, the applicable Borrowers shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such outstanding Swing Loans, and (y) second, cash collateralize for the benefit of the applicable Issuing Bank the applicable Borrowers’ obligations corresponding to such Defaulting Bank's Letter of Credit Obligations (after giving effect to any partial reallocation pursuant to clause (a) above) in an interest bearing deposit account held at the Administrative Agent for so long as such Letter of Credit Obligations are outstanding;

(C)
if the applicable Borrowers cash collateralize any portion of such Defaulting Bank's Letter of Credit Obligations pursuant to clause (b) above, the applicable Borrowers shall not be required to pay any fees to such Defaulting Bank pursuant to Section 2.9.2 [Letter of Credit Fees] with respect to such Defaulting Bank's Letter of Credit Obligations during the period such Defaulting Bank's Letter of Credit Obligations are cash collateralized;

(D)	if the Letter of Credit Obligations of the non-Defaulting Banks are reallocated pursuant to clause (a) above, then the fees payable to such Banks pursuant to Section 2.9.2 [Letter

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of Credit Fees] shall be adjusted in accordance with such non-Defaulting Banks' Ratable Share; and

(E)
if all or any portion of such Defaulting Bank's Letter of Credit Obligations are neither reallocated nor cash collateralized pursuant to clause (a) or (b) above, then, without prejudice to any rights or remedies of the applicable Issuing Bank or any other Bank hereunder, all Letter of Credit Fees payable under Section 2.9.2 [Letter of Credit Fees] with respect to such Defaulting Bank's Letter of Credit Obligations shall be payable to the applicable Issuing Bank (and not to such Defaulting Bank) until and to the extent that such Letter of Credit Obligations are reallocated and/or cash collateralized; and

(iv)    so long as such Bank is a Defaulting Bank, the Swing Loan Bank shall not be required to fund any Swing Loans and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Issuing Bank is satisfied in its reasonable discretion that the related exposure and the Defaulting Bank's then outstanding Letter of Credit Obligations will be one hundred percent (100%) covered by the Revolving Credit Commitments of the non-Defaulting Banks and/or cash collateral will be provided by the applicable Borrowers in accordance with Section 2.10(iii), and participating interests in any newly made Swing Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Banks in a manner consistent with Section 2.10(iii)(A) (and such Defaulting Bank shall not participate therein).
If (i) a Bankruptcy Event with respect to a parent company of any Bank shall occur following the date hereof and for so long as such event shall continue, or (ii) the Swing Loan Bank or any Issuing Bank has a good faith belief that any Bank has defaulted in fulfilling its obligations under one or more other agreements in which such Bank commits to extend credit, the Swing Loan Bank shall not be required to fund any Swing Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swing Loan Bank or the applicable Issuing Bank, as the case may be, shall have entered into arrangements with the applicable Borrowers or such Bank, satisfactory to the Swing Loan Bank or the applicable Issuing Bank in their respective commercially reasonable discretion exercised in good faith, as the case may be, to defease any risk to it in respect of such Bank hereunder.
In the event that the Administrative Agent, the Borrowers, the Swing Loan Bank and the Issuing Banks agree in writing that a Defaulting Bank has adequately remedied all matters that caused such Bank to be a Defaulting Bank, including the return of all cash collateralization funds to the applicable Borrower, then (i) the Administrative Agent will so notify the parties hereto, (ii) the Ratable Share of the Swing Loans and Letter of Credit Obligations of the Banks shall be readjusted to reflect the inclusion of such Bank's Commitment, (iii) on such date such Bank shall purchase at par such of the Loans of the other Banks (other than Swing Loans) as the Administrative Agent shall determine in its commercially reasonable discretion exercised in good faith may be necessary in order for such Bank to hold such Loans in accordance with its Ratable Share, and (iv) any cash collateral provided by the Borrowers in accordance with this Section 2.10 shall be returned to the Borrowers; and
2.11    Increase in Commitments.

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2.11.1.    Increasing Banks and New Banks.
The Borrowers may, at any time and from time to time, request that (1) the current Banks increase their Revolving Credit Commitments (any current Bank which elects to increase its Revolving Credit Commitment shall be referred to as an "Increasing Bank") or (2) one or more new lenders (each, a "New Bank") join this Agreement and provide a Revolving Credit Commitment hereunder, subject to the following terms and conditions:
(i)    No Obligation to Increase. No current Bank shall be obligated to increase its Revolving Credit Commitment and any increase in the Revolving Credit Commitment by any current Bank shall be in the sole discretion of such current Bank.
(ii)    Defaults. There shall exist no Event of Default or Potential Default on the effective date of such increase after giving effect to such increase.
(iii)    Aggregate Revolving Credit Commitments. After giving effect to such increase, the total Revolving Credit Commitments shall not exceed Eight Hundred Million and 00/100 Dollars ($800,000,000.00).
(iv)    Minimum Increase. The amount of any individual increase to the total Revolving Credit Commitments requested pursuant to this Section 2.11.1 [Increasing Banks and New Banks] shall be at least Twenty Five Million and 00/100 Dollars ($25,000,000.00).
(v)    Certificates as to Continuing Effectiveness of Resolutions. The Loan Parties shall deliver to the Administrative Agent on or before the effective date of such increase certifications of their corporate secretaries or assistant secretaries that the resolutions authorizing a credit facility of up to Eight Hundred Million and 00/100 Dollars ($800,000,000.00) that were adopted in connection with the closing of the credit facility contemplated by this Agreement remain in full force and effect and have not been amended, modified or rescinded.
(vi)    Notes. The Borrowers shall execute and deliver (1) to each Increasing Bank a replacement revolving credit Note reflecting the new amount of such Increasing Bank's Revolving Credit Commitment after giving effect to the increase (and the prior Note issued to such Increasing Bank shall be deemed to be terminated); (2) to each New Bank a revolving credit Note reflecting the amount of such New Bank's Revolving Credit Commitment; and (3) such additional Loan Documents as shall be required by the Administrative Agent in its reasonable discretion.
(vii)    Approval of New Banks. Any New Bank shall be subject to (1) the requirements of Section 11.8.2 [Assignments by Banks] and (ii) the approval of the Administrative Agent, which approval shall not be unreasonably withheld.
(viii)    Increasing Banks. Each Increasing Bank shall confirm its agreement to increase its Revolving Credit Commitment pursuant to an acknowledgement in a form acceptable to the Administrative Agent, signed by it and the Borrowers and delivered to the Administrative Agent at least five (5) days before the effective date of such increase.

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(ix)    New Banks; Joinder. Each New Bank shall execute a lender joinder, in form and substance satisfactory to the Administrative Agent, pursuant to which such New Bank shall join and become a party to this Agreement and the other Loan Documents with a Revolving Credit Commitment in the amount set forth in such lender joinder.
2.11.2.    Treatment of Outstanding Loans and Letters of Credit.
2.11.2.1    Repayment of Outstanding Loans; Borrowing of New Loans. On the effective date of such increase of Revolving Credit Commitments under Section 2.11.1 [Increasing Banks and New Banks], the Borrowers shall repay all Revolving Credit Loans then outstanding, subject to the Borrowers' indemnity obligations under Section 5.10 [Indemnity]; provided that it may borrow new Revolving Credit Loans with a Borrowing Date on such date. Each of the Banks shall participate in any new Revolving Credit Loans made on or after such date in accordance with their respective Ratable Shares after giving effect to the increase in Revolving Credit Commitments contemplated by this Section 2.11 [Increase in Commitments].
2.11.2.2    Outstanding Letters of Credit; Repayment of Outstanding Revolving Credit Loans; Borrowing of New Revolving Credit Loans. On the effective date of such increase of Revolving Credit Commitments under Section 2.11.1 [Increasing Banks and New Banks], each Increasing Bank and each New Bank (i) will be deemed to have purchased a participation in each then outstanding Letter of Credit equal to its Ratable Share of such Letter of Credit and the participation of each other Bank in such Letter of Credit shall be adjusted accordingly and (ii) will acquire (and will pay to the Administrative Agent, for the account of each Bank, in immediately available funds, an amount equal to) its Ratable Share of all outstanding Participation Advances.
2.12    Utilization of Commitments in Optional Currencies.
2.12.1.    Periodic Computations of Dollar Equivalent Amounts of Revolving Credit Loans that are Optional Currency Loans; Repayment in Same Currency. For purposes of determining utilization of the Revolving Credit Commitments, the Administrative Agent will determine the Dollar Equivalent amount of (i) the proposed Revolving Credit Loans that are Optional Currency Loans as of the requested Borrowing Date and (ii) the outstanding Revolving Credit Loans denominated in an Optional Currency as of the end of each Interest Period (each such date under clauses (i) and (ii) is referred to as a “Computation Date”). Unless otherwise provided in this Agreement or agreed to by the Administrative Agent and the applicable Borrower, each Loan shall be repaid or prepaid in the same currency in which the Loan was made. Notwithstanding the foregoing or anything contained herein to the contrary, if it is impossible or illegal for any Borrower to effect payment of a Loan in the currency in which such Loan was made, or if the applicable Borrower defaults in its obligation to do so, the Required Banks may at their option permit such payment to be made (i) at and to a different location, subsidiary, affiliate or correspondent of the Administrative Agent, (ii) in the Dollar Equivalent amount of such payment, or (iii) in an Equivalent Amount of such other currency (freely convertible into Dollars) as the Required Banks may solely at their option designate. Upon any events described in (i) through (iii) of the preceding sentence, the applicable Borrower shall make such payment and such Borrower agrees to hold each Bank harmless from and against any loss incurred by such Bank arising from the cost to such Bank of

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any premium, any costs of exchange, the cost of hedging and covering the currency in which such Loan was originally made, and from any change in the value of Dollars, or such other currency, in relation to the currency that was due and owing.
2.12.2.    Notices from Banks That Optional Currencies Are Unavailable to Fund New Loans. The Banks shall be under no obligation to make the Revolving Credit Loans requested by the Borrowing Agent which are denominated in an Optional Currency other than Canadian Dollars or Euros if any Bank notifies the Administrative Agent by 5:00 p.m. four (4) Business Days prior to the Borrowing Date for such Revolving Credit Loans that such Bank cannot provide its Ratable Share of such Revolving Credit Loans in such Optional Currency. In the event the Administrative Agent timely receives a notice from a Bank pursuant to the preceding sentence, the Administrative Agent will notify the Borrowing Agent no later than 12:00 noon three (3) Business Days prior to the Borrowing Date for such Revolving Credit Loans that such Optional Currency is not then available for such Revolving Credit Loans, and the Administrative Agent shall promptly thereafter notify the Banks of the same and the Banks shall not make such Revolving Credit Loans requested by the Borrowers under their Revolving Credit Loan Request.
2.12.3.    Notices From Banks That Optional Currencies Are Unavailable to Fund Renewals of the LIBOR Rate Option. If a Borrowing Agent delivers a Loan Request requesting that the Banks renew the LIBOR Rate Option with respect to an outstanding Borrowing Tranche of Revolving Credit Loans denominated in an Optional Currency other than Canadian Dollars or Euros, the Banks shall be under no obligation to renew such LIBOR Rate Option if any Bank delivers to the Administrative Agent a notice by 5:00 p.m. four (4) Business Days prior to the effective date of such renewal that such Bank cannot continue to provide Revolving Credit Loans in such Optional Currency. In the event the Administrative Agent timely receives a notice from a Bank pursuant to the preceding sentence, the Administrative Agent will notify the Borrowing Agent no later than 12:00 noon three (3) Business Days prior to the renewal date that the renewal of such Revolving Credit Loans in such Optional Currency is not then available, and the Administrative Agent shall promptly thereafter notify the Banks of the same. If the Administrative Agent shall have so notified the Borrowing Agent that any such continuation of such Revolving Credit Loans in such Optional Currency is not then available, any notice of renewal with respect thereto shall be deemed withdrawn, and such Loans shall be redenominated into Loans in Dollars at the Base Rate Option or LIBOR Rate Option, at the Borrowers’ option (subject, in the case of the LIBOR Rate Option, to compliance with Section 2.6 [Making Revolving Credit Loans, Etc.] and Section 4.1 [Interest Rate Options]), with effect from the last day of the Interest Period with respect to any such Loans. The Administrative Agent will promptly notify the Borrowing Agent and the Banks of any such redenomination, and in such notice, the Administrative Agent will state the aggregate Dollar Equivalent amount of the redenominated Revolving Credit Loans in such Optional Currency as of the applicable Computation Date with respect thereto and such Bank’s Ratable Share thereof.
2.12.4.    European Monetary Union.
(A)    Payments In Euros Under Certain Circumstances. If (i) any Optional Currency ceases to be lawful currency of the nation issuing the same and is replaced by the Euro or (ii) any Optional Currency and the Euro are at the same time recognized by any governmental

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authority of the nation issuing such currency as lawful currency of such nation and the Administrative Agent or the Required Banks shall so request in a notice delivered to the Borrowing Agent, then any amount payable hereunder by any party hereto in such Optional Currency shall instead be payable in the Euro and the amount so payable shall be determined by translating the amount payable in such Optional Currency to the Euro at the exchange rate established by that nation for the purpose of implementing the replacement of the relevant Optional Currency by the Euro (and the provisions governing payments in Optional Currencies in this Agreement shall apply to such payment in the Euro as if such payment in the Euro were a payment in an Optional Currency). Prior to the occurrence of the event or events described in clause (i) or (ii) of the preceding sentence, each amount payable hereunder in any Optional Currency will, except as otherwise provided herein, continue to be payable only in that currency.
(B)    Additional Compensation Under Certain Circumstances. Each Borrower agrees, at the request of any Bank, to compensate such Bank for any loss, cost, expense or reduction in return that such Bank shall reasonably determine shall be incurred or sustained by such Bank as a result of the replacement of any Optional Currency by the Euro and that would not have been incurred or sustained but for the transactions provided for herein; provided that the Borrowers shall not be required to compensate a Bank pursuant to this Section for any loss, cost or expense or reductions suffered more than one hundred twenty (120) days prior to the date that such Bank notifies the Borrowers thereof and of such Bank’s intention to claim compensation therefor. A certificate of any Bank setting forth such Bank’s determination of the amount or amounts necessary to compensate such Bank shall be delivered to the Borrowing Agent and shall be conclusive absent manifest error so long as such determination is made on a reasonable basis. The Borrowers shall pay such Bank the amount shown as due on any such certificate within thirty (30) days after receipt thereof.
2.12.5.    Requests for Additional Optional Currencies.
The Borrowing Agent may deliver to the Administrative Agent a written request that Revolving Credit Loans hereunder also be permitted to be made in any other lawful currency (other than Dollars), in addition to the currencies specified in the definition of “Optional Currency” herein, provided (A) such written request must be delivered to the Administrative Agent not later than four (4) Business Days prior to the date on which the Borrowers intend to request a Revolving Credit Loan denominated in the new currency, and (B) that such currency must be freely traded in the offshore interbank foreign exchange markets, freely transferable, freely convertible into Dollars and available to the Banks in the Relevant Interbank Market. The Administrative Agent will promptly notify the Banks of any such request promptly after the Administrative Agent receives such request. The Administrative Agent will promptly notify the Borrowing Agent of the acceptance or rejection by the Administrative Agent and each of the Banks of the Borrowers’ request. The requested currency shall be approved as an Optional Currency hereunder only if the Administrative Agent and all of the Banks approve of the Borrowers’ request.
2.13    Designated Borrowers.
So long as no Event of Default or Potential Default has occurred and is continuing, and subject to the satisfaction of the terms and conditions set forth in this Section 2.13 and in Section

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7.3 [Conditions to Designation of Designated Borrowers], the Borrowing Agent may at any time and from time to time, upon not less than fifteen (15) Business Days’ notice from the Borrowing Agent to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate any wholly-owned Subsidiary as a Designated Borrower to receive Loans hereunder by delivery to the Administrative Agent of a Designated Borrower Agreement, executed by such Subsidiary and the Borrowing Agent.
No Foreign Subsidiary may be a Designated Borrower (i) without the consent of the Administrative Agent and each of the Banks (such consent not to be unreasonably withheld, conditioned or delayed), it being understood that a Bank shall be deemed to have acted reasonably in withholding its consent if (A) it is unlawful (or such Bank cannot or has not been able to determine that it is lawful) for such Bank to make Loans and other extensions of credit under this Agreement to such Subsidiary, (B) the making of the Loans or other extensions of credit under this Agreement to such Subsidiary would subject such Bank to adverse tax consequences for which it is not reimbursed hereunder, (C) such Bank would be required to, or has determined that it would be prudent to, register or file in the jurisdiction of formation, organization or location of such Subsidiary in order to make Loans or other extensions of credit under this Agreement to such Subsidiary, and such Bank does not wish to do so or (D) such Bank is restricted by operational or administrative procedures or other applicable internal policies from making Loans or other extensions of credit under this Agreement to Persons formed, organized or located in the jurisdiction in which such Subsidiary is formed, organized or located; provided that, if any Bank withholds consent, the Borrowers shall have the right to replace such Bank under Section 5.6.2, and (ii) satisfaction of the conditions set forth in Section 7.3 hereof.

Upon such execution, delivery and consent, such Subsidiary shall for all purposes be a party hereto as a Designated Borrower as fully as if it had executed and delivered this Agreement. So long as the principal of and interest on any Loans made to any Designated Borrower under this Agreement shall have been repaid or paid in full, all Letters of Credit issued for the account of such Designated Borrower have expired or been returned and terminated and all other Obligations (other than contingent indemnity obligations) of such Designated Borrower under this Agreement shall have been fully performed, the Borrowing Agent may, by not less than five (5) Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Banks thereof), terminate such Subsidiary Borrower’s status as a “Designated Borrower” or “Borrower” by delivering a Designated Borrower Termination with respect to such Subsidiary, whereupon such Subsidiary shall cease to be a Designated Borrower and a party to this Agreement and shall be released from any future liability (other than contingent indemnity obligations) as a “Designated Borrower” or “Borrower” hereunder or under the other Loan Documents.

3.	[RESERVED].

4.	INTEREST RATES
4.1    Interest Rate Options. The Borrowers shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by it from the Base Rate Option or LIBOR Rate Option set forth below applicable to the Loans, it being understood that, subject to the provisions of this Agreement, the Borrowers may select different Interest Rate Options and different Interest

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Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche; provided that there shall not be at any one time outstanding more than twelve (12) Borrowing Tranches in the aggregate among all of the Loans and provided further that if an Event of Default or Potential Default exists and is continuing, the Borrowers may not request, convert to, or renew the LIBOR Rate Option for any Loans and the Required Banks may demand that all existing Borrowing Tranches bearing interest under the LIBOR Rate Option shall be converted immediately to the Base Rate Option, subject to the obligation of the Borrowers to pay any indemnity under Section 5.10 [Indemnity] in connection with such conversion. If at any time the designated rate applicable to any Loan made by any Bank exceeds such Bank's highest lawful rate, the rate of interest on such Bank's Loan shall be limited to such Bank's highest lawful rate. Notwithstanding any provisions to the contrary contained in this Agreement or any other Loan Document, no Borrower shall be required to pay, and the Banks shall not be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by applicable Law ("Excess Interest"). If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Agreement or in any other Loan Document, then, in such event: (1) the provisions of this subsection shall govern and control; (2) the applicable Borrower shall not be obligated to pay any Excess Interest; (3) any Excess Interest that the Banks may have received hereunder shall be, at the option of the Required Banks, (a) applied as a credit against the outstanding principal balance of the Obligations or accrued and unpaid interest (not to exceed the maximum amount permitted by Law), (b) refunded to the payor thereof, or (c) any combination of the foregoing; (4) the interest rates provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable Law, and this Agreement and the other Loan Documents shall be deemed to have been and shall be reformed and modified to reflect such reduction; and (5) no Borrower shall have any action against the Administrative Agent or any Bank for any damages arising out of the payment or collection of any Excess Interest (other than to enforce this Section 4.1).
4.1.1.    Revolving Credit Interest Rate Options; Swing Line Interest Rate. The Borrowers shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans denominated in Dollars and Optional Currency Loans, as applicable:
(i)    Revolving Credit Base Rate Option: A fluctuating rate per annum applicable to Revolving Credit Loans denominated in Dollars (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or
(ii)    Revolving Credit LIBOR Rate Option: A rate per annum applicable to Revolving Credit Loans denominated in Dollars and any Optional Currency (computed on the basis of a year of 360 days and actual days elapsed) equal to the LIBOR Rate as determined for each applicable Interest Period plus the Applicable Margin.
Subject to Section 4.3 [Interest After Default], the Swing Loans shall bear interest, as agreed by the Swing Loan Bank and the Borrowing Agent, (i) at the Base Rate Option applicable to Revolving

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Credit Loans, (ii) at the Daily LIBOR Rate plus the Applicable Margin for LIBOR Rate Loans (computed on the basis of a year of 360 days and actual days elapsed), or (iii) if applicable, at the applicable rate set forth in any Cash Management Agreement.
4.1.2.    Rate Calculations; Rate Quotations. All other computations of fees and interest not otherwise specified in this Section 4.1 shall be made on the basis of a 360-day year and actual days elapsed or, in the case of interest in respect of Loans denominated in Optional Currencies as to which market practice differs from the foregoing, in accordance with such market practice. The Borrowing Agent may call the Administrative Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Administrative Agent or the Banks nor affect the rate of interest which thereafter is actually in effect when the election is made.
4.2    Interest Periods. At any time when the Borrowers shall select, convert to or renew a LIBOR Rate Option, the Borrowing Agent shall notify the Administrative Agent in accordance with Section 2.5.1. The notice shall specify an Interest Period during which such Interest Rate Option shall apply. Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a LIBOR Rate Option:
4.2.1.    Amount of Borrowing Tranche. Each Borrowing Tranche of Loans under the LIBOR Rate Option shall be in integral multiples of, and not less than, the respective amounts set forth in Section 2.5.1 [Revolving Credit Loan Requests]; and
4.2.2.    Renewals. In the case of the renewal of a LIBOR Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.
4.2.3.    No Conversion of Optional Currency Loans. Notwithstanding anything to the contrary herein, no Optional Currency Loan may be converted into a Loan with a different Interest Rate Option or a Loan denominated in a different currency unless otherwise permitted herein.
4.3    Interest After Default. To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived, at the discretion of the Administrative Agent or upon written demand by the Required Banks to the Administrative Agent:
4.3.1.    Letter of Credit Fees, Interest Rate. The Letter of Credit Fees and the rate of interest for each Loan otherwise applicable pursuant to Section 2.9.2 [Letter of Credit Fees] or Section 4.1 [Interest Rate Options], respectively, shall be increased by 2.0% per annum;
4.3.2.    Other Obligations. Each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable to Revolving Credit Loans under the Base Rate Option plus an additional 2.0% per annum from the time such Obligation becomes due and payable and until it is Paid In Full; and

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4.3.3.    Acknowledgment. Each Borrower acknowledges that the increase in rates referred to in this Section 4.3 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Banks are entitled to additional compensation for such risk; and all such interest owing from the Borrowers shall be payable by Borrowers upon demand by the Administrative Agent.
4.4    LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available.
4.4.1.    Unascertainable. If on any date on which a LIBOR Rate would otherwise be determined with respect to the Loans, the Administrative Agent shall have determined that:
(i)    adequate and reasonable means do not exist for ascertaining such LIBOR Rate, or
(ii)    a contingency has occurred which materially and adversely affects the Relevant Interbank Market relating to the LIBOR Rate, then the Administrative Agent shall have the rights specified in Section 4.4.3 [Administrative Agent's and Bank's Rights].
4.4.2.    Illegality; Increased Costs; Deposits Not Available. If at any time any Bank shall have determined that:
(i)    the making, maintenance or funding of any Loan to which a LIBOR Rate Option applies has been made impracticable or unlawful by compliance by such Bank in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or
(ii)    such LIBOR Rate Option will not adequately and fairly reflect the cost to such Bank of the establishment or maintenance of any such Loan, or
(iii)    after making all reasonable efforts, deposits of the relevant amount in Dollars or in the Optional Currency, as applicable for the relevant Interest Period for a Loan, or to banks generally, to which a LIBOR Rate Option applies, respectively, are not available to such Bank with respect to such Loan, or to banks generally, in the interbank eurodollar market, then, the Administrative Agent shall have the rights specified in Section 4.4.3 [Administrative Agent's and Bank's Rights].
4.4.3.    Administrative Agent's and Bank's Rights. In the case of any event specified in Section 4.4.1 [Unascertainable] above, the Administrative Agent shall promptly so notify the Banks and the Borrowing Agent thereof, and in the case of an event specified in Section 4.4.2 [Illegality; Increased Costs; Deposits Not Available] above, such Bank shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Banks and the Borrowing Agent. Upon such date as shall be specified in such notice

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(which shall not be earlier than the date such notice is given), the obligation of (A) the Banks, in the case of such notice given by the Administrative Agent, or (B) such Bank, in the case of such notice given by such Bank, to allow the Borrowers to select, convert to or renew a LIBOR Rate Option or select an Optional Currency, as applicable, shall be suspended until the Administrative Agent shall have later notified the Borrowing Agent, or such Bank shall have later notified the Administrative Agent, of the Administrative Agent's or such Bank's, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist. If at any time the Administrative Agent makes a determination under Section 4.4.1 [Unascertainable] and the Borrowers have previously notified the Administrative Agent of its selection of, conversion to or renewal of a LIBOR Rate Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans. If any Bank notifies the Administrative Agent of a determination under Section 4.4.2 [Illegality; Increased Costs; Deposits Not Available], the Borrowers shall, subject to the Borrowers’ indemnification Obligations under Section 5.10 [Indemnity], as to any Loan of the Bank to which a LIBOR Rate Option applies, on the date specified in such notice either (i) as applicable, convert such Loan to the Base Rate Option otherwise available with respect to such Loan or select a different Optional Currency or Dollars, or (ii) prepay such Loan in accordance with Section 5.6 [Voluntary Prepayments]. Absent due notice from the Borrowers of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date.
4.5    Selection of Interest Rate Options. If the Borrowers fail to select a new Interest Period to apply to any Borrowing Tranche of Loans under the LIBOR Rate Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 4.2 [Interest Periods], the Borrowers shall be deemed to have converted such Borrowing Tranche to the Base Rate Option commencing upon the last day of the existing Interest Period.
4.6    Successor LIBOR Rate Index.
(i)    If the Administrative Agent determines (which determination shall be final and conclusive, absent manifest error) that either (a) (i) the circumstances set forth in Section 4.4 [LIBOR Rate Unascertainable, Etc.] have arisen and are unlikely to be temporary, or (ii) the circumstances set forth in Section 4.4 have not arisen but the applicable supervisor or administrator (if any) of the LIBOR Rate or an Official Body having jurisdiction over the Administrative Agent has made a public statement identifying the specific date after which the LIBOR Rate shall no longer be used for determining interest rates for loans (either such date, a “LIBOR Termination Date”), or (b) a rate other than the LIBOR Rate has become a widely recognized benchmark rate for newly originated loans in Dollars in the U.S. market, then the Administrative Agent may (in consultation with the Borrowers) choose a replacement index for the LIBOR Rate and make adjustments to applicable margins and related amendments to this Agreement as referred to below such that, to the extent practicable, the all-in interest rate based on the replacement index will be substantially equivalent to the all-in LIBOR Rate-based interest rate in effect prior to its replacement.

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(ii)     The Administrative Agent and the Loan Parties shall enter into an amendment to this Agreement to reflect the replacement index, the adjusted margins and such other related amendments as may be appropriate, in the discretion of the Administrative Agent, for the implementation and administration of the replacement index-based rate. Notwithstanding anything to the contrary in this Agreement or the other Loan Documents (including, without limitation, Section 11.1 [Amendments, Modifications, Etc.], such amendment shall become effective without any further action or consent of any other party to this Agreement at 5:00 p.m. New York City time on the tenth (10th) Business Day after the date a draft of the amendment is provided to the Banks, unless the Administrative Agent receives, on or before such tenth (10th) Business Day, a written notice from the Required Banks stating that such Banks object to such amendment.
(iii)    Selection of the replacement index, adjustments to the applicable margins, and amendments to this Agreement (i) will be determined with due consideration to the then-current market practices for determining and implementing a rate of interest for newly originated loans in the United States and loans converted from a LIBOR Rate-based rate to a replacement index-based rate, and (ii) may also reflect adjustments to account for (x) the effects of the transition from the LIBOR Rate to the replacement index and (y) yield- or risk-based differences between the LIBOR Rate and the replacement index.
(iv)    Until an amendment reflecting a new replacement index in accordance with this Section 4.6 is effective, each advance, conversion and renewal of a Loan under the LIBOR Rate Option will continue to bear interest with reference to the LIBOR Rate; provided however, that if the Administrative Agent determines (which determination shall be final and conclusive, absent manifest error) that a LIBOR Termination Date has occurred, then following the LIBOR Termination Date, all Loans as to which the LIBOR Rate Option would otherwise apply shall automatically be converted to the Base Rate Option until such time as an amendment reflecting a replacement index and related matters as described above is implemented.
(v)    Notwithstanding anything to the contrary contained herein, if at any time the replacement index is less than zero, at such times, such index shall be deemed to be zero for purposes of this Agreement.

5.	PAYMENTS
5.1    Payments. All payments and prepayments to be made in respect of principal, interest, Commitment Fee, Letter of Credit Fees, Administrative Agent's Fee or other fees or amounts due from the Borrowers hereunder shall be payable prior to 12:00p.m.. on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrowers, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Administrative Agent at the Principal Office for the account of the Swing Loan Bank with respect to the Swing Loans and for the ratable accounts of the Banks with respect to the Revolving Credit Loans in U.S. Dollars and in immediately available funds, and the Administrative Agent shall promptly distribute such amounts to the Banks in immediately available funds; provided that in the event payments are received by 12:00p.m.. by the Administrative Agent with respect to the Loans and such payments are not distributed to the Banks on the same day received by the Administrative Agent, the

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Administrative Agent shall pay the Banks interest at the Federal Funds Effective Rate in the case of Loans or other amounts due in Dollars, or the overnight Rate in the case of Loans or other amounts due in an Optional Currency, with respect to the amount of such payments for each day held by the Administrative Agent and not distributed to the Banks. The Administrative Agent's and each Bank's statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement and shall be deemed an “account stated”. Subject to Section 2.12.1 [Periodic Computations, Etc.], all payments of principal and interest made in respect of the Loans must be repaid in the same currency (whether Dollars or the applicable Optional Currency) in which such Loan was made.
5.2    Pro Rata Treatment of Banks. Each borrowing of Revolving Credit Loans shall be allocated to each Bank according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option applicable to the Revolving Credit Loans and each payment or prepayment by the Borrowers with respect to principal, interest, Commitment Fee and Letter of Credit Fees (but excluding the Administrative Agent's Fee and the Issuing Banks’ fronting fees) shall (except as otherwise may be provided with respect to a Defaulting Bank and except as provided in Sections 4.4.3 [Administrative Agent's and Bank's Rights] in the case of an event specified in Section 4.4 [LIBOR Rate Unascertainable; Etc.], 5.6.2 [Replacement of a Bank] or 5.8 [Increased Costs]) be payable ratably among the Banks entitled to such payment in accordance with the amount of principal, interest, Commitment Fees and Letter of Credit Fees, as set forth in this Agreement. Notwithstanding any of the foregoing, each borrowing or payment or prepayment by the Borrowers of principal, interest, fees or other amounts from the Borrowers with respect to Swing Loans shall be made by or to the Swing Loan Bank according to Section 2.6.5 [Borrowings to Repay Swing Loans].
5.3    Sharing of Payments by Banks. If any Bank shall, by exercising any right of setoff, counterclaim or banker's lien, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Bank's receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than the pro-rata share of the amount such Bank is entitled thereto, then the Bank receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Banks, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Banks ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law (including court order) to be paid by the Bank or the holder making such purchase; and

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(ii)    the provisions of this Section 5.3 shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of the Loan Documents or (y) any payment obtained by a Bank as consideration for the assignment of or sale of a participation in any of its Loans or Participation Advances to any assignee or participant, other than to a Borrower or any Subsidiary thereof (as to which the provisions of this Section 5.3 shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Bank acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Bank were a direct creditor of each Loan Party in the amount of such participation.
5.4    Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrowing Agent prior to the date on which any payment is due to the Administrative Agent for the account of the Banks or the Issuing Banks hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Banks or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Banks or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Bank or the Issuing Banks, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate (or, for payments in an Optional Currency, the Overnight Rate) and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
5.5    Interest Payment Dates. Interest on Loans to which the Base Rate Option applies shall be due and payable in arrears on each Payment Date. Interest on Loans to which the LIBOR Rate Option applies shall be due and payable on the last day of each Interest Period for those Loans and, if such Interest Period is longer than three (3) Months, also on the 90th day of such Interest Period. Interest on mandatory prepayments of principal under Section 5.7 [Mandatory Prepayments] shall be due on the date such mandatory prepayment is due. Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated Expiration Date, upon acceleration or otherwise).
5.6    Voluntary Prepayments.
5.6.1.    Right to Prepay. The Borrowers shall have the right at its option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 5.6.2 [Replacement of a Bank] below, in Section 5.8[Increased Costs] and Section 5.10 [Indemnity]). Whenever the Borrowers desire to prepay any part of the Loans, it shall provide a prepayment notice to the Administrative Agent by 11:00a.m. at least one (1) Business Day prior to the date of prepayment of the Revolving Credit Loans denominated in Dollars, and at least four (4)

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Business Days prior to the date of prepayment of Optional Currency Loans, or no later than 11:00a.m. on the date of prepayment of Swing Loans, setting forth the following information:
(i)    the date, which shall be a Business Day, on which the proposed prepayment is to be made;
(ii)    the currency in which such payment shall be made;
(iii)    if such prepayment is to be made in Dollars, a statement indicating the application of the prepayment between the Swing Loans and the Revolving Credit Loans;
(iv)    if such prepayment is to be made in Dollars, a statement indicating the application of the prepayment between Loans to which the Base Rate Option applies and Loans to which the LIBOR Rate Option applies; and
(v)    the total principal amount of such prepayment, which (i) with respect to Revolving Credit Loans shall be in integral multiples of One Million and 00/100 Dollars ($1,000,000.00) and not less than Five Million and 00/100 Dollars ($5,000,000.00) (or in each case, the Dollar Equivalent thereof) for each Borrowing Tranche to which the LIBOR Rate Option applies and in integral multiples of Five Hundred Thousand and 00/100 Dollars ($500,000.00) and not less than the lesser of One Million and 00/100 Dollars ($1,000,000.00) or the outstanding principal amount of Revolving Credit Loans to which the Base Rate Option applies and (ii) with respect to Swing Loans, not less than the lesser of One Hundred Thousand and 00/100 Dollars ($100,000.00) or the outstanding principal amount of the Swing Loans.
All prepayment notices shall be irrevocable. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount, except with respect to Loans to which the Base Rate Option applies, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. Except as provided in Section 4.4.3 [Administrative Agent's and Bank's Rights] and subject to Section 11.18 [Bifurcation of Obligations], if the Borrowers prepay a Loan but fail to specify the applicable Borrowing Tranche which the Borrowers are prepaying, the prepayment shall be applied, after giving effect to the allocations in the preceding sentence, first to Loans (including Swing Loans) to which the Base Rate Option applies, then to Loans (including Swing Loans) which are not Optional Currency Loans to which the LIBOR Rate Option applies, then to Optional Currency Loans. Any prepayment hereunder shall be subject to the Borrowers’ Obligation to indemnify the Banks under Section 5.10 [Indemnity].
5.6.2.    Replacement of a Bank. In the event any Bank (i) gives notice under Section 4.4 [LIBOR Rate Unascertainable, Etc.], (ii) requests compensation under Section 5.8 [Increased Costs], or requires the Borrowers to pay any Indemnified Taxes or additional amount to any Bank or any Official Body for the account of any Bank pursuant to Section 5.9 [Taxes], (iii) is a Defaulting Bank, (iv) becomes subject to the control of an Official Body (other than normal and customary supervision), (v) is a Non-Consenting Bank referred to in Section 11.1 [Modifications, Amendments or Waivers] or (vi) withholds consent for a Foreign Subsidiary to become a Designated

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Borrower under Section 2.13, then in any such event the Borrowers may, at their sole expense, upon notice to such Bank and the Administrative Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.8 [Successors and Assigns]), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment), provided that:
(i)    such Bank shall have received payment of an amount equal to the outstanding principal of its Loans and Participation Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.10 [Indemnity]) from the assignee (to the extent, subject to the terms of this Agreement including, without limitation, Section 2.10 [Defaulting Banks], of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);
(ii)    in the case of any such assignment resulting from a claim for compensation under Section 5.8.1 [Increased Costs Generally] or payments required to be made pursuant to Section 5.9 [Taxes], such assignment will result in the elimination or, upon the consent of the applicable Borrower, a reduction of such compensation or payments thereafter; and
(iii)    such assignment does not conflict with applicable Law.
A Bank shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
5.6.3.    Designation of a Different Lending Office. If any Bank requests compensation under Section 5.8 [Increased Costs], or any Borrower is or will be required to pay any Indemnified Taxes or additional amounts to any Bank or any Official Body for the account of any Bank pursuant to Section 5.9 [Taxes], then such Bank shall (at the request of the Borrowing Agent) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.8 [Increased Costs] or Section 5.9 [Taxes], as the case may be, in the future, and (ii) would not subject such Bank to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Bank. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Bank in connection with any such designation or assignment.
5.7    Mandatory Prepayments.
5.7.1.    Reduction of Revolving Credit Commitments.
On each date which any of the Revolving Credit Commitments are reduced pursuant to Section 2.4 [Termination or Reduction of Revolving Credit Commitments], the

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Borrowers shall pay or prepay the Loans (subject to the Borrowers' indemnity obligations under Section 5.10) such that the Revolving Facility Usage shall not exceed the Revolving Credit Commitments.
5.7.2.    Currency Fluctuations.
If on any Computation Date, the aggregate Dollar Equivalent amount of Optional Currency Loans exceeds the Optional Currency Sublimit as a result of a change in the exchange rates between one or more Optional Currencies and Dollars, then the Administrative Agent shall notify the Borrowing Agent of the same and the Borrowers shall pay or prepay (subject to the Borrowers’ indemnity obligations under Section 5.10 [Indemnity]) the Optional Currency Loans within one (1) Business Day after receiving such notice in an amount such that the aggregate Dollar Equivalent amount of Optional Currency Loans shall not exceed the Optional Currency Sublimit after giving effect to such payments or prepayments. Notwithstanding the foregoing, if on any Computation Date the Revolving Facility Usage is equal to or greater than the Revolving Credit Commitments as a result of a change in exchange rates between one or more Optional Currencies and Dollars, then the Administrative Agent shall notify the Borrowing Agent of the same and the Borrowers shall pay or prepay (subject to the Borrowers’ indemnity obligations under Section 5.10 [Indemnity]) within one (1) Business Day after receiving such notice in an amount such that the Revolving Facility Usage shall not exceed the aggregate Revolving Credit Commitments after giving effect to such payments or prepayments.
5.7.3.    Application among Interest Rate Options.
All prepayments required pursuant to this Section 5.7 [Mandatory Prepayments] shall first be applied among the Interest Rate Options to the principal amount of the Loans (including Swing Loans) subject to the Base Rate Option, then to Loans denominated in Dollars subject to a LIBOR Rate Option, then to Optional Currency Loans. In accordance with Section 5.10 [Indemnity], the Borrowers shall indemnify the Banks for any loss or expense, including loss of margin, incurred with respect to any such prepayments applied against Loans subject to a LIBOR Rate Option on any day other than the last day of the applicable LIBOR Interest Period.
5.8    Increased Costs.
5.8.1.    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Bank (except any reserve requirement which is addressed separately in this Section 5.8) or the Issuing Bank;
(ii)    subject any Bank or any Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Loan under the LIBOR Rate Option made by it, or change the basis of taxation of payments to such Bank or such Issuing Bank in respect thereof (except for Indemnified

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Taxes or Other Taxes covered by Section 5.9 [Taxes] and the imposition of, or any change in the rate of, any Excluded Tax payable by such Bank or such Issuing Bank); or
(iii)    impose on any Bank, any Issuing Bank or the Relevant Interbank Market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Bank or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to actually increase the cost to such Bank of making, converting to, continuing or maintaining any Loan under the LIBOR Rate Option (or of maintaining its obligation to make any such Loan) by an amount which such Bank in its commercially reasonable discretion exercised in good faith deems to be material, or to actually increase the cost to such Bank or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) by an amount which such Bank in its commercially reasonable discretion exercised in good faith deems to be material, or to actually reduce the amount of any sum received or receivable by such Bank or such Issuing Bank hereunder (whether of principal, interest or any other amount) by an amount which such Bank in its commercially reasonable discretion exercised in good faith deems to be material then, upon notice from such Bank or such Issuing Bank to the Borrowers, the Borrowers will pay to any such Bank or Issuing Bank such additional amount or amounts as necessary to compensate such Bank or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered. Such notice shall set forth in reasonable detail the basis for such Bank's or such Issuing Bank's determination. Such amount shall be due and payable by the Borrowers to such Bank or such Issuing Bank within ten (10) Business Days after the date on which such notice is given.
5.8.2.    Capital Requirements. If any Bank or any Issuing Bank determines that any Change in Law affecting such Bank or such Issuing Bank or any lending office of such Bank or such Bank's or such Issuing Bank's holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Bank's or such Issuing Bank's capital or on the capital of such Bank's or such Issuing Bank's holding company, if any, as a consequence of this Agreement, the Commitments of such Bank or the Loans made by, or participations in Letters of Credit or Swing Loans held by, such Bank, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Bank or such Issuing Bank or such Bank's or such Issuing Bank's holding company could have achieved but for such Change in Law and which such Bank in its commercially reasonable discretion exercised in good faith deems to be material (taking into consideration such Bank's or such Issuing Bank's policies and the policies of such Bank's or such Issuing Bank's holding company with respect to capital adequacy), then within ten (10) Business Days after the date on which such Bank or such Issuing Bank gives notice to the Borrowing Agent, the Borrowers will pay to any such Bank or Issuing Bank without duplication with respect to any payments made pursuant to Section 5.8.1 [Increased Costs Generally], such additional amount or amounts as necessary to compensate such Bank or such Issuing Bank or such Bank's or such Issuing Bank's holding company, as the case may be, for any such reduction suffered. Such notice shall set forth in reasonable detail the basis for such Bank's or such Issuing Bank's determination.
5.8.3.    Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans. A certificate of a Bank or an Issuing Bank setting forth the amount or

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amounts necessary to compensate such Bank or such Issuing Bank or its holding company, as the case may be, as specified in Sections 5.8.1 [Increased Costs Generally] or 5.8.2 [Capital Requirements] and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay such Bank or Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
5.8.4.    Delay in Requests. Failure or delay on the part of any Bank or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Bank's or Issuing Bank's right to demand such compensation, provided that the Borrowers shall not be required to compensate a Bank or Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than one hundred twenty (120) days prior to the date that such Bank or Issuing Bank, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Bank's or Issuing Bank's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred twenty (120) day period referred to above shall be extended to include the period of retroactive effect thereof).
5.9    Taxes.
5.9.1.    Payments Free of Taxes.
(i)    For purposes of this Section 5.9.1, the phrase “applicable Law” includes FATCA.
(ii)    Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrowers shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.9.1) the Administrative Agent, the Bank or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall timely pay the full amount deducted to the relevant Official Body in accordance with applicable Law.
5.9.2.    Payment of Other Taxes by the Borrowers.
Without limiting the provisions of Section 5.9.1 [Payments Free of Taxes] above, the Borrowers shall timely pay any Other Taxes to the relevant Official Body in accordance with applicable Law.
5.9.3.    Indemnification.
5.9.3.1    Indemnification by the Loan Parties.

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The Loan Parties shall jointly and severally (subject to Section 11.18 [Bifurcation of Obligations]) indemnify the Administrative Agent, each Bank and Issuing Bank, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.9.3) paid by the Administrative Agent, such Bank or such Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to the Borrowing Agent by a Bank or an Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Bank or an Issuing Bank, shall be conclusive absent manifest error.
5.9.3.2    Indemnification by the Banks.
Each Bank shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Bank (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of any of the Loan Parties to do so), (ii) any Taxes attributable to such Bank’s failure to comply with the provisions of Section 11.8.4 [Participations] relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Bank, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to any Bank by the Administrative Agent shall be conclusive absent manifest error. Each Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Bank under any Loan Document or otherwise payable by the Administrative Agent to the Bank from any other source against any amount due to the Administrative Agent under this Section 5.9.3.2 [Indemnification by the Banks].
5.9.4.    Evidence of Payments.
As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to an Official Body, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
5.9.5.    Status of Banks.
Any Foreign Bank that is entitled to an exemption from or reduction of withholding tax under the Law of the jurisdiction in which any Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrowing Agent (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by the Borrowing Agent or the Administrative Agent, such properly completed and executed documentation

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prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding the submission of such documentation claiming a reduced rate of or exemption from U.S. withholding tax, the Administrative Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the United States Income Tax Regulations. Further, the Administrative Agent is indemnified under § 1.1461-1(e) of the United States Income Tax Regulations against any claims and demands of any Bank or assignee or participant of a Bank for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Internal Revenue Code. In addition, any Bank, if requested by the Borrowing Agent or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrowing Agent or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements.
Without limiting the generality of the foregoing, in the event that any Borrower is resident for tax purposes in the United States of America, any Foreign Bank shall deliver to the Borrowing Agent and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the request of the Borrowing Agent or the Administrative Agent, but only if such Foreign Bank is legally entitled to do so), whichever of the following is applicable:
(i)    duly completed valid originals of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,
(ii)    duly completed valid originals of Internal Revenue Service Form W-8ECI,
(iii)    in the case of a Foreign Bank claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit 5.9.5(A) to the effect that such Foreign Bank is not (A) a "bank" within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a "10 percent shareholder" of any Borrower within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (C) a "controlled foreign corporation" related to a Borrower as described in section 881(c)(3)(C) of the Internal Revenue Code (a “Tax Compliance Certificate”) and (y) two duly completed valid originals of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E,
(iv)    to the extent a Foreign Bank is not the beneficial owner, executed copies of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 5.9.5(B) or Exhibit 5.9.5(C), Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Bank is a partnership and one or more direct or

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indirect partners or such Foreign Bank are claiming the portfolio interest exemption, such Foreign Bank may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 5.9.5(D) on behalf of each such direct and indirect partner,
(v)    any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrowers to determine the withholding or deduction required to be made, or
(vi)    to the extent that any Bank is not a Foreign Bank, such Bank shall submit to each of the Borrowing Agent and the Administrative Agent two (2) originals of an Internal Revenue Service Form W-9 or any other form prescribed by applicable Law demonstrating that such Bank is not a Foreign Bank.
Without limiting the generality of the first paragraph of this Section 5.9.5 [Status of Banks] and in addition to any requirements described in the second paragraph of this Section 5.9.5 [Status of Banks], if a payment made to a Bank or an Issuing Bank hereunder or under any other Loan Document would be subject to US federal withholding tax imposed by FATCA if such Bank or such Issuing Bank, as the case may be, were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable, or in any agreement or request entered into or issued pursuant to such sections), such Foreign Bank or Issuing Bank, as the case may be, shall deliver to the Borrowing Agent and to the Administrative Agent, at the time or times prescribed by Law and at such time or times reasonably requested by the Borrowing Agent or the Administrative Agent, such documentation, certifications or other information prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation, certifications or other information reasonably requested by the Borrowing Agent or the Administrative Agent as may be necessary for the Loan Parties or the Administrative Agent to comply with its obligations under FATCA, to determine that such Bank or Issuing Bank, as the case may be, has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment.
Each Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowing Agent and the Administrative Agent in writing of its legal inability to do so.
5.9.6.    Treatment of Certain Refunds and Credits.
If any party determines, in its sole discretion exercised in good faith, that it has received a refund of or credit with respect to any Taxes as to which it has been indemnified pursuant to this Section 5.9 [Taxes] (including by the payment of additional amounts pursuant to this Section 5.9 [Taxes]), it shall pay to the indemnifying party an amount equal to such refund or credit (but only to the extent of indemnity payments made under this Section 5.9 [Taxes] with respect to the Taxes giving rise to such refund or credit), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Official Body with respect to such refund). Such indemnifying party, upon the request of such indemnified

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party incurred in connection with obtaining such refund or credit, shall repay to such indemnified party the amount paid over pursuant to this Section 5.9.6 [Treatment of Certain Refunds] (plus any penalties, interest or other charges imposed by the relevant Official Body) in the event that such indemnified party is required to repay such refund to such Official Body. Notwithstanding anything to the contrary in this Section 5.9.6 [Treatment of Certain Refunds]), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.9.6 [Treatment of Certain Refunds] the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
5.10    Indemnity. In addition to the compensation or payments required by Section 5.8 [Increased Costs] or Section 5.9 [Taxes], the Borrowers shall indemnify each Bank against all liabilities, losses or expenses (including loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain a Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract) which such Bank sustains or incurs as a consequence of any:
(i)    payment, prepayment, conversion or renewal of any Loan to which a LIBOR Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due),
(ii)    attempt by any Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests] or Section 4.2 [Interest Periods] or notice relating to prepayments under Section 5.6 [Voluntary Prepayments], or
If any Bank sustains or incurs any such loss or expense, it shall from time to time notify the Borrowing Agent of the amount determined in good faith by such Bank (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Bank shall deem reasonable) to be necessary to indemnify such Bank for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrowers to such Bank ten (10) Business Days after such notice is given.
5.11    Settlement Date Procedures. In order to minimize the transfer of funds between the Banks and the Administrative Agent, the Borrowers may borrow, repay and reborrow Swing Loans and the Swing Loan Bank may make Swing Loans as provided in Section 2.1.2 [Swing Loan Commitments] hereof during the period between Settlement Dates. The Administrative Agent shall notify each Bank of its Ratable Share of the total of the Revolving Credit Loans and the Swing Loans (each a "Required Share"). On such Settlement Date, each Bank shall pay to the

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Administrative Agent the amount equal to the difference between its Required Share and its Revolving Credit Loans, and the Administrative Agent shall pay to each Bank (that is not a Defaulting Bank) its Ratable Share of all payments made by the Borrowers to the Administrative Agent with respect to the Revolving Credit Loans. The Administrative Agent shall also effect settlement in accordance with the foregoing sentence on the proposed Borrowing Dates for Revolving Credit Loans and on any mandatory prepayment date as provided for herein and may at its option effect settlement on any other Business Day. These settlement procedures are established solely as a matter of administrative convenience, and nothing contained in this Section 5.11 shall relieve the Banks of their obligations to fund Revolving Credit Loans on dates other than a Settlement Date pursuant to Section 2.1.2 [Swing Loan Commitment]. The Administrative Agent may at any time at its option for any reason whatsoever require each Bank to pay immediately to the Administrative Agent such Bank's Ratable Share of the outstanding Revolving Credit Loans and each Bank may at any time require the Administrative Agent to pay immediately to such Bank its Ratable Share of all payments made by the Borrowers to the Administrative Agent with respect to the Revolving Credit Loans.
5.12    Currency Conversion Procedures for Judgments. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in any currency (the "Original Currency") into another currency (the "Other Currency"), the parties hereby agree, to the fullest extent permitted by Law, that the rate of exchange used shall be that at which in accordance with normal lending procedures the Administrative Agent could purchase the Original Currency with the Other Currency after any premium and costs of exchange on the Business Day preceding that on which final judgment is given.
5.13    Indemnity in Certain Events. The obligation of Borrowers in respect of any sum due from Borrower to any Bank hereunder shall, notwithstanding any judgment in an Other Currency, whether pursuant to a judgment or otherwise, be discharged only to the extent that, on the Business Day following receipt by any Bank of any sum adjudged to be so due in such Other Currency, such Bank may in accordance with normal lending procedures purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to such Bank in the Original Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment or payment, to indemnify such Bank against such loss.

6.	REPRESENTATIONS AND WARRANTIES
6.1    Representations and Warranties. The Loan Parties, jointly and severally, represent and warrant to the Administrative Agent and each of the Banks as follows:
6.1.1.    Organization and Qualification. Each Loan Party (i) is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct, and (iii) is duly licensed or qualified and in good standing in each jurisdiction where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary except to the extent that the failure to be so licensed, qualified or in good standing would not cause

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a Material Adverse Change and, except in each case of (i)-(iii), as otherwise expressly permitted in Section 8.2.5.
6.1.2.    Capitalization and Ownership. All of the authorized capital stock of the Parent, and the shares (referred to herein as the "Shares") of the Parent that are issued and outstanding have been validly issued and are fully paid and nonassessable. There are no options, warrants or other rights outstanding to purchase any such Shares to be issued after the Closing Date except as indicated on Schedule 6.1.2.
6.1.3.    Subsidiaries. Schedule 6.1.3 states the name of BLS and each of the Parent's other Subsidiaries which are Guarantors, its jurisdiction of incorporation, its authorized capital stock, the issued and outstanding shares (referred to herein as the "Subsidiary Shares") and the owners thereof if it is a corporation, its outstanding partnership interests (the "Partnership Interests") if it is a partnership and its outstanding limited liability company interests, interests assigned to managers thereof and the voting rights associated therewith (the "LLC Interests") if it is a limited liability company. Each of the Loan Parties has good and marketable title to all of the Subsidiary Shares, Partnership Interests and LLC Interests it purports to own, free and clear in each case of any Lien. All Subsidiary Shares, Partnership Interests and LLC Interests have been validly issued, and all Subsidiary Shares are fully paid and nonassessable. All capital contributions and other consideration required to be made or paid in connection with the issuance of the Partnership Interests and LLC Interests have been made or paid, as the case may be. There are no options, warrants or other rights outstanding to purchase any such Subsidiary Shares, Partnership Interests or LLC Interests except as indicated on Schedule 6.1.3.
6.1.4.    Power and Authority. Each Loan Party has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part.
6.1.5.    Validity and Binding Effect. This Agreement has been duly and validly executed and delivered by each Loan Party, and each other Loan Document which any Loan Party is required to execute and deliver on or after the date hereof will have been duly executed and delivered by such Loan Party on the required date of delivery of such Loan Document. This Agreement and each other Loan Document constitutes, or will constitute, legal, valid and binding obligations of each Loan Party which is or will be a party thereto on and after its date of delivery thereof, enforceable against such Loan Party in accordance with its terms, except to the extent that enforceability of any of such Loan Document may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforceability of creditors' rights generally or limiting the right of specific performance and general concepts of equity.
6.1.6.    No Conflict. Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate or articles of incorporation, bylaws, certificate of limited partnership, partnership

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agreement, certificate of formation, limited liability company agreement or other organizational documents of any Loan Party or (ii) any material Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party is a party or by which it is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party.
6.1.7.    Litigation. There are no actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened against such Loan Party at law or equity before any Official Body which individually or in the aggregate would reasonably be expected to result in any Material Adverse Change. None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of any order, writ, injunction or any decree of any Official Body which would reasonably be expected to result in any Material Adverse Change. Schedule 6.1.7 correctly describes the New York Potential Tax Claim.
6.1.8.    Title to Properties. The real property owned by each Loan Party is described on Schedule 6.1.8. Each Loan Party has good and marketable title to (or ownership of) or valid leasehold interest in all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances except Permitted Liens, and in the case of property leased by such Loan Party, subject to the terms and conditions of the applicable leases. Upon consummation of the transactions contemplated hereby, all leases of real property are in full force and effect in all material respects without the necessity for any consent which has not previously been obtained.
6.1.9.    Financial Statements.
(i)    Historical Statements. The Borrowing Agent has delivered to the Administrative Agent copies of the Parent's (a) audited consolidated year-end financial statements for and as of the end of the fiscal year ended February 3, 2018 and (b) unaudited consolidated quarter-end financial statements for and as of the end of the fiscal quarter ended May 5, 2018 (collectively, the "Historical Statements"). The Historical Statements were compiled from the books and records maintained by the Parent's management, fairly represent in all material respects the consolidated financial condition of the Parent and its Subsidiaries as of their dates and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied.
(ii)    Financial Projections. The Borrowing Agent has delivered to the Administrative Agent consolidated financial projections of the Parent and its Subsidiaries for the period from fiscal year 2018 through fiscal year 2020 derived from various assumptions of the Parent's management (the "Financial Projections"). The Financial Projections represent a reasonable estimation of possible results in light of the history of the business, present and foreseeable conditions and the estimates and assumptions of the Parent's management. Such Financial Projections and the assumptions therein were, at the time made, fair; however, actual results may differ materially from such Financial Projections.
(iii)    Accuracy of Financial Statements. Neither the Parent nor any Subsidiary of the Parent has any liabilities, contingent or otherwise, or forward or long-term

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commitments that are not disclosed in the Historical Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of the Parent or any Subsidiary of the Parent, in each case which would reasonably be expected to cause a Material Adverse Change. From February 3, 2018 to (y) the Closing Date, and (z) each Test Date, if applicable, no Material Adverse Change has occurred
6.1.10.    Use of Proceeds; Margin Stock.
6.1.10.1    General.
The Loan Parties intend to use the proceeds of the Loans in accordance with Sections 2.8 [Use of Proceeds] and 8.1.10 [Use of Proceeds].
6.1.10.2    Margin Stock.
None of the Loan Parties or any Subsidiaries of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System). No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or to refund Indebtedness originally incurred for such purpose, or for any purpose which entails a violation of or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System. None of the Loan Parties holds or intends to hold margin stock in such amounts that more than twenty five percent (25%) of the reasonable value of the assets of any Loan Party are or will be represented by margin stock.
6.1.11.    Full Disclosure. Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished to the Administrative Agent or any Bank in connection herewith or therewith taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading. There is no fact known to any Loan Party which materially adversely affects the business, property, assets, financial condition, results of operations or prospects of any Loan Party which has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Administrative Agent and the Banks prior to or at the date hereof in connection with the transactions contemplated hereby.
6.1.12.    Taxes. All federal, state, local and other tax returns required to have been filed with respect to each Loan Party have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that (a) the amount thereof is not individually or in the aggregate in an amount that would reasonably be expected to cause a Material Adverse Change, or (b) such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for

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which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made.
6.1.13.    Consent and Approvals. No consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents by any Loan Party, except as listed on Schedule 6.1.13, all of which shall have been obtained or made on or prior to the Closing Date except as otherwise indicated on Schedule 6.1.13.
6.1.14.    No Event of Default; Compliance with Instruments. No event has occurred and is continuing and no condition exists or will exist after giving effect to the borrowings or other extensions of credit to be made on the Closing Date under or pursuant to the Loan Documents which constitutes an Event of Default or Potential Default. None of the Loan Parties is in violation of (i) any material term of its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents or (ii) any material agreement or instrument to which it is a party or by which it or any of its properties may be subject or bound where such violation would constitute a Material Adverse Change.
6.1.15.    Patents, Trademarks, Copyrights, Licenses, Etc. Each Loan Party owns or possesses all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Loan Party, without known possible, alleged or actual conflict with the rights of others.
6.1.16.    Insurance. Schedule 6.1.16 lists all insurance policies to which any Loan Party is a party, all of which are valid and in full force and effect. No notice has been given or claim made and no grounds exist to cancel or avoid any of such policies or to reduce the coverage provided thereby. Such policies provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each Loan Party in accordance with customary business practice in the industry of the Loan Parties.
6.1.17.    Compliance with Laws. The Loan Parties are in compliance in all material respects with all applicable Laws (other than labor and employment Laws which are specifically addressed in Section 6.1.22 [Employment Matters] and Environmental Laws which are specifically addressed in Section 6.1.23 [Environmental Matters]) in all jurisdictions in which any Loan Party is presently or will be doing business except where the failure to do so would not reasonably be expected to constitute a Material Adverse Change.
6.1.18.    Material Contracts; Burdensome Restrictions. All material contracts relating to the business operations of each Loan Party, including all employee benefit plans and Labor Contracts are valid, binding and enforceable upon such Loan Party except as limited by bankruptcy, insolvency and general concepts of equity and each of the other parties thereto in accordance with their respective terms, and there is no default by such Loan Party thereunder or, to the Loan Parties' knowledge, by any other parties thereto. None of the Loan Parties is bound by any contractual

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obligation, or subject to any restriction in any organization document, or any requirement of Law which would reasonably be expected to result in a Material Adverse Change or which restricts or prohibits any Loan Party from entering into, and performing its obligations under, the transactions contemplated hereby. For purposes of this Section 6.1.18, the term "material contracts" shall mean those contracts or other agreements which the Parent would be required to file with the SEC pursuant to item 601(a)(10) of Regulation S-K promulgated under the Securities Act of 1933 and the Securities Exchange Act of 1934.
6.1.19.    Investment Companies; Regulated Entities. None of the Loan Parties is an "investment company" registered or required to be registered under the Investment Company Act of 1940 or under the "control" of an "investment company" as such terms are defined in the Investment Company Act of 1940 and shall not become such an "investment company" or under such "control." None of the Loan Parties is subject to any other federal or state statute or regulation limiting its ability to incur Indebtedness for borrowed money.
6.1.20.    Plans and Benefit Arrangements. Except as set forth on Schedule 6.1.20:
(i)    The Borrowers and each other member of the ERISA Group are in compliance in all material respects with any applicable provisions of ERISA with respect to all Benefit Arrangements and Plans. As of the Closing Date, the Borrowers and each other member of the ERISA Group do not have any obligation to make contributions to any Multiemployer Plans or Multiple Employer Plans. There has been no Prohibited Transaction with respect to any Benefit Arrangement or any Plan or, to the best knowledge of the Borrowers and each member of the ERISA Group, with respect to any Multiemployer Plan or Multiple Employer Plan, which could result in any material liability of any Borrower or any other member of the ERISA Group. The Borrowers and all other members of the ERISA Group have made when due any and all payments required to be made under any agreement relating to a Multiemployer Plan or a Multiple Employer Plan or any Law pertaining thereto. With respect to each Plan, Multiemployer Plan and Multiple Employer Plan, the Borrowers and each other member of the ERISA Group (A) have fulfilled in all material respects their obligations under the minimum funding standards of ERISA, (B) except for required premium payments, have not incurred any liability to the PBGC, and (C) have not had asserted against them any penalty for failure to fulfill the minimum funding requirements of ERISA.
(ii)    To the best of each Borrower's knowledge, each Multiemployer Plan and Multiple Employer Plan is able to pay benefits thereunder when due.
(iii)    Neither a Borrower nor any other member of the ERISA Group has instituted or intends to institute proceedings to terminate any Plan.
(iv)    No event requiring notice to the PBGC under Section 303(k)(4) of ERISA has occurred or is reasonably expected to occur with respect to any Plan.
(v)    With respect to each Plan and in accordance with each such Plan's most recent actuarial valuation report used to determine funding under Section 412 of the Internal Revenue Code, no Plan is in "at risk" status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Internal Revenue Code).

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(vi)    Neither a Borrower nor any other member of the ERISA Group has incurred or reasonably expects to incur any material withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. Neither a Borrower nor any other member of the ERISA Group has been notified by any Multiemployer Plan or Multiple Employer Plan that such Multiemployer Plan or Multiple Employer Plan has been terminated within the meaning of Title IV of ERISA and, to the best knowledge of each Borrower, no Multiemployer Plan or Multiple Employer Plan is reasonably expected to be reorganized or terminated, within the meaning of Title IV of ERISA.
(vii)    To the extent that any Benefit Arrangement is insured, the Borrowers and all other members of the ERISA Group have paid when due all premiums required to be paid for all periods through the Closing Date. To the extent that any Benefit Arrangement is funded other than with insurance, the Borrowers and all other members of the ERISA Group have made when due all contributions required to be paid for all periods through the Closing Date.
(viii)    All Plans, Benefit Arrangements, Multiemployer Plans and Multiple Employer Plans have been administered in all material respects in accordance with their terms and applicable Law.
6.1.21.    [Reserved].
6.1.22.    Employment Matters. Each of the Loan Parties is in compliance with the Labor Contracts and all applicable labor and employment Laws including those related to equal employment opportunity and affirmative action, labor relations, minimum wage, overtime, child labor, medical insurance continuation, worker adjustment and relocation notices, immigration controls and worker and unemployment compensation, where the failure to comply would reasonably be expected to constitute a Material Adverse Change. There are no outstanding grievances, arbitration awards or appeals therefrom arising out of the Labor Contracts or current or threatened strikes, picketing, handbilling or other work stoppages or slowdowns at facilities of any of the Loan Parties which in any case would reasonably be expected to constitute a Material Adverse Change.
6.1.23.    Environmental Matters. Except as disclosed on Schedule 6.1.23:
(i)    None of the Loan Parties has received any material Environmental Complaint, whether directed or issued to any Loan Party or relating or pertaining to any predecessor of any Loan Party or to any prior owner, operator or occupant of the Property, and none of such Loan Parties have reason to believe that it might receive a material Environmental Complaint.
(ii)    No activity of any Loan Party at the Property is being or has been conducted in violation of any Environmental Law or Environmental Permit which has caused or would reasonably be expected to cause a Material Adverse Change and, to the knowledge of any such Loan Party no activity of any predecessor of any Loan Party or any prior owner, operator or occupant of the Property was conducted in violation of any Environmental Law which has caused or would reasonably be expected to cause a Material Adverse Change.

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(iii)    There are no Regulated Substances present on, in, under, or emanating from, or to any Loan Party's knowledge emanating to, the Property or any portion thereof which result in Contamination and which would reasonably be expected to cause a Material Adverse Change.
(iv)    Each Loan Party has all Environmental Permits and all such Environmental Permits are in full force and effect and each such Loan Party's operations at the Property are conducted in compliance with the terms and conditions of such Environmental Permits except to the extent that such noncompliance would not reasonably be expected to cause a Material Adverse Change and none of the Loan Parties have received any written notice from an Official Body that such Official Body has or intends to suspend, revoke or adversely alter, whether in whole or in part, any such Environmental Permit.
(v)    Each Loan Party has submitted to an Official Body and/or maintains, as appropriate, all material Environmental Records.
(vi)    No structures, improvements, equipment, fixtures, impoundments, pits, lagoons or aboveground or underground storage tanks located on the Property contain or use, except in compliance with Environmental Laws and Environmental Permits, Regulated Substances or otherwise are operated or maintained except in compliance with Environmental Laws and Environmental Permits unless such noncompliance would not be reasonably expected to cause a Material Adverse Change. To the knowledge of each Loan Party, no structures, improvements, equipment, fixtures, impoundments, pits, lagoons or aboveground or underground storage tanks of prior owners, operators or occupants of the Property contained or used Regulated Substances, except in compliance with Environmental Laws, Regulated Substances or otherwise were operated or maintained by any such prior owner, operator or occupant except in compliance with Environmental Laws unless such noncompliance would not be reasonably expected to cause a Material Adverse Change.
(vii)    To the knowledge of each Loan Party, no facility or site to which any such Loan Party, either directly or indirectly by a third party, has sent Regulated Substances for storage, treatment, disposal or other management has been or is being operated in violation of Environmental Laws except to the extent that such violation would not reasonably be expected to cause a Material Adverse Change.
(viii)    No portion of the Property is identified or, to the knowledge of each Loan Party, proposed to be identified on any list of contaminated properties or other properties which pursuant to Environmental Laws are the subject of a Remedial Action by an Official Body or any other Person (including any such Loan Party), nor to the knowledge of any such Loan Party is any property adjoining or in the proximity of the Property identified or proposed to be identified on any such list or the subject of a Remedial Action.
(ix)    No portion of the Property constitutes an Environmentally Sensitive Area except for those portions of the Property constituting an Environmentally Sensitive Area which would not reasonably be expected to result in a Material Adverse Change.

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(x)    No lien or other material encumbrance authorized by Environmental Laws exists against the Property and none of the Loan Parties has any reason to believe that such a lien or encumbrance may be imposed.
(xi)    Neither the transaction contemplated by the Loan Documents nor any other transaction involving the sale, transfer or exchange of the Property will trigger or has triggered any obligation under any applicable Environmental Laws to make a filing, provide a notice, provide other disclosure or take any other action, or in the event that any such transaction-triggered obligation does arise or has arisen under any applicable Environmental Laws, all such action required thereby has been taken in compliance with applicable Environmental Laws except to the extent that the failure to take such action in compliance with applicable Environmental Laws would not be reasonably expected to cause a Material Adverse Change.
6.1.24.    Senior Debt Status. The Obligations of each Loan Party under this Agreement, the Notes, the Guaranty Agreements and each of the other Loan Documents to which it is a party do rank and will rank at least pari passu in priority of payment with all other Indebtedness of such Loan Party except Indebtedness of such Loan Party to the extent secured by Permitted Liens. There is no Lien upon or with respect to any of the properties or income of any Loan Party which secures indebtedness or other obligations of any Person except for Permitted Liens.
6.1.25.    Anti-Terrorism Laws. (i) No Covered Entity is a Sanctioned Person, and (ii) no Covered Entity, either in its own right or through any third party, (a) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law, (b) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (c) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.
6.1.26.    Inactive Subsidiaries. Each Excluded Inactive Subsidiary has no material assets or liabilities (except for the New York Potential Tax Claim) and does not conduct business.
6.2    Updates to Schedules. The Borrowing Agent shall update the schedules listed immediately after this paragraph on the date on which the Borrowing Agent delivers each quarterly Compliance Certificate. Provided that the Borrowing Agent delivers such updates with each Compliance Certificate and timely delivers such Compliance Certificates, (1) any inaccuracy in such schedules between due dates for Compliance Certificates shall not be a default hereunder, and (2) such schedules shall be deemed to be amended upon delivery thereof.
Schedule 6.1.2        -    Capitalization
Schedule 6.1.3        -    Subsidiaries
Schedule 6.1.8        -    Owned Real Property

The Borrowing Agent shall update the schedules listed immediately after this paragraph as soon as reasonably practicable after receipt thereof from the insurer. Provided that the Borrowing Agent delivers such updates as stated, (1) any inaccuracy in such schedules between

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due dates for Compliance Certificates shall not be a default hereunder, and (2) such schedules shall be deemed to be amended upon delivery thereof.

Schedule 6.1.16    -    Insurance Policies

Should any of the information or disclosures provided on any of the other Schedules attached hereto become outdated or incorrect in any material respect, the Borrowing Agent shall promptly provide the Administrative Agent in writing with such revisions or updates to such Schedule as may be necessary or appropriate to update or correct same; provided, however, that no Schedule shall be deemed to have been amended, modified or superseded by any such correction or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured thereby, unless and until the Required Banks, in their sole and absolute discretion, shall have accepted in writing such revisions or updates to such Schedule.

7.	CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT
The obligation of each Bank to make Loans and of each Issuing Bank to issue Letters of Credit hereunder is subject to the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the making of any such Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions:
7.1    First Loans and Letters of Credit.
On the Closing Date:
7.1.1.    Officer's Certificate. The representations and warranties of each of the Loan Parties contained in Section 6 [Representations and Warranties] and in each of the other Loan Documents shall be true and accurate on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein), and each of the Loan Parties shall have performed and complied with all covenants and conditions hereof and thereof, no Event of Default or Potential Default shall have occurred and be continuing or shall exist; and there shall be delivered to the Administrative Agent for the benefit of each Bank one original certificate (with sufficient copies for each Bank) of each of the Loan Parties, dated the Closing Date and signed by an Authorized Officer of each of the Loan Parties, to each such effect.
7.1.2.    Corporate Secretary's and/or Secretary's Certificate.

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There shall be delivered to the Administrative Agent for the benefit of each Bank one original certificate (with sufficient copies for each Bank) dated the Closing Date and signed by the Corporate Secretary, the Secretary, an Assistant Corporate Secretary or an Assistant Secretary of each of the Loan Parties, certifying as appropriate as to:
(i)    the completion of all action required to have been taken by each Loan Party by the Closing Date in connection with this Agreement and the other Loan Documents, together with copies of applicable authorizing resolutions;
(ii)    the names of the officer or officers authorized to sign this Agreement and the other Loan Documents and the true signatures of such officer or officers and specifying the Authorized Officers permitted to act on behalf of each Loan Party for purposes of this Agreement and the true signatures of such officers, on which the Administrative Agent and each Bank may conclusively rely; and
(iii)    copies of its organizational documents, including its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement and any other organizational documents, as applicable, as in effect on the Closing Date certified by the appropriate governmental official, where applicable, together with certificates from the appropriate governmental officials as to the continued existence and good standing of each Loan Party in each jurisdiction where organized or formed, as applicable, and each jurisdiction where a Loan Party has a distribution center or warehouse location.
7.1.3.    Delivery of Loan Documents.
This Agreement, the Guaranty Agreements, the Notes, the Intercompany Subordination Agreement and any other Loan Documents required by the Administrative Agent, shall have been duly executed and delivered to the Administrative Agent for the benefit of the Banks.
7.1.4.    Opinion of Counsel.
There shall be delivered to the Administrative Agent for the benefit of each Bank, one (1) original, with sufficient copies for the Banks, of a written opinion of Vorys, Sater, Seymour and Pease LLP, counsel for the Loan Parties (which may rely on the opinions of such other counsel, including local counsel opinions, as may be acceptable to the Administrative Agent).
7.1.5.    Legal Details.
All legal details and proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be in form and substance satisfactory to the Administrative Agent and counsel for the Administrative Agent, and the Administrative Agent shall have received all such other counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance satisfactory to the Administrative Agent and said counsel, as the Administrative Agent or said counsel may reasonably request.

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7.1.6.    Payment of Fees.
The Borrowers shall have paid or caused to be paid to the Administrative Agent for itself and for the account of the Banks to the extent not previously paid, all commitment and other fees accrued through the Closing Date and the costs and expenses for which the Administrative Agent and the Banks are entitled to be reimbursed.
7.1.7.    Consents.
All material consents required to effectuate the transactions contemplated hereby as set forth on Schedule 6.1.13 shall have been obtained.
7.1.8.    Officer's Certificate Regarding MACs.
From February 3, 2018 through the Closing Date, no Material Adverse Change shall have occurred and, except as otherwise noted on the certificate noted below, there shall have been no material change in the management of any Loan Party; and there shall have been delivered to the Administrative Agent for the benefit of each Bank a certificate dated the Closing Date and signed by an Authorized Officer of each Loan Party to each such effect.
7.1.9.    No Violation of Laws.
The making of the Loans and the issuance of the Letters of Credit shall not contravene any Law applicable to any Loan Party.
7.1.10.    No Actions or Proceedings.
No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, this Agreement, the other Loan Documents or the consummation of the transactions contemplated hereby or thereby or which, in the Administrative Agent's sole reasonable discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or any of the other Loan Documents.
7.1.11.    Lien Searches.
The Administrative Agent shall have obtained copies of record searches (including UCC, judgments, suits, taxes and other lien searches), at the state level for each distribution center and warehouse location of each applicable Loan Party and in each Loan Party's respective jurisdiction of organization evidencing that no Liens exist against any Loan Party except Permitted Liens or those Liens that are or will be released or terminated in connection herewith.
7.1.12.    [Reserved].
7.1.13.    Termination Statements: Release Statements and Other Releases.

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Evidence satisfactory to the Administrative Agent that all necessary termination statements, release statements and other releases or discharges in connection with all Liens (other than Permitted Liens) have been filed or satisfactory arrangements have been made for such filing (including payoff letters, if applicable, in form and substance satisfactory to the Administrative Agent).
7.1.14.    Financial Projections.
Financial Projections of the Parent and its Subsidiaries in form satisfactory to the Administrative Agent.
7.1.15.    Compliance Certificate.
The Administrative Agent shall have received a duly completed Compliance Certificate, dated as of the Closing Date, demonstrating compliance with the financial covenants contained in Section 8.2.15 [Maximum Leverage Ratio] and Section 8.2.16 [Minimum Fixed Charges Coverage Ratio].
7.1.16.    Additional Information.
The Administrative Agent and each Bank shall have received such information and documentation as may reasonably be requested by the Administrative Agent or any Bank from time to time for purposes of compliance by the Administrative and such Bank with applicable laws (including without limitation the USA Patriot Act or other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by the Administrative Agent or such Bank to comply therewith.
7.1.17.    Other Documents and Conditions.
The Loan Parties shall have delivered such other documents and satisfied such other conditions as may reasonably be requested to be submitted to the Administrative Agent or any Bank by the terms of this Agreement or of any Loan Document or set forth on the closing checklist with respect to the transactions contemplated by this Agreement.
7.2    Each Additional Loan or Letter of Credit. It shall be a condition precedent to the making any Loans or issuing, extending or increasing any Letters of Credit other than Loans made or Letters of Credit issued on the Closing Date, that after giving effect to the proposed extensions of credit: (i) the representations and warranties of the Loan Parties contained in Section 6 [Representations and Warranties] and in the other Loan Documents shall be true on and as of the date of such additional Loan or Letter of Credit with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein) and the Loan Parties shall have performed and complied with all covenants and conditions hereof; (ii) no Event of Default or Potential Default shall have occurred and be continuing or shall exist; (iii) the making of the Loans or issuance, extension or increase of such Letter of Credit shall not contravene any Law applicable

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to any Loan Party or any of the Banks; and (iv) the Borrowing Agent shall have delivered to the Administrative Agent a duly executed and completed Loan Request or application for a Letter of Credit as the case may be.
7.3    Conditions to Designation of Designated Borrowers. The designation of a Designated Borrower pursuant to Section 2.13 [Designated Borrowers] is subject to the condition precedent that the Borrowing Agent or such proposed Designated Borrower shall have furnished or caused to be furnished to the Administrative Agent, in each case in form and substance reasonably satisfactory to the Administrative Agent:
(i)    Copies, certified by the Secretary or Assistant Secretary of such Subsidiary (or if such Subsidiary has not appointed a Secretary or Assistant Secretary, any Authorized Officer of such Subsidiary), of its board of directors’ (or other equivalent governing body) resolutions approving the Designated Borrower Agreement and any other Loan Documents to which such Subsidiary is becoming a party and such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of such Subsidiary;
(ii)    An incumbency certificate, executed by the Secretary or Assistant Secretary of such Subsidiary (or if such Subsidiary has not appointed a Secretary or Assistant Secretary, any Authorized Officer of such Subsidiary), which shall identify by name and title and bear the signature of the officers of such Subsidiary authorized to request Revolving Credit Loans hereunder and sign the Designated Borrower Agreement and the other Loan Documents to which such Subsidiary is becoming a party, upon which certificate the Administrative Agent and the Banks shall be entitled to rely until informed of any change in writing by the Borrowing Agent or such Subsidiary;
(iii)    Customary opinions of counsel to such Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, with respect to the laws of its jurisdiction of organization and such other matters as are reasonably requested by counsel to the Administrative Agent and addressed to the Administrative Agent and the Banks;
(iv)    (a) A replacement revolving credit Note in favor of each Bank reflecting the addition of such Subsidiary as an obligor thereunder (and the prior Note issued to such Bank shall be deemed to be terminated), (b) if requested by the Administrative Agent, an amendment or modification to this Agreement providing for any additional representations, warranties, covenants and/or other provisions reasonably requested by the Administrative Agent, and (c) any other instruments and documents reasonably requested by the Administrative Agent;
(v)    The Administrative Agent and each Bank shall have received all documentation and other information relating to such Designated Borrower reasonably requested by the Administrative Agent or any such Bank prior to the effective date of such Designated Borrower’s Designated Borrower Agreement under applicable “know your customer” and anti-money laundering rules and regulations including, without limitation, the USA Patriot Act, and any policy or procedure implemented by the Administrative Agent or such Bank to comply therewith; and

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(vi)    With respect to the initial Loans made to any Foreign Designated Borrower, the Administrative Agent shall have received originals and/or copies, as applicable, of all filings required to be made and such other evidence as the Administrative Agent may reasonably require establishing that each Bank, Swing Line Bank and each Issuing Bank is entitled to receive payments under the Loan Documents without deduction or withholding of any taxes or with such deductions and withholding of taxes as may be reasonably acceptable to the Administrative Agent.

8.	COVENANTS
The Loan Parties, jointly and severally covenant and agree that until Payment in Full, the Loan Parties shall comply at all times with the following affirmative covenants:
8.1    Affirmative Covenants.
8.1.1.    Preservation of Existence, Etc.
Each Loan Party shall maintain its legal existence as a corporation, limited partnership or limited liability company and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except to the extent that the failure to be so qualified, licensed or in good standing would not be reasonably likely to cause a Material Adverse Change and as otherwise permitted in Section 8.2.5 [Liquidations, Mergers, Etc.].
8.1.2.    Payment of Liabilities, Including Taxes, Etc.
Each Loan Party shall, and shall cause each of its Subsidiaries to, duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made, but only to the extent that failure to discharge any such liabilities would not result in a Material Adverse Change, provided that the Loan Parties and their Subsidiaries will pay all such liabilities forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor.
8.1.3.    Maintenance of Insurance.
Each Loan Party shall, and shall cause each Excluded Active Subsidiary to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers' compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and

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financially sound insurers, including self-insurance to the extent customary, all as reasonably determined by the Administrative Agent. At the request of the Administrative Agent, the Loan Parties shall deliver to the Administrative Agent (x) on the Closing Date and annually thereafter a certificate of insurance signed by the Loan Parties' independent insurance broker describing and certifying as to the existence of the insurance required to be maintained by this Agreement and the other Loan Documents, and (y) from time to time a summary schedule indicating all insurance then in force with respect to each of the Loan Parties.
8.1.4.    Maintenance of Properties and Leases.
Each Loan Party shall, and shall cause each Excluded Active Subsidiary to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those material properties useful or necessary to its business, and from time to time, such Loan Party will make or cause to be made all appropriate repairs, renewals or replacements thereof to the extent that a failure to make such repairs, renewals or replacements would be reasonably expected to cause a Material Adverse Change.
8.1.5.    Maintenance of Patents, Trademarks, Etc.
Each Loan Party shall, and shall cause each Excluded Active Subsidiary to, maintain in full force and effect all patents, trademarks, service marks, trade names, copyrights, licenses, franchises, permits and other intellectual property and authorizations necessary for the ownership and operation of its properties and business if the failure so to maintain the same would constitute a Material Adverse Change.
8.1.6.    Visitation Rights.
Each Loan Party shall permit any of the officers or authorized employees or representatives of the Administrative Agent or any of the Banks to visit, no more than twice per year (unless an Event of Default has occurred and is continuing), during normal business hours and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as any of the Banks may reasonably request, provided that each Bank shall provide the Borrowing Agent and the Administrative Agent with reasonable notice prior to any visit or inspection; provided, further, that such visit or inspection shall be conducted during normal business hours and shall not unreasonably interfere with the business or operations of the applicable Loan Party and all information obtained or observed during such visit or inspection shall be subject to the confidentiality obligations in Section 11.9 [Confidentiality]. In the event any Bank desires to visit and inspect any Loan Party, such Bank shall make a reasonable effort to conduct such visit and inspection contemporaneously with any visit and inspection to be performed by the Administrative Agent.
8.1.7.    Keeping of Records and Books of Account.

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The Parent shall, and shall cause each Subsidiary of the Parent to, maintain and keep proper books of record and account which enable the Parent and its Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Parent or any Subsidiary of the Parent, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.
8.1.8.    Plans and Benefit Arrangements.
Each Borrower shall, and shall cause each other member of the ERISA Group to, comply with ERISA, the Internal Revenue Code and other applicable Laws applicable to Plans and Benefit Arrangements except where such failure, alone or in conjunction with any other failure, would not result in a Material Adverse Change. Without limiting the generality of the foregoing, each Borrower shall cause all of its Plans and all Plans maintained by any member of the ERISA Group to be funded in accordance with the minimum funding requirements of ERISA and shall make, and cause each member of the ERISA Group to make, in a timely manner, all contributions due to Plans, Benefit Arrangements, Multiemployer Plans and Multiple Employer Plans.
8.1.9.    Compliance with Laws.
Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws, including all Environmental Laws, in all respects, provided that it shall not be deemed to be a violation of this Section 8.1.9 if any failure to comply with any Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate would reasonably be expected to constitute a Material Adverse Change.
8.1.10.    Use of Proceeds.
The Loan Parties will use the Letters of Credit and the proceeds of the Loans for the purposes stated in Section 2.8 [Use of Proceeds]. The Loan Parties shall not use the Letters of Credit or the proceeds of the Loans for any purposes which contravenes any applicable Law or any provision hereof.
8.1.11.    Subordination of Intercompany Loans.
Each Loan Party shall cause any intercompany Indebtedness, loans or advances owed by any Loan Party to any other Loan Party to be subordinated pursuant to the terms of the Intercompany Subordination Agreement.
8.1.12.    Anti-Terrorism Laws; International Trade Law Compliance. (a) No Covered Entity will become a Sanctioned Person, (b) no Covered Entity, either in its own right or through any third party, will (A) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (C) engage in any dealings or

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transactions prohibited by any Anti-Terrorism Law or (D) use the Loans to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (c) each Covered Entity shall comply with all Anti-Terrorism Laws, and (d) the Borrowers shall promptly notify the Agent in writing upon the occurrence of a Reportable Compliance Event.
8.1.13.    Additional Information. Each Loan Party shall provide to the Administrative Agent and the Banks such information and documentation as may reasonably be requested by the Administrative Agent or any Bank from time to time for purposes of compliance by the Administrative Agent and such Bank with applicable laws (including without limitation the USA Patriot Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by the Administrative Agent or such Bank to comply therewith.
8.2    Negative Covenants.
8.2.1.    Indebtedness.
Each of the Loan Parties shall not at any time create, incur, assume or suffer to exist any Indebtedness, except:
(i)    Indebtedness under the Loan Documents;
(ii)    Existing Indebtedness as set forth on Schedule 8.2.1 (including any extensions or renewals thereof, provided there is no increase in the amount thereof, or an increase in the effective interest rate thereof, or an earlier maturity date for any payment payable thereunder, or the provision of any security or guarantees therefor, or other significant change in the terms thereof unless otherwise specified on Schedule 8.2.1);
(iii)    Indebtedness in respect of Capital Leases and Synthetic Lease Obligations or any sale-leaseback transaction;
(iv)    Indebtedness secured by Purchase Money Security Interests or by security interests in proceeds granted in connection with securities lending transactions or reverse repurchase agreements involving United States Treasury bonds, provided that the aggregate amount as of any date of all such Indebtedness permitted by this Section 8.2.1(iv) shall not exceed Ten Million and 00/100 Dollars ($10,000,000.00);
(v)    Indebtedness of a Loan Party to another Loan Party which is subordinated in accordance with the provisions of Section 8.1.11 [Subordination of Intercompany Loans];
(vi)    Any Bank-Provided Hedge or other Qualified Hedge Agreement; and
(vii)    Any unsecured Indebtedness not otherwise permitted by (i)-(vi) above; provided that

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(1) such Indebtedness is pari passu in right of payment with the Indebtedness hereunder,
(2) such Indebtedness complies with Section 8.2.17 [Negative Pledges], and
(3) immediately prior to and after giving effect to such Indebtedness, no Event of Default or Potential Default shall have occurred hereunder.
8.2.2.    Liens.
Each of the Loan Parties shall not at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.
8.2.3.    Guaranties.
Each of the Loan Parties shall not at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person, except for:
(i)    existing Guaranties as set forth on Schedule 8.2.3;
(ii)    Guaranties of Indebtedness of the Loan Parties permitted in Section 8.2.1 [Indebtedness];
(iii)    other Guaranties to the extent the Indebtedness represented by such Guaranties is permitted in Section 8.2.1 [Indebtedness]; and
(iv)    Guaranties by any Loan Party of the obligations, to the extent not prohibited by this Agreement, of any other Loan Party.
8.2.4.    Loans and Investments.
Each of the Loan Parties shall not at any time make or suffer to remain outstanding any loan or advance to, or purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) or limited liability company interest in, or any other investment or interest in, or make any capital contribution to, any other Person, or agree, become or remain liable to do any of the foregoing, except:
(i)    trade credit extended on usual and customary terms in the ordinary course of business;
(ii)    advances to employees to meet expenses incurred by such employees in the ordinary course of business;
(iii)    Permitted Investments;

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(iv)    investments in a Loan Party;
(v)    investments not otherwise permitted in (i)-(iv) above or (vi)-(x) below in an amount which should not exceed One Hundred Twenty Five Million and 00/100 Dollars ($125,000,000.00) in the aggregate;
(vi)    investments in notes and other securities received in settlement of overdue Indebtedness and accounts payable owed to a Loan Party in the ordinary course of business and for amounts which, individually and in the aggregate, are not material to the Loan Parties;
(vii)    investments in the nature of seller financing or other consideration received in any disposition (including any sale, lease, assignment or transfer) of assets or property by any Loan Party, provided that the aggregate value of all such investments, other than any such investments in a Loan Party, at any time (based on the value at the time of acquisition thereof but reduced by payments or other realization thereon) shall not exceed Ten Million and 00/100 Dollars ($10,000,000.00); provided that, for the avoidance of doubt, sale-leaseback transactions shall be governed by Sections 8.2.1 and 8.2.6 and not by this Section 8.2.4;
(viii)    investments in Bank-Provided Hedges or Qualified Hedge Agreements;
(ix)    Permitted Acquisitions;
(x)    Investments (including equity or debt obligations) in trade receivables or received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement (including settlements of litigation) of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business; and
(xi)    investments in the Big Lots Supplemental Savings Plan and such other similar non-qualified plan as the Loan Parties may create or enter into from time to time.
8.2.5.    Liquidations, Mergers, Consolidations, Acquisitions.
Each of the Loan Parties shall not dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person, provided that
(i)    any Loan Party other than a Borrower may consolidate or merge into another Loan Party which is directly or indirectly wholly-owned by one or more of the other Loan Parties,
(ii)    [reserved],
(iii)    any Loan Party other than a Borrower or the Parent may be dissolved, provided, that the assets of such Loan Party are distributed to another Loan Party, and

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(iv)    any Loan Party may receive or acquire, whether by distribution (or series of distributions), purchase or by merger, (A) all or substantially all of the ownership interests of another Person or (B) all or substantially all of the assets of another Person or of a business or division of another Person (each a "Permitted Acquisition"), provided that, unless such purchase is of inventory in the ordinary course of business (which shall be a Permitted Acquisition but shall not be subject to the requirements below), each of the following requirements is met:
(a)    if a Loan Party is acquiring the ownership interests in such Person, such Person shall, unless not required by Section 8.2.8 [Subsidiaries, Partnerships, Etc.], execute a Guarantor Joinder and such other documents required by Section 11.15 [Joinder of Guarantors] and join this Agreement as a Guarantor pursuant to Section 11.15 [Joinder of Guarantors] on or before the date of such Permitted Acquisition;
(b)    the board of directors or other equivalent governing body of such Person shall have approved such Permitted Acquisition and, if the Loan Parties shall use any portion of the Loans to fund such Permitted Acquisition, the Loan Parties also shall have delivered to the Banks written evidence of the approval of the board of directors (or equivalent body) of such Person for such Permitted Acquisition;
(c)    the business acquired, or the business conducted by the Person whose ownership interests are being acquired, as applicable, shall be complementary to or substantially the same as one or more line or lines of business conducted by the Loan Parties and shall comply with Section 8.2.9 [Continuation of or Change in Business];
(d)    no Potential Default or Event of Default shall exist immediately prior to and after giving effect to such Permitted Acquisition; and
(e)    if the Consideration in connection with any such Permitted Acquisition exceeds Twenty Five Million and 00/100 Dollars ($25,000,000.00), the Loan Parties shall demonstrate that they shall be in compliance with the covenant contained in Section 8.2.15 [Maximum Leverage Ratio] after giving effect to such Permitted Acquisition (including in such computation Indebtedness or other liabilities assumed or incurred in connection with such Permitted Acquisition) by delivering at least ten (10) Business Days prior to such Permitted Acquisition a certificate in the form of Exhibit 8.2.5 evidencing such compliance.
8.2.6.    Dispositions of Assets or Subsidiaries.
None of the Loan Parties shall sell, convey, assign, lease, distribute (including by spin-off or split-off), abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible, except:
(i)    transactions involving the sale of inventory in the ordinary course of business;
(ii)    any sale, transfer or lease of properties or assets in the ordinary course of business which are no longer necessary or required in the conduct of such Loan Party's business;

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(iii)    any sale, transfer, lease or other conveyance of properties or assets by any Loan Party to another Loan Party, including, without limitation, a Subsidiary that will be merged or consolidated with a Loan Party pursuant to a series of transactions that are integrated with such sale, transfer, lease or other conveyance;
(iv)    any sale, transfer or lease of properties or assets in the ordinary course of business which are replaced by substitute properties or assets acquired or leased or any disposition of any real property in connection with (a) a sale-leaseback transaction permitted under Section 8.2.1, or (b) a like-kind exchange described in Section 1031 of the Internal Revenue Code and the Treasury Department regulations promulgated thereunder;
(v)    any sale or transfer by the Parent of the capital stock or other equity interests of the Parent; or
(vi)    any sale, transfer, lease or other conveyance of properties or assets, other than those specifically excepted pursuant to clauses (i) through (v) above, provided that:
(a)    there shall not exist any Event of Default or Potential Default immediately prior to and after giving effect to such sale; and
(b)    the Loan Parties shall be in compliance with all of the covenants herein applicable to any Loan Party and with respect to any sale the proceeds of which exceed Ten Million and 00/100 Dollars ($10,000,000.00), the Borrowing Agent shall deliver a Compliance Certificate to the Administrative Agent for the benefit of the Banks at least ten (10) Business Days before such sale confirming the same.
8.2.7.    Affiliate Transactions.
None of the Loan Parties shall enter into or carry out any transaction with any Affiliates of any Loan Party (including purchasing property or services from or selling property or services to any Affiliate of any Loan Party) unless such transaction (a) is not otherwise prohibited by this Agreement, (b) is entered into in the ordinary course of business upon terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arm’s length transaction with a Person other than an Affiliate, and (c) is in accordance with all applicable Law in all material respects.
8.2.8.    Subsidiaries, Partnerships and Joint Ventures; Excluded Inactive Subsidiaries; Excluded Active Subsidiaries.
Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, own or create directly or indirectly any Subsidiaries other than (i) any Subsidiary which has joined this Agreement as a Guarantor on the Closing Date; (ii) any Excluded Inactive Subsidiary; (iii) any Excluded Active Subsidiary; or (iv) any Subsidiary formed or acquired after the Closing Date which joins this Agreement as a Guarantor pursuant to Section 11.15 [Joinder of Guarantors] or which merges or consolidates with a Loan Party pursuant to a series of transactions that are integrated with such Subsidiary’s formation; provided, however, no Subsidiary shall be

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required to join this Agreement as a Guarantor pursuant to Section 11.15 [Joinder of Guarantors] if the execution of a Guaranty Agreement or the Guarantor Joinder would cause material adverse tax consequences to any Loan Party or any Affiliate of a Loan Party (pursuant to Section 956 of the Internal Revenue Code and the United States Income Tax Regulations promulgated thereunder, or otherwise) as demonstrated to the reasonable satisfaction of the Administrative Agent. As of the Closing Date hereof, the Parent and each Subsidiary of Parent which is designated as a "Guarantor" on the signature pages hereof are the only Guarantors.
Except for investments permitted by Section 8.2.4 [Loans and Investments], each of the Loan Parties shall not become or agree to (1) become a general or limited partner in any general or limited partnership, except that the Loan Parties may be general or limited partners in other Loan Parties, (2) become a member or manager of, or hold a limited liability company interest in, a limited liability company, except that the Loan Parties may be members or managers of, or hold limited liability company interests in, other Loan Parties, or (3) become a joint venturer or hold a joint venture interest in any joint venture. The Loan Parties shall not permit any Excluded Inactive Subsidiary to acquire or hold any material assets, incur or suffer to exist any material liabilities or to conduct any material business.
8.2.9.    Continuation of or Change in Business.
None of the Loan Parties shall engage in any business other than the distribution of and the wholesale and retail sale of general merchandise and ancillary or value-added activities and functions in support of or as an enhancement to the foregoing businesses, substantially as conducted and operated by such Loan Party during the present fiscal year, and such Loan Party shall not permit any material change in such business. This Section 8.2.9 shall not prohibit the Parent, BLS or any Subsidiary thereof from engaging in a business which provides services common to the retail or wholesale trade in general merchandise to the Parent, BLS or any Subsidiary thereof or to any Person engaged in the sale of general retail merchandise.
8.2.10.    Plans and Benefit Arrangements.
Each of the Loan Parties and each member of the ERISA Group shall not:
(i)    fail to satisfy the minimum funding requirements of ERISA and the Internal Revenue Code with respect to any Plan;
(ii)    request a minimum funding waiver from the Internal Revenue Service with respect to any Plan;
(iii)    engage in a Prohibited Transaction with any Plan, Benefit Arrangement, Multiemployer Plan or Multiple Employer Plan which, alone or in conjunction with any other circumstances or set of circumstances resulting in liability under ERISA, would constitute a Material Adverse Change;
(iv)    permit any Plan to be in "at risk" status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Internal Revenue Code), determined as of the most recent

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actuarial valuation report for each Plan using the actuarial assumptions required under Section 412 of the Internal Revenue Code for purposes of funding;
(v)    fail to make when due any contribution to any Multiemployer Plan or Multiple Employer Plan that any Borrower or any member of the ERISA Group may be required to make under any agreement relating to such Multiemployer Plan or Multiple Employer Plan, or any Law pertaining thereto;
(vi)    withdraw (completely or partially) from any Multiemployer Plan or withdraw (or be deemed under Section 4062(e) of ERISA to withdraw) from any Multiple Employer Plan, where any such withdrawal would result in a Material Adverse Change;
(vii)    terminate, or institute proceedings to terminate, any Plan, where such termination would result in a Material Adverse Change;
(viii)    permit the imposition of a Lien under Section 303(k)(1) of ERISA; or
(ix)    fail to give any and all notices and make all disclosures and governmental filings required under ERISA or the Internal Revenue Code, where such failure would result in a Material Adverse Change.
8.2.11.    [Reserved].
8.2.12.    Fiscal Year.
The Parent shall not, and shall not permit any Subsidiary of the Parent to, change its fiscal year from the fifty-two (52)/fifty-three (53) week fiscal year beginning on the Sunday closest to February 1 of each calendar year and ending on the Saturday closest to January 31 of the following calendar year.
8.2.13.    Issuance of Stock or Other Equity Interests.
Each of the Loan Parties (other than the Parent) shall not, and shall not permit any of its Subsidiaries to, issue any additional shares of its capital stock or other equity interests or any options, warrants or other rights in respect thereof other than to another Loan Party or Subsidiary of a Loan Party.
8.2.14.    Changes in Organizational Documents.
Except in connection with the dissolution of a Loan Party as permitted in Section 8.2.5 [Liquidations, Mergers, Consolidations, Acquisitions], each of the Loan Parties shall not amend in any material respect its certificate or articles of incorporation, by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents without providing at least five (5) calendar days' prior written notice to the Administrative Agent and the Banks and, in the event such change would be adverse to the Banks as determined by the Administrative Agent in its sole reasonable discretion,

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obtaining the prior written consent of the Required Banks; provided, however, that any Loan Party (other than Parent) may convert from one form of entity to another form of entity, reincorporate, re-domesticate, or change its name without prior written notice to the Administrative Agent so long as such change would not have a Material Adverse Change.
8.2.15.    Maximum Leverage Ratio.
The Loan Parties shall not at any time permit the Leverage Ratio, calculated as of the end of each fiscal quarter for the period equal to the four (4) fiscal quarters then ended, to exceed the ratio set forth below for the periods specified below:

Four (4) Consecutive Fiscal Quarters Ending (Nearest) of Each Year that this Agreement is in Effect)	Maximum Total Leverage Ratio
April 30	3.00 to 1.00
July 31	3.25 to 1.00
October 31	3.50 to 1.00
January 31	3.00 to 1.00

8.2.16.    Minimum Fixed Charge Coverage Ratio.
The Loan Parties shall not permit the Fixed Charge Coverage Ratio, calculated as of the end of each fiscal quarter for the period equal to the four (4) fiscal quarters then ended, to be less than 1.50 to 1.00.
8.2.17.    Negative Pledges.
No Loan Party shall directly or indirectly enter into or assume or become bound by, or permit any Subsidiary to enter into or assume or become bound by, any agreement, other than this Agreement, the other Loan Documents and any operative documents in connection with Synthetic Lease Obligations (the “Synthetic Lease Documents”), or any provision of any certificate of incorporation, bylaws, partnership agreement, operating agreement or other organizational formation or governing document prohibiting the creation or assumption of any Lien or encumbrance upon any such Loan Party's or Subsidiary's properties, whether now owned or hereafter created or acquired, or otherwise prohibiting or restricting any transaction contemplated hereby; provided that the foregoing shall not apply to (i) restrictions and conditions imposed by any Law or by any Loan Document and the Synthetic Lease Documents, (ii) restrictions or conditions imposed by any agreement relating to secured Indebtedness or other obligations permitted by both this Agreement and the Synthetic Lease Documents but, (y) solely with respect to the specific assets that secure the Synthetic Lease Obligations, any restriction or condition imposed by the Synthetic Lease Documents and, (z) with respect to any other assets, only to the extent such restriction or condition is limited to the specific assets subject to a Permitted Lien, (iii) customary provisions in leases or other

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agreements restricting assignment thereof, or (iv) restrictions or conditions imposed by any agreement relating to the issuance by any Loan Party of Indebtedness represented by publicly or privately placed notes as permitted by Section 8.2.1(vii) [Indebtedness].
8.3    Reporting Requirements. The Loan Parties, jointly and severally, covenant and agree that until Payment in Full, the Loan Parties will furnish or cause to be furnished to the Administrative Agent:
8.3.1.    Quarterly Financial Statements.
As soon as available and in any event within forty-five (45) calendar days after the end of each of the first three (3) fiscal quarters in each fiscal year of the Parent, unaudited financial statements of the Parent, consisting of: (i) a consolidated balance sheet as of the end of such fiscal quarter and as of the end of the prior fiscal year; (ii) a consolidated statement of operations for such fiscal quarter and the year-to-date period of the then-current fiscal year, and for the corresponding fiscal quarter and year-to-date period of the prior fiscal year; (iii) a consolidated statement of shareholders' equity as of the end of such fiscal quarter, as of the end of the corresponding fiscal quarter of the prior fiscal year, and as of the end of the prior fiscal year; and (iv) a consolidated statement of cash flows for the year-to-date period of the then-current fiscal year and the corresponding year-to-date period of the prior fiscal year. Each of the aforementioned financial statements shall be in reasonable detail and certified (subject to normal year-end audit adjustments) by an Authorized Officer of the Parent as having been prepared in accordance with GAAP. The Loan Parties will be deemed to have complied with the delivery requirements of this Section 8.3.1 if the Loan Parties have complied with the portion of Section 8.3.8(iv) [Budgets, Forecasts, Other Reports and Information] that relates to Form 10-Q reporting and the financial statements contained in such Form 10-Q reports meet the requirements described in this Section 8.3.1.
8.3.2.    Annual Financial Statements.
As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Parent, financial statements of the Parent consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of operations, shareholders' equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and audited by independent certified public accountants of nationally recognized standing. The Loan Parties shall deliver with such financial statements a certifying letter of such accountants to the Administrative Agent for the benefit of each Bank which shall: (i) be to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP, (ii) not contain a "going concern" or like qualification or exception, (iii) not contain a qualification or exception as to the scope of such audit (other than as is customary), and (iv) not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Loan Party under any of the Loan Documents. The Loan Parties will be deemed to have complied with the delivery requirements of this Section 8.3.2 if (i) the Loan Parties have complied with the portion of Section 8.3.8(iv) [Budgets, Forecasts, Other Reports and Information] that relates to Form 10-

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K reporting and the financial statements contained in such Form 10-K meet the requirements described in this Section 8.3.2 and (ii) the Parent delivers to the Administrative Agent the certifying letter of accountants as described above.
8.3.3.    Certificate of the Borrowers.
Concurrently with the financial statements of the Parent furnished to the Administrative Agent for the benefit of the Banks pursuant to Sections 8.3.1 [Quarterly Financial Statements] and 8.3.2 [Annual Financial Statements], a certificate (each a "Compliance Certificate") of the Borrowers signed by an Authorized Officer of each Borrower, in the form of Exhibit 8.3.3 to the effect that, except as described pursuant to Section 8.3.4 [Notice of Default], (i) the representations and warranties of the Loan Parties contained in Section 6 [Representations and Warranties] and in the other Loan Documents are true on and as of the date of such certificate with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time) and the Loan Parties have performed and complied with all covenants and conditions hereof, (ii) no Event of Default or Potential Default exists and is continuing on the date of such certificate and (iii) containing calculations in sufficient detail to demonstrate compliance as of the date of such financial statements with all financial covenants contained in Sections  8.2.15 [Maximum Leverage Ratio] and 8.2.16 [Minimum Fixed Charge Coverage Ratio].
8.3.4.    Notice of Default.
Promptly after any officer of any Loan Party has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by an Authorized Officer of such Loan Party setting forth the details of such Event of Default or Potential Default and the action which such Loan Party proposes to take with respect thereto.
8.3.5.    Notice of Litigation.
Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against any Loan Party or Subsidiary of any Loan Party, which involve a claim or series of claims, or which the Loan Party or Subsidiary reasonably determines would be, in excess of Twenty-Five Million and 00/100 Dollars ($25,000,000.00) or which if adversely determined would constitute a Material Adverse Change.
8.3.6.    Certain Events.
Written notice to the Administrative Agent:
(i)    at least ten (10) Business Days prior thereto, with respect to any proposed sale or transfer of assets pursuant to Section 8.2.6(vi) [Dispositions of Assets or Subsidiaries];

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(ii)    within the time limits set forth in Section 8.2.14 [Changes in Organizational Documents], any material amendment to the organizational documents of any Loan Party; and
(iii)    promptly following any change in organizational documents as permitted in Section 8.2.14.
8.3.7.    Notice of Change in Debt Rating.
Within two (2) Business Days after Standard & Poor's or Moody's announces a change in the Debt Rating, notice of such change. The Borrowing Agent will deliver together with such notice a copy of any written notification which any Loan Party received from the applicable rating agency regarding such change of Debt Rating.
8.3.8.    Budgets, Forecasts, Other Reports and Information.
Promptly upon their becoming available to any Loan Party:
(i)    any forecasts or projections of the Parent, to be supplied not later than thirty (30) days prior to commencement of the fiscal year to which any of the foregoing may be applicable,
(ii)    any reports including management letters submitted to the Parent by independent accountants in connection with any annual, interim or special audit,
(iii)    any reports or notices generally distributed by the Parent to its shareholders on a date no later than the date supplied to such shareholders,
(iv)    periodic or current reports, including Forms 10-K, 10-Q and 8-K, proxy statements, registration statements and prospectuses (but excluding statements regarding beneficial ownership on Forms 3, 4 and 5), filed by the Parent with the SEC,
(v)    a copy of any order in any proceeding to which the Parent or any of its Subsidiaries is a party issued by any Official Body which would reasonably be expected to result in a Material Adverse Change, and
(vi)    such other reports and information as any of the Banks may from time to time reasonably request. The Borrowing Agent shall also notify the Banks promptly of the enactment or adoption of any Law which would reasonably be expected to result in a Material Adverse Change.
Information required to be delivered pursuant to sub-clause (iv) above shall be deemed to have been delivered on the date on which the Loan Parties provide notice to the Administrative Agent that such information has been posted on the Internet at www.biglots.com, www.sec.gov or another website identified in such notice and accessible by the Administrative Agent without charge; provided that (i) such notice may be included in a certificate delivered pursuant to Section 8.3.3 [Certificate of the Borrowers] and (ii) the Borrowing Agent shall deliver

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paper copies of the information referred to in sub-clause (iv) above to the Administrative Agent if it so requests.
In the event that the Parent shall for any reason cease to be subject to the reporting requirements of the Securities Exchange Act of l934, as amended, it shall nonetheless furnish to the Administrative Agent reports containing substantially the same information at substantially the same times as would otherwise be required by the foregoing provisions of sub-clause (iv) above.
8.3.9.    Notices Regarding Plans and Benefit Arrangements.
8.3.9.1    Certain Events.
Promptly upon becoming aware of the occurrence thereof, notice (including the nature of the event and, when known, any action taken or threatened by the Internal Revenue Service or the PBGC with respect thereto) of:
(i)    any Reportable Event with respect to any Borrower or any other member of the ERISA Group (regardless of whether the obligation to report said Reportable Event to the PBGC has been waived),
(ii)    any Prohibited Transaction which could subject any Borrower or any other member of the ERISA Group to a material civil penalty assessed pursuant to Section 502(i) of ERISA or a material tax imposed by Section 4975 of the Internal Revenue Code in connection with any Plan, any Benefit Arrangement or any trust created thereunder,
(iii)    any assertion of material withdrawal liability with respect to any Multiemployer Plan or Multiple Employer Plan,
(iv)    any partial or complete withdrawal from a Multiemployer Plan or Multiple Employer Plan by any Borrower or any other member of the ERISA Group under Title IV of ERISA (or assertion thereof), where such withdrawal is likely to result in material withdrawal liability,
(v)    any cessation of operations (by any Borrower or any other member of the ERISA Group) at a facility in the circumstances described in Section 4062(e) of ERISA,
(vi)    withdrawal by any Borrower or any other member of the ERISA Group from a Multiple Employer Plan,
(vii)    a failure by any Borrower or any other member of the ERISA Group to make a payment to a Plan required to avoid imposition of a Lien under Section 303(k)(1) of ERISA,
(viii)    a determination that any Plan is, or is expected to be, in "at-risk" status (as defined in Section 303(i)(4) of ERISA or Section 430(i)4) of the Internal Revenue Code, or

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(ix)    any change in the actuarial assumptions or funding methods used for any Plan, where the effect of such change is to materially reduce the Plan's funding target attainment percentage or materially increase the obligation to make periodic contributions.
8.3.9.2    Notices of Involuntary Termination and Annual Reports.
Promptly after receipt thereof, copies of (a) all notices received by any Borrower or any other member of the ERISA Group of the PBGC's intent to terminate any Plan administered or maintained by any Borrower or any member of the ERISA Group, or to have a trustee appointed to administer any such Plan; and (b) at the request of the Administrative Agent or any Bank each annual report (IRS Form 5500 series) and all accompanying schedules, the most recent actuarial reports, the most recent financial information concerning the financial status of each Plan administered or maintained by any Borrower or any other member of the ERISA Group, and schedules showing the amounts contributed to each such Plan by or on behalf of any Borrower or any other member of the ERISA Group in which any of their personnel participate or from which such personnel may derive a benefit, and each Schedule B (Actuarial Information) to the annual report filed by any Borrower or any other member of the ERISA Group with the Internal Revenue Service with respect to each such Plan.
8.3.9.3    Notice of Voluntary Termination.
Promptly upon the filing thereof, copies of any Form 500, or any successor or equivalent form to Form 500, filed with the PBGC in connection with the standard termination of any Plan.

9.	DEFAULT
9.1    Events of Default. An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):
9.1.1.    Payments Under Loan Documents.
Any Borrower shall fail to pay (i) any principal of any Loan (including scheduled installments, mandatory prepayments or the payment due at maturity), Reimbursement Obligation or Letter of Credit Borrowing when such principal is due hereunder or (ii) shall fail to pay any interest on any Loan, Reimbursement Obligation or Letter of Credit Borrowing or any other amount owing hereunder or under the other Loan Documents within three (3) Business Days after such interest or other amount becomes due in accordance with the terms hereof or thereof (whether at stated maturity, by acceleration or otherwise);
9.1.2.    Breach of Warranty.
Any representation or warranty made at any time by any of the Loan Parties herein or by any of the Loan Parties in any other Loan Document, or in any certificate, other

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instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made or furnished;
9.1.3.    Anti-Terrorism Laws.
Any representation or warranty contained in clause (i) of Section 6.1.25 [Anti-Terrorism Laws] is or becomes false or misleading at any time;
9.1.4.    Breach of Negative Covenants or Visitation Rights.
Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 8.1.3 [Maintenance of Insurance], Section 8.1.6 [Visitation Rights], clause (a) of Section 8.1.12 [Anti-Terrorism Laws; Etc.] or Section 8.2 [Negative Covenants];
9.1.5.    Breach of Other Covenants.
Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of fifteen (15) Business Days after any officer of any Loan Party becomes aware of the occurrence thereof (such grace period to be applicable only in the event such default can be remedied by corrective action of the Loan Parties as determined by the Administrative Agent in its sole reasonable discretion);
9.1.6.    Defaults in Other Agreements or Indebtedness.
A default or event of default shall occur at any time under the terms of any other agreement involving Indebtedness under which any Loan Party may be obligated as a borrower or guarantor in excess of Fifty Million and 00/100 Dollars ($50,000,000.00) in the aggregate, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any Indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any Indebtedness (whether or not such right shall have been waived) or the termination of any commitment to lend;
9.1.7.    Final Judgments or Orders.
Any final judgments or orders for the payment of money in excess of Fifty Million and 00/100 Dollars ($50,000,000.00) in the aggregate shall be entered against any Loan Party by a court having jurisdiction in the premises, which judgment is not satisfied, discharged, vacated, bonded or stayed pending appeal within a period of sixty (60) days from the date of entry;
9.1.8.    Loan Document Unenforceable.
Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party's successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall

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in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested by a Loan Party or cease to give or provide the remedies, powers or privileges intended to be created thereby;
9.1.9.    Proceedings Against Assets.
Any of the Loan Parties' assets are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, receiver and manager, trustee, custodian, assignee for the benefit of creditors or other similar official and the same is not cured within sixty (60) days thereafter;
9.1.10.    Notice of Lien or Assessment.
A notice of Lien or assessment in excess of Fifty Million and 00/100 Dollars ($50,000,000.00) which is not a Permitted Lien is filed of record with respect to all or any part of any of the Loan Parties' assets by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, including the PBGC, or any taxes or debts owing at any time or times hereafter to any one of these becomes payable and the same is not paid within thirty (30) days after the same becomes payable;
9.1.11.    Insolvency.
Any Loan Party ceases to be Solvent or admits in writing its inability to pay its debts as they mature; provided that any Loan Party may dissolve in accordance with Section 8.2.5(iii) [Liquidations, Mergers, Consolidations, Acquisitions];
9.1.12.    Events Relating to Plans and Benefit Arrangements.
Any of the following occurs: (i) any Reportable Event which constitutes grounds for the termination of any Plan by the PBGC or the appointment of a trustee to administer or liquidate any Plan, shall have occurred and be continuing; (ii) proceedings shall have been instituted or other action taken to terminate any Plan, or a termination notice shall have been filed with respect to any Plan; (iii) a trustee shall be appointed to administer or liquidate any Plan; (iv) the PBGC shall give notice of its intent to institute proceedings to terminate any Plan or Plans or to appoint a trustee to administer or liquidate any Plan; and, in the case of the occurrence of (i), (ii), (iii), or (iv) above, the Administrative Agent determines in good faith that the amount of the Loan Parties' liability is likely to exceed ten percent (10%) of its consolidated tangible net worth; (v) the Borrowers or any member of the ERISA Group shall fail to make any contributions when due to a Plan, Multiemployer Plan or Multiple Employer Plan; (vi) the Borrowers or any other member of the ERISA Group shall commit a failure under Section 303(k)(1) of ERISA and is required to provide notice to the PBGC under Section 303(k)(4) of ERISA; (vii) the Borrowers or any other member of the ERISA Group shall withdraw completely or partially from a Multiemployer Plan or a Multiple Employer Plan; (viii) the Borrowers or any other member of the ERISA Group shall withdraw (or shall be deemed under Section 4062(e) of ERISA to withdraw) from a Multiple Employer Plan or cease operations at a facility under the circumstances described in Section 4062(e) of ERISA; or (ix) any applicable Law is adopted, changed or interpreted by any Official Body with respect to or

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otherwise affecting one or more Plans, Multiemployer Plans, Multiple Employer Plans or Benefit Arrangements and, with respect to any of the events specified in (v), (vi), (vii), (viii) or (ix), the occurrence of which would be reasonably likely to result in a Material Adverse Effect;
9.1.13.    Cessation of Business.
Any Loan Party ceases to conduct its business as contemplated, except as permitted under Section 8.2.5 [Liquidations, Mergers, Etc.] or 8.2.6 [Dispositions of Assets or Subsidiaries], or any Loan Party is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business and such injunction, restraint or other preventive order is not dismissed within thirty (30) days after the entry thereof;
9.1.14.    Change of Control.
(i) Any person or group of persons (within the meaning of Sections 13(d), 14(a) or 14(d) of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership of (within the meaning of Rule 13d-3 and 13d-5 promulgated by the SEC under said Act) thirty-three and one-third of one percent (33.33%) or more of the voting capital stock of the Parent, or (ii) within a period of twelve (12) consecutive calendar months, individuals who were directors of the Parent on the first day of such period, together with any directors whose election by such board of directors or whose nomination for election by the shareholders was approved by a vote of the majority of the directors then in office shall cease to constitute a majority of the board of directors of the Parent.
9.1.15.    Involuntary Proceedings.
A proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of any Loan Party in an involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such proceeding; or
9.1.16.    Voluntary Proceedings.
Any Loan Party shall commence a voluntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or other similar official) of itself or for any substantial part of its property or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action in furtherance of any of the foregoing.
9.2    Consequences of Event of Default.

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9.2.1.    Events of Default Other Than Bankruptcy or Reorganization Proceedings.
If an Event of Default specified under Sections 9.1.1 [Payments Under Loan Documents] through 9.1.14 [Change of Control] shall occur and be continuing, the Banks, the Issuing Banks and the Administrative Agent shall be under no further obligation to make Revolving Credit Loans or issue Letters of Credit, as the case may be, and the Administrative Agent may, and upon the request of the Required Banks, shall by written notice to the Borrowers: (i) terminate the Commitments and thereupon the Commitments shall be terminated and of no further force and effect, (ii) declare the unpaid principal amount of the Revolving Credit Notes then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrowers to the Banks hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Administrative Agent for the benefit of each applicable Bank without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, or (iii) require the Borrowers to, and the Borrowers shall thereupon, deposit in a non-interest-bearing account with the Administrative Agent, as cash collateral for their Obligations under the Loan Documents, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrowers hereby pledge to the Administrative Agent and the Banks, and grant to the Administrative Agent and the Banks a security interest in, all such cash as security for such Obligations. Upon the curing of all existing Events of Default to the satisfaction of the Required Banks, the Administrative Agent shall return such cash collateral to the applicable Borrower; and
9.2.2.    Bankruptcy or Reorganization Proceedings.
If an Event of Default specified under Section 9.1.15 [Involuntary Proceedings] or 9.1.16 [Voluntary Proceedings] shall occur, the Commitments shall automatically terminate and be of no further force and effect, the Banks, the Issuing Banks and the Administrative Agent shall be under no further obligations to make Revolving Credit Loans or issue Letters of Credit, as the case may be, hereunder and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrowers to the Banks hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and
9.2.3.    Set-off.
If an Event of Default shall occur and be continuing, any Bank to whom any Obligation is owed by any Loan Party hereunder or under any other Loan Document or any participant of such Bank which has agreed in writing to be bound by the provisions of Section 5.3 [Sharing of Payments by Banks] and any branch, Subsidiary or Affiliate of such Bank or participant anywhere in the world shall have the right, in addition to all other rights and remedies available to it, without prior notice to such Loan Party, subject to Section 5.3 [Sharing of Payments by Banks], to set-off against and apply to the then unpaid balance of all the Loans and all other Obligations of the Borrowers and the other Loan Parties hereunder or under any other Loan Document any debt owing to, and any other funds held in any manner for the account of, such Borrower or such other Loan Party by such Bank or participant or by such branch, Subsidiary or Affiliate, including all funds in all deposit accounts (whether time or demand, general or special, provisionally credited

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or finally credited, or otherwise) now or hereafter maintained by such Borrower or such other Loan Party for its own account (but not including funds held in custodian or trust accounts) with such Bank or participant or such branch, Subsidiary or Affiliate. Such right shall exist whether or not any Bank or the Administrative Agent shall have made any demand under this Agreement or any other Loan Document, whether or not such debt owing to or funds held for the account of such Borrower or such other Loan Party is or are matured or unmatured and regardless of the existence or adequacy of any Guaranty or any other security, right or remedy available to any Bank or the Administrative Agent. Each Bank agrees to notify the applicable Loan Party and the Administrative Agent promptly after any such setoff and application; provided, that the failure to give such notice shall not affect the validity of such set-off and application; and
9.2.4.    Suits, Actions, Proceedings.
If an Event of Default shall occur and be continuing, and whether or not the Administrative Agent shall have accelerated the maturity of Loans pursuant to any of the foregoing provisions of this Section 9.2 [Consequences of Event of Default], the Administrative Agent or any Bank, if owed any amount with respect to the Loans, may, subject to Section 5.3 [Sharing of Payments by Banks], proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement or the other Loan Documents, including as permitted by applicable Law the obtaining of the ex parte appointment of a receiver or receiver and manager, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Administrative Agent or such Bank; and
9.2.5.    Application of Proceeds.
From and after the date on which the Administrative Agent has taken any action pursuant to this Section 9.2 and until Payment in Full, and subject to the provisions of Section 11.18 [Bifurcation of Obligations], all amounts collected or received by the Administrative Agent or any Bank on account of the Obligations or the exercise of any other remedy by the Administrative Agent, shall be applied as follows:
(i)    First, to payment of that portion of the Obligations constituting fees, indemnities, and out-of-pocket expenses and other amounts, including reasonable attorney fees, payable to the Administrative Agent in its capacity as such, the Issuing Banks in their capacity as such and the Swing Loan Bank in its capacity as such, ratably among the Administrative Agent, the Issuing Bank and Swing Loan Bank in proportion to the respective amounts described in this clause First payable to them;
(ii)    Second, to payment of that portion of the Obligations constituting fees, indemnities and other out-of-pocket amounts (other than principal and interest) payable to the Banks under the Loan Documents, including reasonable attorney fees, ratably among the Banks in proportion to the respective amounts described in this clause Second payable to them;

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(iii)    Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations, ratably among the Banks in proportion to the respective amounts described in this clause Third payable to them;
(iv)    Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, Reimbursement Obligations and payment obligations then owing under Bank-Provided Hedges, ratably among the Banks, the Issuing Banks, and the Banks or Affiliates of Banks which provide Bank-Provided Hedges, in proportion to the respective amounts described in this clause Fourth held by them;
(v)    Fifth, to the Administrative Agent for the account of the Issuing Banks, to cash collateralize any undrawn amounts under outstanding Letters of Credit; and
(vi)    Last, the balance, if any, to the Loan Parties or as required by Law.
9.2.5.2    Notwithstanding the foregoing, amounts received from any Loan Party that is not an Eligible Contract Participant shall not be applied to any Excluded Swap Obligations owing to any Bank providing a Bank-Provided Hedge (it being understood, that in the event that any amount is applied to Obligations other than Excluded Swap Obligations as a result of this sentence, the Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to this Section 9.2.5 [Application of Proceeds] from amounts received from Eligible Contract Participants to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Obligations described in above paragraphs of this Section 9.2.5 [Application of Proceeds] by Banks providing Bank-Provided Hedges that are the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other Obligations pursuant to the above paragraphs of this Section 9.2.5 [Application of Proceeds].
9.2.6.    Other Rights and Remedies.
In addition to all of the rights and remedies contained in this Agreement or in any of the other Loan Documents, the Administrative Agent shall have all of the rights and remedies under applicable Law, all of which rights and remedies shall be cumulative and non-exclusive, to the extent permitted by Law. The Administrative Agent may, and upon the request of the Required Banks shall, subject to Section 10.3(ii) [Exculpatory Provisions] exercise all post-default rights granted to the Administrative Agent and the Banks under the Loan Documents or applicable Law.

10.	THE ADMINISTRATIVE AGENT
10.1    Appointment and Authority. Each of the Banks and Issuing Bank hereby irrevocably appoints PNC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 10 are solely for the benefit of the Administrative Agent, the Banks and the Issuing Banks, and neither the Borrowers nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

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10.2    Rights as a Bank. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Bank as any other Bank and may exercise the same as though it were not the Administrative Agent and the term "Bank" or "Banks" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Banks.
10.3    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
(A)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Default or Event of Default has occurred and is continuing;
(B)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Banks (or such other number or percentage of the Banks as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and
(C)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Banks (or such other number or percentage of the Banks as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.1 [Modifications, Amendments or Waivers] and 9.2 [Consequences of Event of Default]) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Potential Default or Event of Default unless and until notice describing such Potential Default or Event of Default is given to the Administrative Agent by the Borrowing Agent, a Bank or an Issuing Bank.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Potential Default or Event of Default, (iv) the validity, enforceability,

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effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 7 [Conditions of Lending and Issuance of Letters of Credit] or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Bank or Participant or prospective Bank or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.
10.4    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Bank or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Bank or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Bank or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
10.5    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent. The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 10 shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
10.6    Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Banks, the Issuing Banks and the Borrowing Agent. Upon receipt of any such notice of resignation, the Required Banks shall have the right, with approval from the Borrowing Agent (so long as no Event of Default has occurred and is continuing), to appoint a successor, such approval not to be unreasonably withheld or delayed. If no such successor shall have been so appointed by the Required Banks and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then

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the retiring Administrative Agent may on behalf of the Banks and the Issuing Banks, appoint a successor Administrative Agent; provided that in no event shall any such successor Administrative Agent be a Defaulting Bank or a Disqualified Institution; provided further that if the Administrative Agent shall notify the Borrowing Agent and the Banks that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any cash collateral held by the Administrative Agent on behalf of the Banks or the Issuing Banks under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such cash collateral until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Bank and Issuing Bank directly, until such time as the Required Banks appoint a successor Administrative Agent as provided for above in this Section 10.6. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent's resignation hereunder and under the other Loan Documents, the provisions of this Section 10 and Section 11.3 [Expenses; Indemnity; Damage Waiver] shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
If PNC resigns as Administrative Agent under this Section 10.6, PNC shall also resign as an Issuing Bank and the Swing Loan Bank. Upon the appointment of a successor Administrative Agent hereunder, such successor shall (i) succeed to all of the rights, powers, privileges and duties of PNC as the retiring Issuing Bank and Administrative Agent and PNC shall be discharged from all of its respective duties and obligations as Issuing Bank and Administrative Agent under the Loan Documents, and (ii) issue letters of credit in substitution for the Letters of Credit issued by PNC, if any, outstanding at the time of such succession or make other arrangement satisfactory to PNC to effectively assume the obligations of PNC with respect to such Letters of Credit.
10.7    Non-Reliance on Administrative Agent and Other Banks. Each Bank and Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank and Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

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10.8    No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Syndication Agents, Joint Lead Arrangers, Sole Bookrunner or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Bank or an Issuing Bank hereunder.
10.9    Administrative Agent's Fee. The Borrowers shall pay to the Administrative Agent a nonrefundable fee (the "Administrative Agent's Fee") under the terms of a letter (the "Administrative Agent's Letter") between the Borrowers and the Administrative Agent, as amended from time to time.
10.10    Authorization to Release Guarantors. The Banks and Issuing Banks authorize the Administrative Agent to release any Guarantor from its obligations under the Guaranty Agreement if the ownership interests in such Guarantor are sold or otherwise disposed of or transferred to persons other than Loan Parties in a transaction permitted under Section 8.2.6 [Disposition of Assets or Subsidiaries] or 8.2.5 [Liquidations, Mergers, Consolidations, Acquisitions] (but excluding Section 8.2.5(ii)).
10.11    No Reliance on Administrative Agent's Customer Identification Program. Each Bank acknowledges and agrees that neither such Bank, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Bank's, Affiliate's, participant's or assignee's customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the "CIP Regulations"), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.

11.	MISCELLANEOUS
11.1    Modifications, Amendments or Waivers. With the written consent of the Required Banks, the Administrative Agent, acting on behalf of all the Banks, and the Borrowers, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Banks or the Loan Parties hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Banks and the Loan Parties; provided, that no such agreement, waiver or consent may be made which will:
11.1.1.    Increase of Commitment. Increase the amount of the Revolving Credit Commitment of any Bank hereunder without the consent of such Bank;
11.1.2.    Extension of Payment; Reduction of Principal, Interest or Fees; Modification of Terms of Payment. Whether or not any Loans are outstanding, extend the Expiration Date or the

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time for payment of principal or interest of any Loan (excluding the due date of any mandatory prepayment of a Loan), the Commitment Fee or any other fee payable to any Bank, or reduce the principal amount of or the rate of interest borne by any Loan or reduce the Commitment Fee or any other fee payable to any Bank, without the consent of each Bank directly affected thereby;
11.1.3.    Release of Guarantor. Except as set forth in Section 10.10 [Authorization to Release Guarantors] and for sales of assets permitted by Section 8.2.6 [Disposition of Assets or Subsidiaries], release any Guarantor from its Obligations under the Guaranty Agreement without the consent of all Banks; or
11.1.4.    Miscellaneous. Amend the definition of “Optional Currency”, Section 2.12.5 [Requests for Additional Optional Currencies], Section 5.2 [Pro Rata Treatment of Banks], Section 10.3 [Exculpatory Provisions] or Section 5.3 [Sharing of Payments by Banks] or this Section 11.1, alter any provision regarding the pro rata treatment of the Banks or requiring all Banks to authorize the taking of any action or reduce any percentage specified in the definition of Required Banks, in each case without the consent of all of the Banks;
provided that no agreement, waiver or consent which would modify the interests, rights or obligations of the Administrative Agent, the Issuing Banks, or the Swing Loan Bank may be made without the written consent of the Administrative Agent, the Issuing Banks or the Swing Loan Bank, as applicable, and provided, further that, if in connection with any proposed waiver, amendment or modification referred to in Sections 11.1.1 through 11.1.4 above, the consent of the Required Banks is obtained but the consent of one or more of such other Banks whose consent is required is not obtained (each a "Non-Consenting Bank"), then the Borrowers shall have the right to replace any such Non-Consenting Bank with one or more replacement Banks pursuant to Section 5.6.2 [Replacement of a Bank]. Notwithstanding anything to the contrary herein, no Defaulting Bank shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Banks or each affected Bank may be effected with the consent of the applicable Banks other than Defaulting Banks), except that (x) the Commitment of any Defaulting Bank may not be increased or extended without the consent of such Bank, and (y) any waiver, amendment or modification requiring the consent of all Banks or each affected Bank that by its terms affects any Defaulting Bank disproportionately adversely relative to other affected Banks shall require the consent of such Defaulting Bank.
Notwithstanding the foregoing, the Administrative Agent, with the consent of the Borrowing Agent, may amend, modify or supplement any Loan Document without the consent of any Bank or the Required Banks (i) in order to correct or cure any ambiguity, inconsistency or defect or correct any typographical or ministerial error in any Loan Document or (ii) pursuant to the provisions of Section 7.3 (provided that in each case with respect to the foregoing clauses (i) and (ii), any such amendment, modification or supplement shall not be materially adverse to the interests of the Banks taken as a whole).
11.2    No Implied Waivers; Cumulative Remedies. No course of dealing and no delay or failure of the Administrative Agent or any Bank in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof

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or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Administrative Agent and the Banks under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have.
11.3    Expenses; Indemnity; Damage Waiver.
11.3.1.    Costs and Expenses. The Borrowers shall pay (i) all reasonable out‑of‑pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), and shall pay all reasonable fees and time charges and disbursements for attorneys who may be employees of the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out‑of‑pocket expenses incurred by the Issuing Banks in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all reasonable out‑of‑pocket expenses incurred by the Administrative Agent, any Bank or any Issuing Bank (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Bank or Issuing Bank), and all reasonable fees, charges and disbursements for attorneys who may be employees of the Administrative Agent, any Bank or any Issuing Bank, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (iv) all reasonable out-of-pocket expenses of the Administrative Agent's regular employees and agents engaged periodically to perform audits of the Loan Parties' books, records and business properties. The Banks will attempt to minimize the fees and expenses of legal counsel for the Banks which are subject to reimbursement by the Borrowers hereunder by considering the usage of one law firm per national jurisdiction to represent the Banks and the Administrative Agent if appropriate under the circumstances. In addition, the Banks hereby agree not to require that the Loan Parties pay to the Banks an "amendment fee" in connection with any approval or consent that may be provided by them to the Loan Parties pursuant to this Agreement in connection with any amendment to this Agreement and the other Loan Documents required solely as a result of the Loan Parties request to have a Guarantor become a Borrower hereunder or designating a Designated Borrower hereunder (the "Additional Borrower Amendment"); provided, however, that the Loan Parties shall pay all reasonable costs and expenses incurred in connection with the Additional Borrower Amendment as provided for above in this Section 11.3.1 [Costs and Expenses].
11.3.2.    Indemnification by the Loan Parties. Each Loan Party shall indemnify the Administrative Agent (and any sub-agent thereof), each Bank and each Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for

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any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable fees, charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance or nonperformance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) breach of representations, warranties or covenants of the Loan Parties under the Loan Documents, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, including any such items or losses relating to or arising under Environmental Laws or pertaining to environmental matters, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (B) result from a claim brought by any Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if such Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, (C) if the Borrowers were not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that each Loan Party shall remain liable to the extent such failure to give notice does not result in a loss to such Loan Party), (D) if the same results from a compromise or settlement agreement entered into without the consent of the Borrowers, which shall not be unreasonably withheld, or (E) in the case of disputes solely between or among Indemnitees.
11.3.3.    Reimbursement by Banks. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under Sections 11.3.1 [Costs and Expenses] or 11.3.2 [Indemnification by the Loan Parties] to be paid by them to the Administrative Agent (or any sub-agent thereof), an Issuing Bank or any Related Party of any of the foregoing, each Bank severally agrees to pay to the Administrative Agent (or any such sub-agent), an Issuing Bank or such Related Party, as the case may be, such Bank's Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or any Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Bank in connection with such capacity.
11.3.4.    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as

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opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Section 11.3.2 [Indemnification by the Loan Parties] shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby extent that such damages are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.
11.3.5.    Payments. All amounts due under this Section shall be payable not later than ten (10) days after demand therefor.
11.4    Holidays. Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 4.2 [Interest Periods]) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.
11.5    Notices; Effectiveness; Electronic Communication.
11.5.1.    Notices Generally. Any notice, request, demand, direction or other communication (for purposes of this Section 11.5 only, a "Notice" to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes e-mail or facsimile transmission). Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Schedule 1.1(B) hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 11.5 [Notices; Effectiveness; Electronic Communication]. Any Notice shall be effective:
(i)    In the case of hand-delivery, when delivered;
(ii)    If given by mail, four (4) days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;
(iii)    In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission or overnight courier delivery of a confirmatory notice (received at or before noon on such next Business Day);

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(iv)    In the case of a facsimile transmission, when sent to the applicable party's facsimile machine's telephone number if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;
(v)    In the case of electronic transmission, when actually received; and
(vi)    If given by any other means (including by overnight courier), when actually received.
Any Bank giving a Notice to a Loan Party shall concurrently send a copy thereof to the Administrative Agent, and the Administrative Agent shall promptly notify the other Banks of its receipt of such Notice. Any party hereto may change its address, e-mail, telephone number and/or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
11.5.2.    Electronic Communications. Notices and other communications to the Banks and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Bank or the Issuing Banks if such Bank or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
11.5.3.    Change of Address, Etc. Any party hereto may change its address, e‑mail address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
11.6    Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

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11.7    Duration; Survival. All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the execution and delivery of this Agreement and shall continue until Payment in Full. All covenants and agreements of the Borrowers contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Section 5 [Payments] and Section 11.3 [Expenses; Indemnity; Damage Waiver], shall survive Payment In Full. All other covenants and agreements of the Loan Parties shall continue in full force and effect from and after the date hereof and until Payment In Full.
11.8    Successors and Assigns.
11.8.1.    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that neither any Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Bank and no Bank may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.8.2 [Assignments by Banks], (ii) by way of participation in accordance with the provisions of Section 11.8.4 [Participations], or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.8.5 [Certain Pledges; Successors and Assigns Generally] (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.8.4 [Participations] and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.
11.8.2.    Assignments by Banks. Any Bank may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
a.    in the case of an assignment of the entire remaining amount of the assigning Bank's Commitment and the Loans at the time owing to it or in the case of an assignment to a Bank, an Affiliate of a Bank or an Approved Fund, no minimum amount need be assigned; and
b.    in any case not described in clause (i)(A) of this Section 11.8.2, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Bank subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than Five Million and 00/100 Dollars ($5,000,000.00), unless the Administrative

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Agent and, so long as no Event of Default has occurred and is continuing, the Borrowing Agent otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank's rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.
(iii)    Required Consents. No consent shall be required for any assignment except for the consent of the Administrative Agent (which shall not be unreasonably withheld or delayed) and:
a.    the consent of the Borrowing Agent (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Bank, an Affiliate of a Bank or an Approved Fund; and
b.    the consent of the Issuing Banks (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).
(iv)    Assignment and Assumption Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of Three Thousand Five Hundred and 00/100 Dollars ($3,500.00), and the assignee, if it is not a Bank, shall deliver to the Administrative Agent an administrative questionnaire provided by the Administrative Agent.
(v)    No Assignment to a Loan Party. No such assignment shall be made to any Loan Party or any Affiliates or Subsidiaries of any Loan Party.
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.8.3 [Register], from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.4 [LIBOR Rate Unascertainable; Etc.], 5.8 [Increased Costs], and 11.3 [Expenses, Indemnity; Damage Waiver] with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Bank will constitute a waiver or release of any claim of any party hereunder arising from that Bank’s having been a Defaulting Bank. Any assignment or transfer by a Bank of rights or obligations under

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this Agreement that does not comply with this Section 11.8.2 shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with Section 11.8.4 [Participations].
11.8.3.    Register. The Administrative Agent, acting solely for this purpose as an agent of the applicable Borrower, shall maintain a record of the names and addresses of the Banks, and the Commitments of, and principal amounts of the Loans owing to, each Bank pursuant to the terms hereof from time to time. Such register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Banks may treat each Person whose name is in such register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such register shall be available for inspection by the Borrowing Agent and any Bank, at any reasonable time and from time to time upon reasonable prior notice.
11.8.4.    Participations. Any Bank may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than (a) a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), (b) any Loan Party or any of such Loan Party's Affiliates or Subsidiaries, (c) to any Defaulting Bank or any of its Subsidiaries, or any Person who, upon becoming a Bank hereunder, would constitute a Defaulting Bank or a Subsidiary thereof or (d) a Disqualified Institution) (each, a "Participant") in all or a portion of such Bank's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Bank's obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Banks and the Issuing Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to Section 11.1.1 [Increase of Commitment, Etc.], Section 11.1.2 [Extension of Payment, Etc.], or Section 11.1.3 [Release of Guarantor]). Subject to Section 11.8.5 [Limitations upon Participant Rights Successors and Assigns Generally], the Borrowers agree that each Participant shall be entitled to the benefits of Section 4.4 [LIBOR Rate Unascertainable; Etc.] and Section 5.8 [Increased Costs] to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to Section 11.8.2 [Assignments by Banks]. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 9.2.3 [Setoff] as though it were a Bank; provided such Participant agrees to be subject to Section 5.3 [Sharing of Payments by Banks] as though it were a Bank.
A Participant shall not be entitled to receive any greater payment under Section 5.8 [Increased Costs], Section 5.9 [Taxes] or Section 11.3 [Expenses; Indemnity; Damage Waiver] than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a

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Change in Law that occurs after the Participant acquired the applicable participation. A Participant that would be a Foreign Bank if it were a Bank shall not be entitled to the benefits of Section 5.9 [Taxes] unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 5.9.5 [Status of Banks] as though it were a Bank. Each Bank that sells a participation shall, acting solely for this purpose as an agent of the Loan Parties, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under the Loan Documents (the "Participant Register"); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Income Tax Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
11.8.5.    Certain Pledges; Successors and Assigns Generally. Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.
11.8.6.    Disqualified Institutions. (i) No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Bank entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrowers have consented to such assignment in writing in their sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment, participation). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee shall not retroactively be disqualified from becoming a Bank and (y) the execution by the Borrowers of an Assignment and Assumption or a joinder agreement (or similar agreement) with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment in violation of this clause (f)(i) shall not be void, but the other provisions of this Section 11.8.6 shall apply.
(i)    If any assignment or participation is made to any Disqualified Institution without the Borrowers’ prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrowers may, at their sole expense and effort, upon notice to the applicable Disqualified Institution and the

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Administrative Agent, (A) terminate the Commitment of such Disqualified Institution and repay all obligations of the Borrowers owing to such Disqualified Institution in connection with such Commitment and/or (B) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section), all of its interest, rights and obligations under this Agreement to one or more eligible Assignees under Section 11.8 at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.
(ii)    Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Banks by the Borrowers, the Administrative Agent or any other Bank, (y) attend or participate in meetings attended by the Bank and the Administrative Agent, or (z) access any electronic site established for the Bank or confidential communications from counsel to or financial advisors of the Administrative Agent or the Banks and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Bank to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Banks that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting any plan of reorganization or plan of liquidation in connection with any Bankruptcy Event (a “Reorganization Plan”), each Disqualified Institution party hereto hereby agrees (1) not to vote on such Reorganization Plan, (2) if such Disqualified Institution does vote on such Reorganization Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the U.S. Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Reorganization Plan in accordance with Section 1126(c) of the U.S. Bankruptcy Code (or any similar provision in any other similar Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).
The Administrative Agent shall have the right, and the Borrowers hereby expressly authorize the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrowers and any updates thereto from time to time (collectively, the “DQ List”) on Syndtrak or a substantially similar electronic transmission system, including that portion of such electronic transmission system that is designated for “public side” Banks and/or (B) provide the DQ List to each Bank requesting the same.
11.9    Confidentiality.
11.9.1.    General.
The Administrative Agent, the Banks and the Issuing Banks each agree to keep confidential all information obtained from the Parent or its Subsidiaries which is nonpublic and confidential or proprietary in nature (including any information the Parent or such Subsidiary specifically designates as confidential), except as provided below, and to use such information only

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in connection with their respective capacities under this Agreement and for the purposes contemplated hereby. The Administrative Agent, the Banks and the Issuing Banks shall be permitted to disclose such information (i) to their respective officers, directors, employees, agents, outside legal counsel, accountants and other professional advisors who need to know such information in connection with the administration and enforcement of this Agreement, subject to agreement of such Persons to maintain the confidentiality, (ii) to assignees and participants (including prospective assignees and participants) as contemplated by Section 11.8 [Successors and Assigns], (iii) to the extent requested by any bank regulatory authority, as otherwise required by applicable Law or by any subpoena or similar legal process, or in connection with any investigation or proceeding arising out of the transactions contemplated by this Agreement; provided that prior to such disclosure the Borrowers are given reasonable advance notice of such order and an opportunity to object to such disclosure, provided further that no such notice or opportunity shall be required if disclosure is required in connection with an examination by a bank regulatory authority or is required in circumstances where the applicable Official Body does not permit such notice or opportunity (it being understood the Administrative Agent, the Banks and the Issuing Banks, as applicable, will inform such Official Body of the confidential nature of the confidential information being disclosed), (iv) if it becomes publicly available other than as a result of a breach of this Agreement or becomes available from a source not known to be subject to confidentiality restrictions, or (v) if the Parent or such Subsidiary, as applicable, shall have consented to such disclosure.
11.9.2.    Sharing Information With Affiliates of the Banks.
Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrowers or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Bank or by one or more Subsidiaries or Affiliates of such Bank and each of the Loan Parties hereby authorizes each Bank to share any information delivered to such Bank by such Loan Party and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Bank to enter into this Agreement, to any such Subsidiary or Affiliate of such Bank, it being understood that any such Subsidiary or Affiliate of any Bank receiving such information shall be bound by the provisions of Section 11.9.1 [General] as if it were a Bank hereunder. Such authorization shall survive Payment in Full.
11.10    Counterparts; Integration; Effectiveness.
11.10.1.    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof including any prior confidentiality agreements and commitments. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or e‑mail shall be effective as delivery of a manually executed counterpart of this Agreement.

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11.11    CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.
11.11.1.    Governing Law. This Agreement shall be deemed to be a contract under the Laws of the State of Ohio without regard to its conflict of laws principles. Each Standby Letter of Credit issued under this Agreement shall be subject either to the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the "ICC") at the time of issuance ("UCP") or the rules of the International Standby Practices (ICC Publication Number 590) ("ISP98"), as determined by the applicable Issuing Bank, and each Commercial Letter of Credit shall be subject to UCP, and in each case to the extent not inconsistent therewith, the Laws of the State of Ohio without regard to its conflict of laws principles.
11.11.2.    SUBMISSION TO JURISDICTION. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF OHIO SITTING IN FRANKLIN COUNTY, OHIO AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF OHIO, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH OHIO STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
11.11.3.    WAIVER OF VENUE. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 11.11. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT ASSERT ANY SUCH DEFENSE.
11.11.4.    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.5 [NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION]. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF

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ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
11.11.5.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
11.12    USA Patriot Act Notice. Each Bank that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Bank) hereby notifies Loan Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of Loan Parties and other information that will allow such Bank or Administrative Agent, as applicable, to identify the Loan Parties in accordance with the USA Patriot Act.
11.13    Payment of Debt; Joint and Several Obligations; Borrowing Agency.
11.13.1.    Loan Parties.
The Loan Parties shall be jointly and severally liable for the Obligations under this Agreement and each of the other Loan Documents. Without limiting the generality of the foregoing, each of the Loan Parties hereby acknowledges and agrees that any and all actions, inactions or omissions by any one or more, or all, of the Loan Parties in connection with, related to or otherwise affecting this Agreement or any of the other Loan Documents are the obligations of, and inure to and are binding upon, each and all of the Loan Parties, jointly and severally.
11.13.2.    Designation of Borrowing Agent; Nature of Borrowing Agency.
Each Borrower (including each Designated Borrower) hereby irrevocably designates the Borrowing Agent to be its attorney and agent and in such capacity to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of such Borrower(s) , and hereby authorizes the Administrative Agent, the Banks and the Issuing Banks to pay over or credit all loan proceeds hereunder in accordance with the request of the Borrowing Agent. The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to the Borrowers and at their request. The Administrative Agent, the Banks and the Issuing Banks shall incur no liability to the Borrowers as a result thereof.

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To induce the Administrative Agent, the Banks and the Issuing Banks to do so and in consideration thereof, each Borrower hereby indemnifies the Administrative Agent, the Banks and the Issuing Banks and holds each of them harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against the Administrative Agent, the Banks or the Issuing Banks by any Person arising from or incurred by reason of the handling of the financing arrangements of the Borrowers as provided herein, reliance by the Administrative Agent, the Banks or the Issuing Banks on any request or instruction from the Borrowing Agent or any other action taken by the Administrative Agent, the Banks or the Issuing Banks with respect to this Section 11.13.2 [Designation of Borrowing Agent, Etc.] except due to willful misconduct or gross negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).
11.14    Additional Waivers.
Each Loan Party hereby waives to the full extent permitted by Law any defense it may otherwise have to the payment and performance of the Obligations based on any contention that its liability hereunder and under the other Loan Documents is limited and not joint and several. Each Loan Party acknowledges and agrees that the foregoing waivers and those set forth below serve as a material inducement to the agreement of the Administrative Agent and the Banks to make the Loans, and that the Administrative Agent and the Banks are relying on each specific waiver and all such waivers in entering into this Agreement. Each Loan Party further agrees that:
(i)    the Administrative Agent and the Banks may do any of the following with notice to such Loan Party and without adversely affecting the validity or enforceability of this Agreement or the Obligations (or any portion thereof): (i) release, surrender, exchange, compromise or settle the Obligations or any portion thereof, with respect to any other Loan Party; (ii) change, renew or waive the terms of the Obligations, or any part thereof with respect to any other Loan Parties; (iii) change, renew or waive the terms of any of the Loan Documents or any other agreements relating to the Obligations, or any portion thereof, with respect to any other Loan Party; (iv) grant any extension or indulgence with respect to the payment or performance of the Obligations, or any portion thereof, with respect to any other Loan Party; (v) enter into any agreement of forbearance with respect to the Obligations, or any portion thereof, with respect to any other Loan Party; and (vi) release, surrender, exchange, impair or compromise any security of any other Loan Party held by the Administrative Agent or any Bank for the Obligations or any portion thereof. Each Loan Party agrees that the Administrative Agent and the Banks may do any of the above as the Administrative Agent and the Banks deem necessary or advisable, in the Administrative Agent's and the Banks' sole discretion, without giving notice to any other Loan Party, and that such Loan Party will remain liable for full payment and performance of the Obligations; and
(ii)    each Loan Party waives and agrees not to enforce any of the rights of the Administrative Agent or the Banks against any other Loan Party or any other obligor of the Obligations, or any portion thereof, unless and until all of the Obligations shall have been indefeasibly paid in full and the Borrowers' rights to borrow hereunder have terminated, including but not limited to any right of such Borrower to be subrogated in whole or in part to any right or claim of the Administrative Agent and the Banks with respect to the Obligations or any portion

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thereof. Each Loan Party hereby irrevocably agrees that following the occurrence of any Event of Default which has not been waived by the Administrative Agent or the Banks, such Loan Party shall not enforce any rights of contribution, indemnity or reimbursement from any other Loan Party on account of such Loan Party’s payment of the Obligations, or any portion thereof, unless and until Payment in Full. Each of the Loan Parties hereby waives any defenses based on suretyship or the like.
11.15    Joinder of Guarantors.
Any Subsidiary of the Parent which is required to join this Agreement as a Guarantor pursuant to Section 8.2.8 [Subsidiaries, Partnerships and Joint Ventures, etc.] and which has not yet done so shall execute and deliver to the Administrative Agent (i) a Guarantor Joinder in substantially the form attached hereto as Exhibit 1.1(G)(1) pursuant to which it shall join as a Guarantor each of the documents to which the Guarantors are parties; and (ii) documents in the forms described in Section 7.1 [First Loans] modified as appropriate to relate to such Subsidiary. The Loan Parties shall deliver such Guarantor Joinder and related documents to the Administrative Agent within ten (10) Business Days after the date of (a) the filing of such Subsidiary's articles of incorporation if the Subsidiary is a corporation, (b) the filing of its certificate of limited partnership if it is a limited partnership or (c) if it is an entity other than a limited partnership or corporation, its organization.
11.16    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Bank that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(i)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Bank that is an EEA Financial Institution; and
(ii)    the effects of any Bail-in Action on any such liability, including, if applicable:
(A)    a reduction in full or in part or cancellation of any such liability;
(B)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

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(C)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
11.17    Keepwell.
Each Qualified ECP Loan Party hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party in order for such Loan Party to honor its guaranty obligations under this Agreement, or other Loan Documents, in each case, in respect of Swap Obligations of a Loan Party (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 11.17 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 11.17, or otherwise under this Agreement or any Loan Document, as it relates to such other Loan Parties, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 11.17 shall remain in full force and effect until performance in full of all Bank-Provided Hedges entered into from time to time by any Loan Party prior to the date on which all Obligations are paid in full to the Banks, the Administrative Agent, and all of the Banks' Commitments are terminated. The Qualified ECP Loan Parties intend that this Section 11.17 constitutes, and this Section 11.17 shall be deemed to constitute, a "keepwell, support, or other agreement" for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
11.18    Bifurcation of Obligations.
The parties hereto acknowledge and agree that, notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, the Obligations of the Borrowers shall be joint and several in nature (unless such joint and several liability (i) shall result in adverse tax consequences to any Borrower or Domestic Subsidiary or (ii) is not permitted by any Law applicable to any Designated Borrower, in which either such case, the liability of such Designated Borrower shall be several in nature) regardless of which such Person actually receives Loans hereunder or the amount of such Loans received or the manner in which the Administrative Agent, Issuing Bank or any Bank accounts for such Loans on its books and records. Notwithstanding anything contained to the contrary herein or in any Loan Document, (A) no Foreign Designated Borrower shall be obligated with respect to any Obligations of the BLS, the Parent or of any Domestic Subsidiary, (B) the Obligations owed by a Foreign Designated Borrower shall be several and not joint with the Obligations of the Borrowers or of any Designated Borrower that is a Domestic Subsidiary and (C) no Foreign Designated Borrower shall be obligated as a guarantor with respect to the Obligations of BLS, the Parent or any Domestic Subsidiary.
11.19    Amendment and Restatement.
This Agreement amends and restates in its entirety the Existing Credit Agreement. All references to the "Agreement" contained in the Loan Documents delivered in connection with the Existing Credit Agreement or this Agreement shall, and shall be deemed to, refer to this Agreement. Notwithstanding the amendment and restatement of the Existing Credit Agreement by

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this Agreement, the Obligations of the Borrowers and the other Loan Parties outstanding under the Existing Credit Agreement and the Loan Documents as of the Closing Date shall remain outstanding and shall constitute continuing Obligations without novation. Such Obligations shall in all respects be continuing and this Agreement shall not be deemed to evidence or result in a novation or repayment and reborrowing of such Obligations.

[SIGNATURE PAGES FOLLOW]

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[SIGNATURE PAGE TO FIRST AMENDED AND RESTATED CREDIT AGREEMENT]
IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

BORROWERS:

ATTEST:	BIG LOTS STORES, INC.

By:	By:
Name:	Name:	Timothy A. Johnson
Title:	Title:	Executive Vice President, Chief Administrative Officer and Chief Financial Officer

ATTEST:	BIG LOTS, INC.

By:	By:
Name:	Name:	Timothy A. Johnson
Title:	Title:	Executive Vice President, Chief Financial Officer

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[SIGNATURE PAGE TO FIRST AMENDED AND RESTATED CREDIT AGREEMENT]

GUARANTORS:

ATTEST:
AVDC, INC.
Big Lots eCommerce LLC
BIG LOTS F&S, INC.
BLC LLC
CLOSEOUT DISTRIBUTION, INC.
C.S. ROSS COMPANY
CSC DISTRIBUTION, INC.
DURANT DC, LLC
GREAT BASIN LLC
MAC FRUGAL'S BARGAINS CLOSE-OUTS, INC.
PNS STORES, INC.
WEST COAST LIQUIDATORS, INC.

By:
Name:
Title:

By:
	Name:	Timothy A. Johnson
	Title:	Executive Vice President, Chief Administrative Officer and Chief Financial Officer

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[SIGNATURE PAGE TO FIRST AMENDED AND RESTATED CREDIT AGREEMENT]

WITNESS:	CONSOLIDATED PROPERTY HOLDINGS, INC.

By:
	Name:	Timothy A. Johnson
	Title:	President

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[SIGNATURE PAGE TO FIRST AMENDED AND RESTATED CREDIT AGREEMENT]

ADMINISTRATIVE AGENT, SYNDICATION AGENTS, CO-DOCUMENTATION AGENTS AND BANKS:

PNC BANK, NATIONAL ASSOCIATION, as a Bank and Administrative Agent

By:
Name:
Title:

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[SIGNATURE PAGE TO FIRST AMENDED AND RESTATED CREDIT AGREEMENT]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Bank and a Syndication Agent

By:
Name:
Title:

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[SIGNATURE PAGE TO FIRST AMENDED AND RESTATED CREDIT AGREEMENT]

U.S. BANK NATIONAL ASSOCIATION, as a Bank and a Syndication Agent

By:
Name:
Title:

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[SIGNATURE PAGE TO FIRST AMENDED AND RESTATED CREDIT AGREEMENT]

BRANCH BANKING AND TRUST COMPANY, as a Bank and a Syndication Agent

By:
Name:
Title:

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[SIGNATURE PAGE TO FIRST AMENDED AND RESTATED CREDIT AGREEMENT]

THE HUNTINGTON NATIONAL BANK, as a Bank and a Co-Documentation Agent

By:
Name:
Title:

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[SIGNATURE PAGE TO FIRST AMENDED AND RESTATED CREDIT AGREEMENT]

BANK OF AMERICA, N.A., as a Bank and a Co-Documentation Agent

By:
Name:
Title:

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[SIGNATURE PAGE TO FIRST AMENDED AND RESTATED CREDIT AGREEMENT]

FIFTH THIRD BANK, as a Bank and a Co-Documentation Agent

By:
Name:
Title:

219962390

[SIGNATURE PAGE TO FIRST AMENDED AND RESTATED CREDIT AGREEMENT]

MUFG BANK, LTD., as a Bank and a Co-Documentation Agent

By:
Name:
Title:

219962390

[SIGNATURE PAGE TO FIRST AMENDED AND RESTATED CREDIT AGREEMENT]

CAPITAL ONE, N.A., as a Bank

By:
Name:
Title:

219962390

[SIGNATURE PAGE TO FIRST AMENDED AND RESTATED CREDIT AGREEMENT]

CITIZENS BANK, N.A., as a Bank

By:
Name:
Title:

219962390

[SIGNATURE PAGE TO FIRST AMENDED AND RESTATED CREDIT AGREEMENT]

FIRST COMMONWEALTH BANK, as a Bank

By:
Name:
Title:

219962390

[SIGNATURE PAGE TO FIRST AMENDED AND RESTATED CREDIT AGREEMENT]

THE BANK OF NOVA SCOTIA, as a Bank

By:
Name:
Title:

219962390

[SIGNATURE PAGE TO FIRST AMENDED AND RESTATED CREDIT AGREEMENT]

BOKF, NATIONAL ASSOCIATION, as a Bank

By:
Name:
Title:

219962390

[SIGNATURE PAGE TO FIRST AMENDED AND RESTATED CREDIT AGREEMENT]

COMERICA BANK, as a Bank

By:
Name:
Title:

219962390

SCHEDULE 1.1(A)
PRICING GRID--
VARIABLE PRICING AND FEES BASED ON DEBT RATING

Level	Debt Rating	Base Rate Margin	LIBOR Rate Margin	Commitment Fee Percentage	Commercial Letter of Credit Fee Percentage	Standby Letter of Credit Fee Percentage
I	BBB+ or Baa1 or above	0.000%	1.000%	0.100%	0.500%	1.000%
II	BBB or Baa2	0.125%	1.125%	0.125%	0.5625%	1.125%
III	BBB- or Baa3	0.375%	1.375%	0.150%	0.6875%	1.375%
IV	BB+ or Ba1	0.500%	1.500%	0.200%	0.7500%	1.500%
V	Lower than Level IV	0.750%	1.750%	0.250%	0.875%	1.750%

For purposes of determining the Applicable Margin, the Applicable Commitment Fee Percentage, the Applicable Commercial Letter of Credit Fee Percentage and the Applicable Standby Letter of Credit Fee Percentage:

(a)    The Applicable Margin, the Applicable Commitment Fee Percentage, the Applicable Commercial Letter of Credit Fee Percentage and the Applicable Standby Letter of Credit Fee Percentage shall be computed based on the applicable Debt Ratings then in effect.

(b)    If a difference exists in the Debt Ratings of Moody's and Standard & Poor's and the difference is only one level (for example if Moody's is Level III and Standard & Poor's is Level II), the higher of such Debt Ratings (Standard & Poor's in the example in the preceding parenthetical - Level II) will determine the relevant pricing level.

(c)    If a difference exists in the Debt Ratings of Moody's and Standard & Poor's and the difference is two or more levels (for example if Moody's is Level IV and Standard & Poor's is Level II), the level which corresponds to the Debt Rating which is one level immediately above the lower of such Debt Ratings (Level III in the example in the preceding parenthetical) will determine the relevant pricing level.

(d)    If only one rating agency provides a Debt Rating, that Debt Rating is the only applicable Debt Rating.

Schedule 1.1(A)	1
219962390

(e)    If neither Moody’s nor Standard & Poor provides a Debt Rating, Level V shall apply.

(f)    Any increase or decrease in the Applicable Margin, the Applicable Commitment Fee Percentage, the Applicable Commercial Letter of Credit Fee Percentage and the Applicable Standby Letter of Credit Fee Percentage shall become effective as of the date on which the applicable rating agency announces its change in the Debt Rating requiring such an increase or decrease.

Schedule 1.1(A)	2
219962390

SCHEDULE 1.1(B)
COMMITMENTS OF BANKS AND ADDRESSES FOR NOTICES

SCHEDULE 1.1(B)
COMMITMENTS OF BANKS AND ADDRESSES FOR NOTICES

Part 2 - Addresses for Notices to Borrowers and Guarantors:

ADMINISTRATIVE AGENT

Name:	PNC Bank, National Association
Address:	155 Broad Street, 7th Floor
Columbus, OH 43215
Attention:	Douglas H. Klamfoth, Senior Vice President
Telephone:	(614) 463-7282
Telecopy:	(614) 463-6770

With a Copy To:

PNC Agency Services, PNC Bank, National Association
Address:	500 First Avenue
Pittsburgh, PA 15219
Attention:	Agency Services, Brian Hays
Telephone:	412 762 0915
Telecopy:	412 762 8672

Schedule 1.1(B)	3
219962390

LOAN PARTIES:

Address:	4900 E. Dublin-Granville Road, Columbus, 43081

Attention:	Paul Schroeder, SVP, Controller & Treasurer

Email:	pschroed@biglots.com

Telephone:	(614) 278-6815

Schedule 1.1(B)	4
219962390

SCHEDULE 1.1(B)
COMMITMENTS OF BANKS AND ADDRESSES FOR NOTICES

Part 1 - Commitments of Banks and Addresses for Notices to Banks

Name of Banks and Addresses for Notices	Amount of Commitment for Revolving Credit Loans	Ratable Share	Total Commitment
Bank: PNC Bank, National Association Address: 155 Broad Street, 7th Floor Columbus, OH 43215 Attention: Douglas H. Klamfoth Email: douglas.klamfoth@pnc.com Telephone: (614) 463-7282 Facsimile: (614) 463-6770	$77,500,000.00	11.071428571%	$77,500,000.00
Bank: Wells Fargo Bank, National Association Address: 230 West Monroe Street Suite 2900, 18th Floor Chicago, IL 60606 Attention: Steve Buehler Email: s.buehler@wellsfargo.com Telephone: (312) 845-4220 Facsimile: (312) 553-4783	$77,500,000.00	11.071428571%	$77,500,000.00

219962390

Name of Banks and Addresses for Notices	Amount of Commitment for Revolving Credit Loans	Ratable Share	Total Commitment
Bank: U.S. Bank, National Association Address: US Bank Tower 425 Walnut Street Cincinnati, OH 45202 Attention: Frances Josephic Email: Frances.josephic@usbank.com Telephone: (513) 762-8973 Facsimile: (513) 632-2068	$77,500,000.00	11.071428571%	$77,500,000.00
Bank: Branch Banking and Trust Company Address: 200 West 2nd Street 16th Floor Winston Salem, NC 27101 Attention: Roberts Bass Email: rbass@bbandt.com Telephone: (336) 733-2734 Facsimile: (336) 733-2740	$77,500,000.00	11.071428571%	$77,500,000.00
Bank: The Huntington National Bank Address: 41 S. High Street Columbus, OH 43215 Attention: Dan Swanson Email: dan.swanson@huntington.com Telephone: (614) 480-3534 Facsimile: (877) 274-8593	$60,000,000.00	8.571428571%	$60,000,000.00

Exhibit 5.9.7(D)	2
219962390

Name of Banks and Addresses for Notices	Amount of Commitment for Revolving Credit Loans	Ratable Share	Total Commitment
Bank: Bank of America, N.A. Address: Gateway Village – 800 Building 800 W. Trade Street Charlotte, NC 28255 Attention: Marissa (Penny) Crisp Email: Marissa.crisp@baml.com Telephone: (980) 386-4107 Facsimile: (704) 683-9335	$60,000,000.00	8.571428571%	$60,000,000.00
Bank: Fifth Third Bank Address: 38 Fountain Square Plaza MD # 109046 Cincinnati, OH 45263 Attention: Michael Schaltz Email: Michael.Schaltz@53.com Telephone: (513) 534-5832 Facsimile: (513) 534-7098	$60,000,000.00	8.571428571%	$60,000,000.00
Bank: MUFG Bank, Ltd. Address: 1251 Avenue of the Americas New York, NY 10020-1104 Attention: Megan Webster Email: mwebster@us.mufg.jp Telephone: (213) 236-7517 Facsimile: (213) 236-4027	$60,000,000.00	8.571428571%	$60,000,000.00

Exhibit 5.9.7(D)	3
219962390

Name of Banks and Addresses for Notices	Amount of Commitment for Revolving Credit Loans	Ratable Share	Total Commitment
Bank: Capital One, N.A. Address: 201 St. Charles Avenue 29th Floor New Orleans, LA 70170 Attention: Gina M. Monette Email: Gina.monette@capitalonebank.com Telephone: (504) 533-3044 Facsimile: (504) 533-5344	$50,000,000.00	7.142857143%	$50,000,000.00
Bank: Citizens Bank, N.A. Address: 525 William Penn Place Pittsburgh, PA 15219 Attention: Debra McAllonis Email: Debra.mcallonis@citizensbank.com Telephone: (412) 867-2421 Facsimile: (412) 552-6307	$25,000,000.00	3.571428571%	$25,000,000.00
Bank: First Commonwealth Bank Address: 437 Grant Street Suite 1600 Pittsburgh, PA 15219 Attention: Stephen J. Orban Email: sorban@fcbanking.com Telephone: (412) 690-2212 Facsimile: (412) 690-2206	$25,000,000.00	3.571428571%	$25,000,000.00

Exhibit 5.9.7(D)	4
219962390

Name of Banks and Addresses for Notices	Amount of Commitment for Revolving Credit Loans	Ratable Share	Total Commitment
Bank: The Bank of Nova Scotia Address: 40 King Street 55th Floor Toronto, Ontario, Canada M5H1H1 Attention: Rafael Tobon Email: Rafael.tobon@scotiabank.com Telephone: (416) 865-6305 Facsimile: (416) 350-1133	$20,000,000.00	2.857142857%	$20,000,000.00
Bank: BOKF, National Association Address: One Williams Center 8th Floor Tulsa, OK 74172 Attention: Jane Faulkenberry Email: jfaulkenberry@bokf.com Telephone: (918) 588-6272 Facsimile: (918) 295-0400	$15,000,000.00	2.142857143%	$15,000,000.00
Bank: Comerica Bank Address: 3551 Hamlin Auburn Hills, MI 48326 Attention: Brandon Welling Email: bdwelling@comerica.com Telephone: (248) 371-6477 Facsimile: (248) 371-6617	$15,000,000.00	2.142857143%	$15,000,000.00
TOTAL	$700,000,000.00	100.000000000%	$700,000,000.00

Exhibit 5.9.7(D)	5
219962390